EXHIBIT 10.17

EXECUTION VERSION
Revolving Loan Number: 12503DAN8
Term Loan Number: 12503DAN8

CREDIT AGREEMENT

Dated as of January 30, 2019

by and among

CBL & ASSOCIATES LIMITED PARTNERSHIP,
as Borrower,

CBL & ASSOCIATES PROPERTIES, INC.,
as Parent, solely for the limited purposes set forth in Section 13.22.,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6.,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agent

and

CITIZENS BANK, N.A., PNC BANK, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A. and REGIONS BANK,
as Documentation Agents

WELLS FARGO SECURITIES, LLC,
U.S. BANK NATIONAL ASSOCIATION,
CITIZENS BANK, N.A., PNC CAPITAL MARKETS LLC,
JPMORGAN CHASE BANK, N.A. and REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Book Runners

EXHIBIT K	Form of Disbursement Instruction Agreement
EXHIBIT L	Form of Compliance Certificate
EXHIBIT M	Forms of U.S. Tax Compliance Certificates
EXHIBIT N	Form of Property Management Contract Assignment

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THIS CREDIT AGREEMENT (this “Agreement”) dated as of January 30, 2019 by and among CBL & ASSOCIATES LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), CBL & ASSOCIATES PROPERTIES, INC., a corporation organized under the laws of the State of Delaware (the “Parent”), joining in the execution of this Agreement solely for the limited purposes set forth in Section 13.22., each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6. (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”) and CITIZENS BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A. and REGIONS BANK, each as Documentation Agent (each, a “Documentation Agent”).
WHEREAS, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders desire to make available to the Borrower credit facilities in the initial aggregate amount of $1,185,000,000, which will include a $500,000,000 term loan facility and a $685,000,000 revolving credit facility with a $50,000,000 swingline subfacility and a $50,000,000 letter of credit subfacility, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
Article I. Definitions

Section 1.1.	Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“105% Key Properties” means, collectively, each Property designated on Schedule 1.1.(a) as a “105% Key Property”, as such Schedule may be amended, restated, supplemented or otherwise modified from time to time by the Borrower with the prior written approval of the Administrative Agent and the Requisite Lenders.
“120% Key Properties” means, collectively, each Property designated on Schedule 1.1.(a) as a “120% Key Property”, as such Schedule may be amended, restated, supplemented or otherwise modified from time to time by the Borrower with the prior written approval of the Administrative Agent and the Requisite Lenders.
“AAA” has the meaning given that term in Section 13.5.(e)(ii).
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given that term in Section 5.1.(b).
“Adjusted Allocated Loan Amount” means, with respect to any Property, the greatest of:

(a)
(i) with respect to any 105% Key Property, 105% of the Allocated Loan Amount with respect to such Property and (ii) with respect to any 120% Key Property, 120% of the Allocated Loan Amount with respect to such Property;

(b)	an amount equal to the Debt Yield Maintenance Payment Amount with respect to such Property; and

(c)	85% of the Net Cash Proceeds received by the Borrower, any Guarantor or any other Subsidiary of the Borrower from the sale, transfer or other disposition of such Property.
“Adjusted Borrowing Base NOI” means, as of any date of determination, an amount equal to:

(a)	the aggregate NOI from Approved Leases of Borrowing Base Properties for the most recently completed four full fiscal quarters, plus

(b)	without duplication of amounts in clause (a) above, Qualifying Lease NOI for the most recently completed four fiscal quarters, minus

(c)	the Reserve for Replacements for all Borrowing Base Properties as of such date of determination, minus

(d)	lease termination fees for the most recently completed four full fiscal quarters.
To the extent that a Borrowing Base Property has not been owned for the past full four fiscal quarters, the NOI attributable to such Property will be annualized.
“Administrative Agent” means Wells Fargo, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means an Affiliate of the Borrower. In no event shall the Administrative Agent, any Issuing Bank or any Lender be deemed to be an Affiliate of the Borrower, the Parent or any other Loan Party.
“Aggregate Facilities Amount” means, as of any date of determination, the sum of the aggregate Revolving Commitments as of such date and the aggregate Term Loan Commitments as of such date (or, if the Term Loan Commitments have been reduced to zero, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding as of such date).
“Aggregate Outstanding Balance” means, as of any date of determination, the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and all Reimbursement Obligations and all other Letter of Credit Liabilities as of such date.
“Agreement Date” means the date as of which this Agreement is dated.
“Allocated Loan Amount” means (a) with respect to each of the Key Properties set forth on Schedule 1.1.(a) on the Effective Date, the amount set forth opposite the name of such Property on Schedule 1.1.(a) and (b) with respect to any Key Property added as a Borrowing Base Property after the

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Effective Date, an amount reasonably determined by the Arrangers in their sole discretion in consultation with the Borrower.
“Amortized Property Release” means, as of any date of determination, all Properties that have been released in accordance with Section 4.2.(a) and in respect of which such Property Release shall have been designated in the notice delivered by the Borrower pursuant to Section 4.2.(a) to be an “Amortized Property Release”.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including, without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.
“Applicable Loan Party” has the meaning given that term in Section 7.1.(cc)(ix).
“Applicable Margin” means a per annum rate equal to, (a) with respect to LIBOR Loans, 2.250% and (b) with respect to Base Rate Loans, 1.250%.
“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including, without limitation, FIRREA, and determining both the “as is” market value of such Property as between a willing buyer and a willing seller and the “stabilized value” of such Property.
“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Appraisal of such Property.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Approved Lease” means a lease affecting any Property that is (a) approved or deemed approved prior to the Effective Date (provided that, subject to delivery of each of the items set forth on Schedule 4.1.(b), leases existing as of the Effective Date shall be deemed to be approved), or (b) executed following the Effective Date that is approved by the Administrative Agent as to: (i) form (provided that forms of leases provided by tenants of nationally recognized good standing shall be reasonably acceptable to the Administrative Agent) and content, (ii) creditworthiness of tenant, and (iii) economic terms, which generally shall not be materially less favorable than then-current market lease terms (including, but not limited to, term, net effective rent, expense recovery and tenant improvement/concession package) (provided that, any lease executed after the Effective Date having net rental square footage less than 50,000

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square feet that meets the criteria set forth in clause (iii) above and is issued on the Borrower’s standard form of lease, or on a form provided by tenants of nationally recognized good standing, shall be deemed to be approved). In the event an Approved Lease ceases to be an Approved Lease, then the Adjusted Borrowing Base NOI will be re-calculated without the income from such lease.
“Arbitration Rules” has the meaning given that term in Section 13.5.(e)(ii).
“Arrangers” means each of Wells Fargo Securities, LLC, U.S. Bank, Citizens Bank, N.A., PNC Capital Markets, LLC, JPMorgan Chase Bank, N.A. and Regions Capital Markets, in such capacity, together with their respective successors and assigns.
“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code of 1978.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0% (subject to the interest rate floors set forth in the definition of “LIBOR”). Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).
“Base Rate Loan” means a Revolving Loan, Swingline Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

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“Bookrunners” means each of Wells Fargo Securities, LLC and U.S. Bank, in such capacity, together with their respective successors and assigns.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrowing Base Properties” means, collectively, (a) each Property set forth on Schedule 4.1.(a) as of the Effective Date (each, an “Initial Borrowing Base Property”) and (b) each other Property added as a Borrowing Base Property from time to time pursuant to Section 4.1. A Property shall cease to be a Borrowing Base Property if at any time such Property shall cease to be an Eligible Property, unless otherwise agreed in writing by the Requisite Lenders.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of the Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one (1) year from the date acquired; (b) certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one (1) year from the date acquired; and (e) investments in

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money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Cash Trap Trigger Event” has the meaning given that term in Section 4.4.
“Casualty/Condemnation Event” has the meaning given that term in Section 8.5.
“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document or Specified Derivatives Contract to which it is a party, and includes, without limitation, all “Property,” “Leases,” “Rents” and “Collateral” (or other similar term) under and as defined in the Collateral Agreement, the Pledge Agreement, any Security Deed, all “Management Agreements” (or other similar term) as defined in any Property Management Contract Assignment, and all other property subject to a Lien created by a Security Document.
“Collateral Agreement” means that certain Collateral Agreement, dated as of the date hereof, by and among the Borrower, the Subsidiary Grantors (other than the Limited Grantors) and the Administrative Agent.
“Collateral Joinder Agreement” means a joinder agreement to the Collateral Agreement executed and delivered by an “Additional Grantor” (as defined in the Collateral Agreement) pursuant to Section 7.17 of the Collateral Agreement.
“Commitment” means, as to a Lender, such Lender’s Revolving Commitment or such Lender’s Term Loan Commitment, as the context may require.
“Commitment Reduction Notice” has the meaning given that term in Section 2.13.
“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. § 1 et seq.
“Compliance Certificate” has the meaning given that term in Section 9.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

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“Credit Rating” means, with respect to any Person, the rating assigned by a Rating Agency to the senior, unsecured, non-credit enhanced long term Indebtedness of such Person.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Debt Yield Maintenance Payment Amount” has the meaning given that term in the definition of Post-Release Minimum Debt Yield Ratio (Total Commitments).
“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

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“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of eighty-five percent (85%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least fifteen (15) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least eighty-five percent (85%).
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K to be executed and delivered by the Borrower pursuant to Section 2.17., as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Discretionary Appraisal” has the meaning given that term in Section 4.3.(d).
“Disputes” has the meaning given that term in Section 13.5.(e)(i).
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollars” or “$” means the lawful currency of the United States of America.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in accordance with the provisions of Section 13.7.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.6.(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.6.(b)(iii)).
“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Property is wholly owned in fee simple (or with the consent of the Requisite Lenders, leased under a Ground Lease) by the Borrower or a Subsidiary Grantor; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) neither such Property, nor any interest of the Borrower or any Subsidiary therein, nor, if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term) or (ii) any Negative Pledge; (d) regardless of whether such Property is owned (or with the consent of the Requisite Lenders, leased under a Ground Lease) by the Borrower or a Subsidiary Grantor, the Borrower has the right directly, or indirectly through a Subsidiary Grantor, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary Grantor, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) to the Borrower’s knowledge, such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (f) if (i) such Property is leased by the Borrower or a Subsidiary Grantor pursuant to a Ground Lease, (ii) the lessor’s interest in such Property is subject to a Mortgage and (iii) such Ground Lease is subordinate to such Mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower or Subsidiary Grantor, as the case may be, under such Ground Lease; and (g) such Property is either a 105% Key Property or a 120% Key Property.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or

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any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Insurance Policy” means that certain insurance policy titled “Pollution Legal Liability Strict”, dated as of June 28, 2012 (which terminates on June 28, 2022), and issued by AIG Specialty Insurance Company in favor of the Borrower.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, transport, treatment, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan; (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within

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the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Exchange Act” has the meaning given that term in Section 11.1.(l)(i).
“Excluded Subsidiary” means (a) any Subsidiary of the Borrower that (x) (i) holds title to assets that are or are to become collateral for any Secured Indebtedness (other than the Guaranteed Obligations) of such Subsidiary or (ii) owns, directly or indirectly, any Equity Interests in a Subsidiary or Unconsolidated Affiliate holding title to assets that are or are to become collateral for any Secured Indebtedness (other than the Guaranteed Obligations) of such Subsidiary or Unconsolidated Affiliate and (y) in the case of any such Subsidiary under clause (a)(x)(ii), (1) is prohibited from Guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents, which was included in such Subsidiary’s organizational documents as a condition to the incurrence of such Secured Indebtedness and (2) does not own any Specified Equity Interests, (b) any Subsidiary of the Borrower (other than a Wholly Owned Subsidiary of the Borrower) that is prohibited from Guaranteeing the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents as in effect as of the Agreement Date and (c) the Management Company and any of its Wholly Owned Subsidiaries.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the

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benefit of the applicable Loan Party, including under any applicable provision of the Guaranty or the Parent Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing 2013 Term Loan Agreement” means that certain Term Loan Agreement, dated as of July 30, 2013, by and among the Borrower, the Parent, the lenders parties thereto from time to time and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified).
“Existing 2015 Term Loan Agreement” means that certain Term Loan Agreement, dated as of October 16, 2015, by and among the Borrower, the Parent, the lenders parties thereto from time to time and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified).
“Existing Credit Agreements” means, individually and collectively, each of the Existing Fourth Amended Agreement, the Existing Ninth Amended Agreement, the Existing 2013 Term Loan Agreement, the Existing 2015 Term Loan Agreement and the Existing First Tennessee Agreement.
“Existing First Tennessee Agreement” means that certain Amended and Restated Loan Agreement, dated September 29, 2017, by and among the Borrower, the Parent, the lenders parties thereto from time to time and First Tennessee, as administrative agent (as amended, restated, supplemented or otherwise modified).
“Existing Fourth Amended Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Borrower, the Parent, the lenders parties thereto from time to time and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified).
“Existing Letters of Credit” means the Letters of Credit heretofore issued pursuant to any Existing Credit Agreement and described on Schedule 2.3.
“Existing Ninth Amended Agreement” means that certain Ninth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Borrower, the Parent, the lenders parties thereto from time to time and Wells Fargo, as administrative agent (as amended, restated, supplemented or otherwise modified).

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“Extended Letter of Credit” has the meaning given that term in Section 2.3.(b).
“Facility” means the Revolving Facility or the Term Loan Facility, as the context may require.
“Fair Market Value” means, with respect to any Property, the price as determined by Appraisal.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means, collectively, (i) that certain fee letter dated as of January 16, 2019, by and among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC, (ii) that certain fee letter dated as of November 19, 2018, by and among the Borrower, Regions Bank and Regions Capital Markets, (iii) that certain fee letter dated as of December 7, 2018, by and among the Borrower, PNC Bank, National Association and PNC Capital Markets LLC, and (iv) that certain fee letter dated as of November 2018, by and between the Borrower and U.S Bank National Association.
“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989.
“First Tennessee” means First Tennessee Bank, National Association and its successors.
“Fitch” means Fitch Ratings, a majority-owned Subsidiary of Fimalac, S.A. and its successors.
“Flood Laws” has the meaning assigned to such term in Section 12.13.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any

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Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” means, with respect to a Person and for a given period, net income (computed in accordance with GAAP), excluding gains (or losses) on sales of operating properties, plus depreciation, amortization, and after adjustments for unconsolidated partnerships, joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the definition of “Funds From Operations” as set forth in the Parent’s Form 10-Q for the third quarter of Fiscal Year 2018 as filed with the SEC, as such definition may be modified with the prior approval of Requisite Lenders.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“General Partner” means CBL Holdings I, Inc., a Delaware corporation, and a Wholly Owned Subsidiary of the Parent and the sole general partner of the Borrower, and shall include the General Partner’s successors and permitted assigns.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over any of the parties to this Agreement, or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease containing the following terms and conditions: (a) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (b) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (c) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (d) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

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“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).
“Guarantors” means, individually and collectively, as the context shall require, the Parent and the Subsidiary Guarantors.
“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of non-performance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean each guaranty executed and delivered pursuant to Section 6.1. or 8.14. and substantially in the form of Exhibit B.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Incremental Term Loan” has the meaning given that term in Section 2.18.(a).
“Incremental Term Loan Amendment” has the meaning given that term in Section 2.18.(d).
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance), (ii) evidenced by bonds, debentures, notes or similar instruments (but only to the extent such debt is not otherwise included in Indebtedness), or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement

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obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against then existing Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any other Person to the extent of such Person’s Ownership Share of such other Person (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnifiable Amounts” has the meaning given that term in Section 12.6.
“Indemnified Costs” has the meaning given that term in Section 13.10.(a).
“Indemnified Party” has the meaning given that term in Section 13.10.(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnity Proceeding” has the meaning given that term in Section 13.10.(a).
“Information Materials” has the meaning given that term in Section 9.6.
“Initial Borrowing Base Property” has the meaning given that term in the definition of “Borrowing Base Properties”.
“Intellectual Property” has the meaning given that term in Section 7.1.(s).
“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last

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Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the applicable Maturity Date, such Interest Period shall end on such Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“ISP” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Bank” means each of Wells Fargo, U.S. Bank and First Tennessee, in such capacity, together with their respective successors and assigns, or, after written notice to the Borrower, any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.3.
“JV” has the meaning given that term in the definition of the term “Total Asset Value”.
“Key Properties” means, collectively, the 105% Key Properties and the 120% Key Properties.
“Key Properties Release Event” has the meaning given that term in Section 4.2.(a)(ii).
“L/C Commitment Amount” has the meaning given to that term in Section 2.3.(a).
“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes each Swingline Lender; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall not include any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent

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from time to time pursuant to Section 12.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.3.(a).
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the Revolving Lenders, and under the sole dominion and control of the Administrative Agent.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Revolving Lender (other than any Lender then acting as an Issuing Bank with respect to the applicable Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3. in the related Letter of Credit, and such Lender then acting as such Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Lender then acting as such Issuing Bank) of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 5.2.(b), with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company (or a comparable or successor quoting service approved by the Administrative Agent) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Eurodollar Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the Eurodollar Reserve Percentage shall result in a change in LIBOR on the date on which such change in such Eurodollar Reserve Percentage becomes effective. If LIBOR determined as provided above (including, without

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limitation, any Replacement Rate with respect thereto) would be less than zero, LIBOR shall be deemed to be zero for purposes of this Agreement. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. To the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith (with the consent of the Borrower, which shall not be unreasonably withheld, conditioned or delayed), the approved rate shall be applied to the then applicable Interest Period in a manner consistent with market practice as reasonably determined by the Administrative Agent; provided that if such market practice is reasonably determined by the Administrative Agent not to be administratively feasible, such approved rate shall be applied in a manner reasonably determined by the Administrative Agent (with the consent of the Borrower, which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.2.(b), in the event that a Replacement Rate with respect to LIBOR is implemented, then all references herein and in any other Loan Document to LIBOR shall be deemed references to such Replacement Rate.
“LIBOR Loan” means a Revolving Loan or Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.
“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Limited Grantors” means, collectively, the Borrower, Mortgage Holdings, LLC, a Delaware limited liability company, and Madison Joint Venture.
“Limited Subsidiary” means any Subsidiary of the Parent that, directly or indirectly, owns (a) any Equity Interest in any Loan Party or (b) any Specified Equity Interests.
“Loan” means a Revolving Loan, a Term Loan or a Swingline Loan.
“Loan Document” means this Agreement, each Note, the Parent Guaranty, each Letter of Credit Document, each Guaranty, the Collateral Agreement, the Pledge Agreement, each other Security

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Document, the Fee Letters and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).
“Loan Party” means each of the Borrower, each Guarantor, the General Partner and each other Person who guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations. Part I of Schedule 7.1.(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date. For purposes of clarity, (x) any Person which is a Loan Party solely by virtue of having Guaranteed all or a portion of the Obligations shall cease to be a Loan Party upon the release of such Person from all of its obligations under such Guaranty and (y) any Person which is a Loan Party solely by virtue of having Guaranteed all or a portion of the Obligations and having pledged any Collateral to secure all or a portion of the Obligations shall cease to be a Loan Party upon the release of such Person from all of its obligations under such Guaranty and under the Security Documents.
“Madison Joint Venture” means Madison Joint Venture, LLC, a limited liability company organized under the laws of the State of Wisconsin and a Wholly Owned Subsidiary of the Borrower.
“Management Company” means CBL & Associates Management, Inc., a Delaware corporation, a Wholly Owned Subsidiary of the Borrower, or any other Wholly Owned Subsidiary of the Borrower that succeeds to the obligations of CBL & Associates Management, Inc. to manage the Properties, together with its successors and permitted assigns.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests, or, at the election of the Borrower, in exchange for cash); in each case, on or prior to the latest Maturity Date.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower and its Subsidiaries, or the Parent and its Subsidiaries, in either case taken as a whole, (b) the ability of the Borrower, any other Loan Party or the Parent to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations or (f) the Collateral taken as a whole, the Liens securing the Guaranteed Obligations or the priority of any such Lien.
“Material Contract” means (a) each Property Management Agreement, if any, with respect to a Borrowing Base Property and (b) any contract or other arrangement relating to a Property (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” has the meaning given that term in Section 11.1.(d)(i).

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“Maturity Date” means the Revolving Termination Date or the Term Loan Maturity Date, as the context may require.
“Minimum Debt Yield Ratio (Total Commitments)” means, as of any date of determination, the ratio, expressed as a percentage, of (a) the Adjusted Borrowing Base NOI (i) with respect to any calculation on the Closing Date, as set forth on the Compliance Certificate delivered pursuant to Section 6.1.(a)(xvi) and (ii) thereafter, as of the last day of the most recently completed fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.1. or 9.2., as applicable, to (b) the Aggregate Facilities Amount as of such date.
“Minimum Debt Yield Ratio (Outstandings)” means, as of any date of determination, the ratio, expressed as a percentage, of (a) the Adjusted Borrowing Base NOI (i) with respect to any calculation on the Closing Date, as set forth on the Compliance Certificate delivered pursuant to Section 6.1.(a)(xvi) and (ii) thereafter, as of the last day of the most recently completed fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.1. or 9.2., as applicable, to (b) the Aggregate Outstanding Balance as of such date.
“MIRE Event” means, any increase, extension or renewal of any of the Commitments or Loans (including any incremental credit facilities pursuant to Section 2.18. or otherwise, but excluding (i) any continuation or conversion of Loans, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.
“Mortgage Receivable” means Indebtedness secured by Mortgages in favor of the Borrower or any Subsidiary.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five (5) year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Cash Proceeds” means, with respect to any sale, transfer or other disposition of a Property, the gross proceeds received by any Loan Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated

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taxes exceed the amount of actual taxes required to be paid in cash in respect of such sale, transfer or other disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such sale, transfer or other disposition and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the property (or a portion thereof) disposed of that is pari passu to or senior in ranking to the Liens on such asset created by the Loan Documents, which Indebtedness is required to be repaid in connection with such transaction or event.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods):

(a)
rents and other revenues recognized in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance, but excluding (i) pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent, (ii) any amounts related to the amortization of above and below market rents, and (iii) without duplication of any adjustments in accordance with GAAP to account for the same as a bad debt expense, rents received from tenants who are subject to insolvency or bankruptcy proceeding (unless any such lease has been fully and finally authorized by a court of competent jurisdiction overseeing such insolvency or bankruptcy proceedings)) determined in accordance with GAAP, minus

(b)
all expenses determined in accordance with GAAP (excluding interest) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent and its Subsidiaries and any property management fees), minus

(c)	an imputed management fee in the amount of three percent (3%) of the aggregate base rents and percentage rents received for such Property for such period.
In calculating rents, the effects, if any, of “straight lining” of rents shall be eliminated.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.7. and (b) has been approved by the Requisite Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Note” means a Revolving Note, a Term Note or a Swingline Note.

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“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to any Swingline Lender pursuant to Section 2.4.(b) evidencing the Borrower’s request for a Swingline Loan.
“Obligations” means, individually and collectively, without duplication: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and including any interest and fees that accrue following the commencement of a proceeding by or against any Loan Party under a Debtor Relief Law. For the avoidance of doubt, “Obligations” shall not include any existing or future payment or other obligations owing by any Loan Party under any Specified Derivatives Contract.
“Occupancy Rate” means the ratio, expressed as a percentage, of (a) the net rentable owned square footage of such Property actually occupied by tenants that are not affiliated with the Borrower and paying rent, to (b) the aggregate owned net rentable square footage of such Property. For a Property that is a mall, the calculation of the ratio shall include only those spaces that are less than 20,000 square feet and located within the ring road of such mall. For all Properties, units that are occupied by a license/branding tenant with a total term (including renewals and relocations) of less than 90 days are treated as vacant for purposes of calculating the ratio.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the SEC.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.).
“Owner’s Policy” has the meaning given that term in Schedule 4.1.(b)(3).
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4.(k), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation or formation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.
“Parent Guaranty” means the Parent Guaranty executed and delivered by the Parent in favor of the Administrative Agent and the other Lender Parties and substantially in the form of Exhibit G.
“Parent Voting Stock” has the meaning given that term in Section 11.1.(l)(i).
“Participant” has the meaning given that term in Section 13.6.(d).
“Participant Register” has the meaning given that term in Section 13.6.(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), which, in each case, are not at the time required to be paid or discharged under Section 8.6., (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6.; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation,

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unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties; (g) Liens in existence on the Agreement Date and set forth in Schedule 1.1.(b) hereto, which shall be reasonably acceptable to the Administrative Agent and (h) Liens set forth in the Title Policies obtained by the Administrative Agent (to the extent subject to acceptable insurance coverage thereunder).
“Permitted Unimproved Land Contribution” means the contribution of the Borrower or any Subsidiary Grantor of a portion of any Property constituting Unimproved Land to a joint venture in which the Borrower or any Affiliate thereof is a partner.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by and among the Borrower, the Limited Grantors and the Administrative Agent.
“Pledge Joinder Agreement” means a supplemental agreement to the Pledge Agreement executed and delivered by an additional Pledgor pursuant to Section 27 of the Pledge Agreement.
“Post-Default Rate” means, (a) in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional five percent (5%) per annum and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus five percent (5%) per annum.
“Post-Foreclosure Plan” has the meaning given that term in Section 12.12.
“Post-Release Minimum Debt Yield Ratio (Total Commitments)” means, with respect to the calculation of the Debt Yield Maintenance Payment Amount for any Property proposed to be subject to a Property Release, as of any date of determination, the ratio, expressed as a percentage of:

(a)
the sum of (i) the Adjusted Borrowing Base NOI as of the last day of the most recently completed fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.1. or 9.2. minus (ii) the Adjusted Borrowing Base NOI attributable to such Property as of the last day of such fiscal quarter, to

(b)
the sum of (i) the Aggregate Facilities Amount in effect immediately prior to such proposed Property Release minus (ii) an amount equal to the aggregate reduction of the Aggregate Facilities Amount in clause (i) sufficient to cause the Post-Release Minimum Debt Yield

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Ratio (Total Commitments) with respect to such Property as of the date of such proposed Property Release to be greater than or equal to the greater of (a) the Minimum Debt Yield Ratio (Total Commitments) as of the end of the fiscal quarter ending immediately prior to such Property Release and (b) 12.25% (such amount under this clause (ii) being the “Debt Yield Maintenance Payment Amount” with respect to such Property).
“Preferred Stock” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Administrative Agent located at 600 South 4th St., 9th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Principals” means (a) Charles B. Lebovitz, Stephen Lebovitz, Michael Lebovitz, Alan Lebovitz and/or Farzana Khaleel (b) any of such individual’s immediate family members consisting of his spouse and his lineal descendants (whether natural or adopted), (c) a trust, partnership or other similar entity of which any of the Persons identified in either of the immediately preceding clauses (a) or (b) are the sole beneficiaries of all of the interest therein, and (d) any Subsidiary of any of the Persons identified in any of the immediately preceding clauses (a) through (c), so long as any of the individuals identified in the immediately preceding clause (a) owns or controls at least ten percent (10%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency).
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the amount of such Lender’s Revolving Commitment plus (ii) the amount of such Lender’s outstanding Term Loans to (b) (i) the aggregate amount of the Revolving Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Term Loans, Swingline Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Commitments have been terminated or reduced to zero and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding. For purposes of Section 3.9.(b) when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitments, Loans and Letter of Credit Liabilities shall be disregarded in the calculation of Pro Rata Share. For purposes of this definition, a Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

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“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Property Management Agreements” means, collectively, all agreements entered into by the Borrower, any other Loan Party or any Subsidiary pursuant to which the Borrower, such other Loan Party or such Subsidiary engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property.
“Property Management Contract Assignment” means an Assignment and Subordination of Management Agreement executed by the Borrower or any other Loan Party in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, substantially in the form of Exhibit N or otherwise in form and substance reasonably satisfactory to the Administrative Agent. Such document may, at the Administrative Agent’s election, constitute a subordination of a Property Management Agreement, rather than an assignment thereof.
“Property Release” has the meaning given that term in Section 4.2.(a).
“Protective Advance” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower or any other Loan Party fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 13.2.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Money Advances” means Indebtedness in favor of the Borrower or any Subsidiary which has been advanced to a bona fide third party in connection with an arm’s length sale by the Borrower or any Subsidiary of a Property to the respective third party.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Qualifying Lease” means, as of any date of determination of Qualifying Lease NOI, a fully executed Tenant Lease (including any amendments thereto) in respect of which (a) the tenant thereunder is replacing or has replaced a tenant who is/was subject to insolvency or bankruptcy proceeding and (b) such Tenant Lease provides that the applicable tenant shall take occupancy of the space demised by such Tenant Lease by a date not later than six months following such date of determination of Qualifying Lease NOI.
“Qualifying Lease NOI” means, for the period ending on any date of determination thereof, Net Operating Income, determined on an annualized basis for such period, attributable to Qualifying Leases; provided that the amount of Net Operating Income with respect to any Qualifying Lease shall be reduced by the amount of free rent provided to the tenant thereunder for any period in excess of three months.
“Rating Agency” means Fitch, S&P or Moody’s.

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“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means any Indebtedness of a Person that is not Non-Recourse Indebtedness.
“Register” has the meaning given that term in Section 13.6.(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity ratios or requirements. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted, issued or implemented.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by such Issuing Bank.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Rent Roll” has the meaning given that term in Section 7.1.(cc)(ix).
“Replacement Rate” has the meaning given that term in Section 5.2.(b).
“Required Borrowing Base Properties” means each Property set forth on Schedule 1.1.(c).
“Required Debt Yield Level” means: (i) during the period from the Effective Date to but not including the date of the Key Properties Release Event, 11.0%; and (ii) during the period from the date of the Key Properties Release Event to and including the latest Maturity Date, 12.25%.
“Requisite Lenders” means, as of any date, (a) Lenders having sixty-six and sixty-seven hundredths percent (66.67%) or more of the aggregate amount of the Revolving Commitments and the outstanding Term Loans of all Lenders or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding sixty-six and sixty-seven hundredths percent (66.67%) or more of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded

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and excluded and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Revolving Lenders” means, as of any date, (a) Revolving Lenders having sixty-six and sixty-seven hundredths percent (66.67%) or more of the aggregate amount of the Revolving Commitments of all Revolving Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, the Revolving Lenders holding sixty-six and sixty-seven hundredths percent (66.67%) or more of the principal amount of the aggregate outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Lenders” shall in no event mean less than two (2) Revolving Lenders. For purposes of this definition, a Revolving Lender (other than the applicable Swingline Lender) shall be deemed to hold a Swingline Loan and a Revolving Lender (other than the applicable Issuing Bank) shall be deemed to hold a Letter of Credit Liability, in each case, to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Term Loan Lenders” means, as of any date, Term Loan Lenders having sixty-six and sixty-seven hundredths percent (66.67%) or more of the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term Loan Lenders” shall in no event mean less than two (2) Term Loan Lenders.
“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a) the aggregate owned square footage of all completed space of such Property times (b) $0.20.
“Resigning Lender” has the meaning given that term in Section 12.8.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding.
“Retail Properties” means a Property developed and operated for retail use or mixed-use (which shall include retail use).
“Revolving Commitment” means, as to each Lender (other than the Swingline Lenders), such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.3.(i) and to participate in Swingline Loans pursuant to Section 2.4.(e) in an amount up to, but not exceeding the

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amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Revolving Lender in accordance with Section 2.18., as the same may be reduced from time to time pursuant to Section 2.13. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6. or increased as appropriate to reflect any increase in Revolving Commitments effected in accordance with Section 2.18.
“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.
“Revolving Facility” means, at any time, the aggregate Revolving Commitments at such time.
“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.
“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1.(a).
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.
“Revolving Termination Date” means July 28, 2023.
“S&P” means Standard & Poor’s Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any other Person otherwise the subject of Sanctions.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed,

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administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property, and in the case of the Parent, shall include (without duplication), the Parent’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933, together with all rules and regulations issued thereunder.
“Security Deed” means a Mortgage executed by the Borrower or a Subsidiary of the Borrower in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, in form and substance satisfactory to the Administrative Agent.
“Security Document” means the Guaranty, the Parent Guaranty, the Collateral Agreement, the Pledge Agreement, any Security Deed, any Property Management Contract Assignment, and any security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.
“Senior Officer” means the Chairman, CEO, President, an Executive Vice President, Senior Vice President - Accounting, Vice President - Accounting, the Chief Legal Officer or the Chief Financial Officer of the Borrower, the General Partner or the Parent.
“Significant Subsidiary” means (a) any Limited Subsidiary and (b) any other Subsidiary which has assets having an aggregate book value in excess of ten percent (10%) of Total Asset Value.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Special Release Parcel” has the meaning given that term in Section 4.2.(c).
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a

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Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“Specified Equity Interests” has the meaning given that term in Section 10.2.(b).
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subdivision Process” has the meaning given that term in Section 4.2.(c).
“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans and the other Guaranteed Obligations in a manner satisfactory to the Administrative Agent in its sole and absolute discretion. For purposes of clarification, the term “Subordinated Debt” does not include any of the “Senior Unsecured Notes” issued by the Borrower, as such term is defined in the Parent’s Form 10-K for the fiscal year ended December 31, 2017, nor shall it include any senior Unsecured Indebtedness of the Borrower constituting substantially similar senior unsecured notes issued after the Effective Date.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP, and unless the context shall dictate otherwise, the term shall mean a direct or indirect Subsidiary of the Parent.
“Subsidiary Grantors” means, collectively, (i) each direct owner of any Borrowing Base Property, (ii) any Subsidiary of the Parent (other than the Management Company, CBL Holdings I, Inc., a Delaware corporation and CBL Holdings II, Inc., a Delaware corporation) that directly owns the Equity Interests of the Borrower or any direct owner of any Borrowing Base Property, (iii) any Subsidiary that becomes a Subsidiary Grantor pursuant to the terms of Section 8.14. and (iv) any Subsidiary that elects to become a Subsidiary Grantor.
“Subsidiary Guarantors” means, collectively, (i) each Subsidiary Grantor (other than the Borrower), (ii) any Subsidiary of the Parent (other than the Borrower, the Management Company, CBL Holdings I, Inc., a Delaware corporation and CBL Holdings II, Inc., a Delaware corporation) that indirectly owns the Equity Interests of the Borrower or any owner of any Borrowing Base Property and does not otherwise directly own the Equity Interests of any Subsidiary Grantor, (iii) any Subsidiary that becomes a Guarantor pursuant to the terms of Section 8.14. and (iv) any Subsidiary that elects to become a Guarantor.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of fifteen percent (15%) of Total Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“Swingline Availability” has the meaning given that term in Section 2.4.(a).
“Swingline Commitment” means each Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.4.(a), as such amount may be reduced from time to time in accordance with the terms hereof.
“Swingline Lender” means each of Wells Fargo, U.S. Bank and First Tennessee, in such capacity, together with their respective successors and assigns.
“Swingline Loan” means a loan made by the applicable Swingline Lender to the Borrower pursuant to Section 2.4.
“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Revolving Termination Date.
“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit I, payable to the order of the applicable Swingline Lender in a principal amount equal to the amount of such Swingline Lender’s Swingline Commitment as originally in effect and otherwise duly completed.
“Swingline Sublimit” has the meaning given that term in Section 2.4.(a).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant Lease” means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Property.
“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.
“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make Term Loans on the Effective Date pursuant to Section 2.2., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule II as such Lender’s “Term Loan Commitment Amount”.
“Term Loan Facility” means, at any time, the aggregate Term Loan Commitments of all Term Loan Lenders outstanding at such time, or, if the Term Loan Commitments have been terminated or otherwise reduced to zero at such time, the aggregate outstanding principal amount of the Term Loans of all Term Loan Lenders.
“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, a Lender holding a Term Loan.
“Term Loan Maturity Date” means July 28, 2023.
“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

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“Third Party Affiliate” means any Person which owns any interest in the Parent, the Borrower or any Subsidiary or Unconsolidated Affiliate of the Borrower, but which Person is neither a Senior Officer nor a Subsidiary of the Borrower.
“Tie‑In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a Title Policy covering property located in such jurisdiction which endorsement effectively ties coverage to other Title Policies covering properties located in other jurisdictions.
“Title Insurance Company” means (i) Fidelity National Title Insurance Company, (ii) Chicago Title Insurance Company, (iii) First American Title Insurance Company, (iv) Commonwealth Land Title Insurance Company, or (v) any other title company selected by the Borrower and reasonably acceptable to the Administrative Agent.
“Title Policy” means, with respect to each Borrowing Base Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Administrative Agent) issued by a Title Insurance Company (with such co-insurance or reinsurance as the Administrative Agent may reasonably require, any such co-insurance or reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Administrative Agent may reasonably require based upon the Fair Market Value of the applicable Borrowing Base Property insuring the priority of the Security Deed thereon and that the Borrower or a Loan Party, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title to such parcel, subject only to the encumbrances acceptable to the Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Tenant Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Administrative Agent may reasonably require and is available in the state in which the Borrowing Base Property is located, including, without limitation, (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Borrowing Base Property in any Tie-In Jurisdiction, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.
“Titled Agent” has the meaning given that term in Section 12.9.
“Total Asset Value” means, at a given time, (without duplication) (i) Total Assets as defined in Schedule 10.1., (ii) less the Parent’s or the Borrower’s, as applicable, “Investment in Unconsolidated Affiliates” as such amount is reflected in its consolidated balance sheet, (iii) plus the Ownership Share of the Parent or the Borrower, as applicable, of the total assets of a Subsidiary that is an Unconsolidated Affiliate of the Borrower determined on a consistent basis with the definition of Total Assets in Schedule 10.1. as if that definition was applied to an Unconsolidated Affiliate, (iv) less any adjustments necessary to reflect only the Ownership Share of the Parent or the Borrower, as applicable, of a consolidated Subsidiary that is not a Wholly Owned Subsidiary, (v) plus the value of Total Assets of a Subsidiary that is not a Wholly Owned Subsidiary or is an Unconsolidated Affiliate to the extent the Borrower or a Subsidiary guarantees the Indebtedness of any Subsidiary that is not a Wholly Owned Subsidiary (such a Subsidiary being a “JV”) in an amount in excess of its Ownership Share in such JV, provided that if such Indebtedness is paid by the Borrower or a Subsidiary of the Borrower, then the Borrower or a Subsidiary of the Borrower

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shall automatically acquire, without the necessity of any further payment or action, all Equity Interests in such JV not owned by the Borrower or any Subsidiary.
“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of one hundred percent (100%), including, without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements, (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property; provided, however, Total Budgeted Cost shall be reduced by cash actually received by the Borrower, such Subsidiary or such Unconsolidated Affiliate as a result of governmental reimbursements or in connection with the sale of outparcels. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.
“Total Indebtedness” means all Indebtedness of the Parent and its Ownership Share of all Indebtedness of all of its Subsidiaries.
“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds, either directly or indirectly through one or more Subsidiaries, an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following twelve (12) months; provided, however, that other than for purposes of a Permitted Unimproved Land Contribution, the term Unimproved Land shall not include (a) raw land subject to a Ground Lease under which the Borrower or a Subsidiary is the lessor and a Person not an Affiliate is the lessee, (b) any Development Property, (c) unimproved real estate acquired within the prior eighteen (18) months that will become a Development Property within eighteen (18) months of its acquisition (the Borrower acknowledging that if such Property does not become a Development Property within said eighteen (18) months period, such Property shall thereafter be considered unimproved real estate for purposes of this definition unless and until such Property in fact becomes a Development Property), (d) land subject to a binding contract of sale under which the Borrower or one of its Subsidiaries is the seller and the buyer is not an Affiliate of the Borrower or (e) out-parcels held for lease or sale at Properties which are either completed or where development has commenced.
“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

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“Unused Amount” has the meaning given that term in Section 3.5.(b).
“U.S. Bank” means U.S. Bank National Association, and its successors and permitted assigns.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person, and unless the context shall dictate otherwise, the term shall mean a Wholly Owned Subsidiary of the Parent.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.	General; References to Central Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, the Borrower shall give the Administrative Agent written notice thereof promptly after the Borrower has knowledge thereof, and if either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

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References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or the Borrower (or a Subsidiary of such Subsidiary) and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower or the Parent. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time, daylight or standard, as applicable. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions, renewals or any other modifications of any outstanding Letters of Credit, unless the context otherwise requires.

Section 1.3.	Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (other than Section 10.1.(b), (c), (d) and (e)) (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be one hundred percent (100.0%).

Section 1.4.	Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR”.
Article II. Credit Facilities

Section 2.1.	Revolving Loans.
(a)    Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.16. below, each Revolving Lender severally and not jointly agrees to make Revolving Loans denominated in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment; provided, however Revolving Loans shall not be made if restricted by the amount limitations set forth in Section 2.16. Each borrowing of Revolving Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof and

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(ii) LIBOR Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16., any such borrowing of Revolving Loans may be in the aggregate amount of the Revolving Commitments of all Revolving Lenders minus the sum of the aggregate principal balance of all Revolving Loans and Swingline Loans outstanding and the Letter of Credit Liabilities, which Revolving Loans, if less than $100,000, must be Base Rate Loans. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)    Requests for Revolving Loans. Not later than 1:00 p.m. Central time at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 1:00 p.m. Central time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. If the Borrower fails to indicate the Type of Revolving Loans being borrowed in a Notice of Borrowing, then the Borrower shall be deemed to have requested a borrowing of Revolving Loans that are LIBOR Loans having an Interest Period of one month. If no Interest Period is specified with respect to any requested Revolving Loan that is a LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.
(c)    Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 1:00 p.m. Central time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent. No Revolving Lender shall be responsible for the failure of any other Revolving Lender to make a Revolving Loan or to perform any other obligation to be made or performed by such other Revolving Lender hereunder, and the failure of any Revolving Lender to make a Revolving Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Revolving Lender to make any Revolving Loan or to perform any other obligation to be made or performed by such other Revolving Lender.
(d)    Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to

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the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent within three (3) Business Days following written demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2.	Term Loans.
(a)    Making of Term Loans. Subject to the terms and conditions hereof, on the Effective Date, each Term Loan Lender severally and not jointly agrees to make a Term Loan denominated in Dollars to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment. Upon a Term Loan Lender’s funding of its Term Loan, the Term Loan Commitment of such Lender shall terminate. The Term Loans shall amortize as set forth in Section 2.7.(b).
(b)    Requests for Term Loans. Not later than 11:00 a.m. Central time at least three (3) Business Days prior to the anticipated Effective Date, the Borrower shall give the Administrative Agent notice requesting that the Term Loan Lenders make the Term Loans on the Effective Date, specifying the aggregate principal amount of Term Loans to be borrowed, the Type of the Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for the Term Loans and providing for compensation on terms consistent with Section 5.4. Such notice shall be irrevocable once given and binding on the Borrower. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender.
(c)    Funding of Term Loans. Each Term Loan Lender shall deposit an amount equal to the Term Loan to be made by such Term Loan Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 11:00 a.m. Central time on the Effective Date. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the Effective Date, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Term Loans once repaid or prepaid.

Section 2.3.	Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16., each Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Termination Date, one or more standby letters of credit (including the Existing Letters of Credit, each, a “Letter of Credit”) denominated in Dollars up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000, as such amount

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may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided that, unless such Issuing Bank shall otherwise consent, no Issuing Bank shall be obligated to issue Letters of Credit hereunder having a maximum aggregate Stated Amount at any one time outstanding in excess of the lesser of (i) one-third of the L/C Commitment Amount and (ii) an amount equal to (x) the Revolving Commitment of such Issuing Bank in its capacity as a Revolving Lender hereunder, minus (y) the aggregate outstanding principal amount of Revolving Loans, Swingline Loans and Letter of Credit Liabilities made by such Issuing Bank in its capacity as a Revolving Lender. The Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder on the Effective Date.
(b)    Terms of Letters of Credit. At the time of issuance or amendment, the amount, form, terms and conditions of each Letter of Credit (or amendment thereto, as applicable), and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Revolving Termination Date or (ii) any Letter of Credit have an initial duration in excess of one (1) year; provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank, but in no event shall any such provision permit the extension of the current expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolving Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one (1) year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Revolving Lenders no later than thirty (30) days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date that is thirty (30) days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).
(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Bank being requested to issue such Letter of Credit and the Administrative Agent written notice at least four (4) Business Days prior (or such shorter period as may be mutually agreed by the Borrower and such Issuing Bank) to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by such Issuing Bank. Provided that the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2., such Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of

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the stipulated beneficiary but in any event no later than the date four (4) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause any Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of (x) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (y) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit) is inconsistent with a term of any Loan Document, the term of such Loan Document shall control. The Borrower shall examine the copy of any Letter of Credit or any amendment to a Letter of Credit that is delivered to it by the applicable Issuing Bank and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event, within five (5) Business Days after the later of (A) receipt by the beneficiary of such Letter of Credit of the original of, or amendment or other modification to, such Letter of Credit, as applicable and (B) receipt by the Borrower of a copy of such Letter of Credit or amendment or other modification, as applicable) notify such Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
(d)    Reimbursement Obligations. Upon receipt by the applicable Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse such Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by such Issuing Bank of any payment in respect of any Reimbursement Obligation owing with respect to a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.
(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrower fails to reimburse such Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice thereof and of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 p.m. Central time and (ii) if such

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conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)    Effect of Letters of Credit on Revolving Commitments. Upon the issuance by any Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the aggregate Stated Amount of all Letters of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)    Each Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the applicable Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of any Issuing Bank, the Administrative Agent or any Lender shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit (provided, however, the within limitation shall not affect the applicable Issuing Bank’s liability for paying a drawing under any Letter of Credit when the beneficiary of such Letter of Credit has not substantially complied with the requirements imposed by such Letter of Credit for such drawing; provided further, no Issuing Bank shall have any duty to verify the existence or reasonableness of any act or condition referenced in or in connection with, or any statement in or in connection with, any drawing or presentment under any Letter of Credit); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Revolving Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’, the Administrative Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances

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whatsoever, including, without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between or among the Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply, but which does substantially comply, with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrower’s Reimbursement Obligations.
(h)    Amendments, Etc. The issuance by the applicable Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through such Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Requisite Revolving Lenders (or all of the Revolving Lenders, if required by Section 13.7.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).
(i)    Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by any Issuing Bank of any Letter of Credit, each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Revolving Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower through a Base Rate Loan or otherwise in accordance with the terms of this Agreement. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of any Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)). Upon receipt by the applicable Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each

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Revolving Lender that has acquired a participation therein under the second sentence of this subsection (i), such Revolving Lender’s Revolving Commitment Percentage of such payment.
(j)    Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand or upon notice in accordance with subsection (e) above in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.3.(e) is received by a Revolving Lender not later than 11:00 a.m. Central time, then such Revolving Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Central time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Central time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, whether as a Base Rate Loan or as a participation, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower, the Parent or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Sections 11.1.(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of such Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)    Information to Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of the Administrative Agent from time to time, each Issuing Bank shall deliver any other information reasonably requested by the Administrative Agent (or a Revolving Lender through the Administrative Agent) with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).
(l)    Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.4.	Swingline Loans.
(a)    Swingline Loans. Subject to the terms and conditions hereof, including, without limitation, Section 2.16., each Swingline Lender may, in its sole discretion, make Swingline Loans

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denominated in Dollars to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount for all Swingline Loans at any one time outstanding up to, but not exceeding, $50,000,000 (the “Swingline Sublimit”), as such amount may be reduced from time to time in accordance with the terms hereof; provided that no Swingline Lender shall be obligated to make Swingline Loans in an aggregate outstanding principal amount in excess of the lesser of (i) one-third of the Swingline Sublimit (unless otherwise expressly agreed by such Swingline Lender) and (ii) an amount equal to (x) the Revolving Commitment of such Swingline Lender in its capacity as a Revolving Lender hereunder, minus (y) the aggregate outstanding principal amount of Revolving Loans, Swingline Loans and Letter of Credit Liabilities made by such Swingline Lender in its capacity as a Revolving Lender (such lesser amount being such Swingline Lender’s “Swingline Availability”). If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Sublimit at such time or the aggregate principal amount of Swingline Loans made by any Swingline Lender shall exceed such Swingline Lender’s Swingline Availability, the Borrower shall immediately pay the Administrative Agent for the account of the applicable Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. Outstanding Swingline Loans shall reduce availability under the Revolving Facility on a dollar-for-dollar basis. The borrowing of a Swingline Loan shall not constitute usage of any Revolving Lender’s Revolving Commitment for purposes of calculation of the fee payable under Section 3.5.(b).
(b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the applicable Swingline Lender being requested to make such Swingline Loan notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to such Swingline Lender and the Administrative Agent no later than 11:00 a.m. Central time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to such Swingline Lender and the Administrative Agent by telecopy, electronic mail or other similar form of communication on the same day of the giving of such telephonic notice. Not later than 1:00 p.m. Central time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 6.2. for such borrowing and the applicable Swingline Lender’s determination in its sole discretion to make such Swingline Loan, such Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.
(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or at such other rate or rates as the Borrower and the applicable Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the applicable Swingline Lender (except to the extent a Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)(ii)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan made by such Swingline Lender).
(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $100,000 and integral multiples of $1,000 in excess thereof, or such other minimum amounts agreed to by the applicable Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding

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Swingline Loans (or such other minimum amounts upon which the applicable Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give such Swingline Lender and the Administrative Agent prior written notice thereof no later than 12:00 p.m. Central time on the day prior to the date of such prepayment.
(e)    Repayment and Participations of Swingline Loans.
(i)    The Borrower agrees to repay each Swingline Loan within one (1) Business Day of demand therefor by the applicable Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made (or, if earlier, the date on which any Revolving Loan shall be made following the date such Swingline Loan shall be made pursuant to Section 2.1.); provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Any Swingline Lender making demand for repayment of a Swingline Loan made by such Swingline Lender shall notify the Administrative Agent of such demand on the date such demand is made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as such Swingline Lender and the Borrower may agree in writing).
(ii)    In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the applicable Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs such Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. Such Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m. Central time at least one (1) Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from such Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Not later than 11:00 a.m. Central time on the proposed date of such borrowing, each Revolving Lender will make available to the Administrative Agent at the Principal Office for the account of such Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to such Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including, without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or (f), each Revolving Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of such Swingline Lender in Dollars and in immediately available funds. A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (A) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (B) the occurrence or continuation of a Default or Event of Default (including, without limitation, any of the Defaults or Events of Default described in Sections 11.1. (e) or (f)), or the termination of any

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Revolving Lender’s Revolving Commitment, (C) the existence (or alleged existence) of an event or condition which has had or could have, individually or in the aggregate, a Material Adverse Effect, (D) any breach of any Loan Document by the Administrative Agent, any Lender, the Parent, the Borrower or any other Loan Party, or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to such Swingline Lender by any Revolving Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon such Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, such Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to such Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.5.	Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and
(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.
Notwithstanding the foregoing, (a) automatically upon any Event of Default under Section 11.1.(a), (e) or (f), or (b) at the option of the Requisite Lenders (upon notice to the Borrower) while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to any Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) with respect to any LIBOR Loan, on the last day of the Interest Period applicable thereto and, in the case of any LIBOR Loan with an Interest Period of more than three months’ duration, on each day prior to the last day of such Interest Period that occurs at three months’ duration after the first day of such Interest Period and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder

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shall be conclusive and binding on the Lenders, the Issuing Banks and the Borrower for all purposes, absent manifest error.

Section 2.6.	Number of Interest Periods.
Notwithstanding anything to the contrary contained in this Agreement, there may be no more than eight (8) different Interest Periods for all Loans outstanding at the same time.

Section 2.7.	Repayment of Loans; Amortization of Term Loans.
(a)    Revolving Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.
(b)    Term Loans. The Borrower promises to repay the Term Loans on the last Business Day of each of March, June, September and December, commencing on the first such date to occur after the Effective Date and thereafter until the Term Loan Maturity Date, in equal amounts of $8,750,000.00 on each such date (as adjusted from time to time pursuant to Section 2.8.(a) and Section 2.8.(b)). To the extent not previously repaid, the Borrower shall pay the remaining outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

Section 2.8.	Prepayments.
(a)    Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof.
(b)    Mandatory.
(i)    Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately pay to the Administrative Agent for the account of the Revolving Lenders, the amount of such excess. All payments under this subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations.
(ii)    Key Properties Release Event. If at any time the Borrower is required to prepay the applicable Adjusted Allocated Loan Amount with respect to any Key Property pursuant to Section 4.2.(a)(ii), such prepayment shall be applied first, to the Term Loans, pro rata in accordance with Section 3.2., for so long as the Term Loans remain outstanding, and second, to the outstanding principal amount of all Revolving Loans, to Cash Collateralize any outstanding Letters of Credit (and the Revolving Commitments shall be permanently reduced on a dollar-for-dollar basis concurrently with such prepayment), pro rata in accordance with Section 3.2. If the Borrower elects that such Property Release shall be an Amortized Property Release, the amount of the prepayment shall be reduced on a dollar-for-dollar basis by the amount of the aggregate amortization payments of the Term Loans paid pursuant to Section 2.7.(b) on or prior to such date of determination that have not been applied to reduce any Adjusted Allocated Loan Amount for

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any other Property Release pursuant to this sentence on or prior to such date of determination; provided that the amount of the required prepayment may in no event be less than the Debt Yield Maintenance Payment Amount.
(iii)    Permitted Unimproved Land, Outparcel and Permitted Unimproved Land Contributions. If at any time the Borrower is required to make a prepayment pursuant to Section 4.2.(b), such prepayment shall be applied to the Term Loans, pro rata in accordance with Section 3.2., for so long as the Term Loans remain outstanding.
(iv)    Cash Trap Trigger Events. If at any time the Borrower elects to repay the Facilities pursuant to Section 4.4., the Borrower shall within ten (10) days after the applicable Cash Trap Trigger Event repay first, the outstanding principal amount of all Revolving Loans and Cash Collateralize any outstanding Letters of Credit, pro rata in accordance with Section 3.2., and second, the Term Loans, pro rata in accordance with Section 3.2., by the excess amount described in Section 4.4. Any sums repaid in connection with the immediately preceding sentence in respect of the Revolving Loans may be reborrowed, provided that the Minimum Debt Yield Ratio (Outstandings) is not less than the Required Debt Yield Level then in effect.
(v)    Discretionary Appraisals. If, after giving effect to any Discretionary Appraisals conducted pursuant to Section 4.3.(d), the Aggregate Facilities Amount is greater than 95% of the aggregate Appraised Value of all Borrowing Base Properties at such time, the Borrower shall, within ten (10) days after the Administrative Agent provides written notice to the Borrower of such discrepancy, repay first, the Term Loans, pro rata in accordance with Section 3.2., for so long as the Term Loans remain outstanding, and second, prepay the outstanding principal amount of all Revolving Loans, and Cash Collateralize any outstanding Letters of Credit (and the Revolving Commitments shall be permanently reduced on a dollar-for-dollar basis concurrently with such prepayment), pro rata in accordance with Section 3.2., in an amount sufficient to cause the Aggregate Facilities Amount to be less than or equal to 95% of the aggregate Appraised Value of all Borrowing Base Properties at such time.
(vi)    Application of Mandatory Prepayments. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section 2.8.(b) prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.
(c)    No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.9.	Late Charges.
So long as the Post-Default Rate is not payable with respect to the Obligations as provided in Section 2.5., if any payment required under this Agreement is not paid within fifteen (15) days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to three percent (3%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders’ right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

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Section 2.10.	Continuation.
So long as there exists no Default or Event of Default, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11.	Conversion.
So long as there exists no Default or Event of Default, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.5. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. Central time one (1) Business Day prior to the date of any proposed Conversion into Base Rate Loans and three (3) Business Days prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12.	Notes.
(a)    Notes. In the case of each Revolving Lender that has notified the Administrative Agent in writing that it elects to receive a Revolving Note, the Revolving Loans made by such Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of

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such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. The Swingline Loans made by any Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced at the request of such Swingline Lender by a Swingline Note payable to the order of such Swingline Lender. To the extent requested by any Term Loan Lender, the Term Loan made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.
(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded or otherwise evidenced by one or more accounts or records in the ordinary course of business by such Lender and the Administrative Agent and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) any failure to so record or any error in doing so shall not limit or otherwise affect the obligations of the Borrower under any of the Loan Documents to pay any amount owing with respect to the Obligations and (ii) if there is a discrepancy between such accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent, in the absence of manifest error, the accounts and records maintained by the Administrative Agent shall be controlling.
(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed, mutilated, inappropriately cancelled or inappropriately marked, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, inappropriate cancellation or inappropriate marking, upon surrender and cancellation of such Note, the Borrower shall at no expense to the Borrower execute and deliver to such Lender a new Note, identical in form and substance and dated the date of such lost, stolen, destroyed, mutilated, inappropriately cancelled or inappropriately marked Note.

Section 2.13.	Voluntary Reductions of the Revolving Commitment.
The Borrower may terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Revolving Commitments below $350,000,000 unless the Term Loans have been repaid in full. Any such reduction shall reduce the Revolving Commitments of all Lenders on a pro rata basis. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. Without limitation of the provisions of Section 2.18., the Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 5.4. of this Agreement.

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Section 2.14.	[Reserved.]

Section 2.15.	Expiration Date of Letters of Credit Past Revolving Termination Date.
If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Administrative Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit, together with all interest accrued thereon, on or before the date thirty (30) days after the expiration date of such Letter of Credit.

Section 2.16.	Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any Loan, no Issuing Bank shall be required to issue any Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments:
(a)    the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time; or
(b)    the Minimum Debt Yield Ratio (Outstandings) would be less than the Required Debt Yield Level in effect at such time.

Section 2.17.	Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

Section 2.18.	Increase in Revolving Commitments; Incremental Term Loans.
(a)    The Borrower shall have the right to request increases in the aggregate amount of the Revolving Commitments or enter into one or more tranches of term loans denominated in Dollars (each an “Incremental Term Loan”) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given and shall be subject to the approval of the Administrative Agent (and, with respect to any increase in the Revolving Commitments, each Issuing Bank and each Swingline Lender); provided, however, that any such increases of the Revolving Commitments and all such Incremental Term Loans

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shall not exceed an aggregate amount of $50,000,000. Each such increase in the Revolving Commitments or issuance of Incremental Term Loans must be an aggregate minimum amount of $10,000,000 and integral multiples of $10,000,000 (or such other amount as may be acceptable to the Administrative Agent and the Borrower and, with respect to increases in the Revolving Commitments, each Issuing Bank and each Swingline Lender) in excess thereof.
(b)    The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments or issuance of Incremental Term Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Revolving Commitments or issuance of Incremental Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment, provide a new Revolving Commitment or participate in such Incremental Term Loans, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee consented to by the Borrower, the Administrative Agent and, in the case of an increase in the Revolving Commitment, each Issuing Bank and each Swingline Lender. If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage (determined with respect to the Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 5.4. as a result of the prepayment of any such Revolving Loans.
(c)    Revolving Loans made pursuant to any increased Revolving Commitment and the Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and the Term Loans, (ii) in the case of Incremental Term Loans, (x) shall not mature earlier than the Term Loan Maturity Date and (y) shall have no amortization or otherwise be permitted to be prepaid prior to the Term Loan Maturity Date and the payment in full of all outstanding principal of the Term Loans and (iii) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans. All Revolving Loans made pursuant to any increased Revolving Commitment and all Incremental Term Loans (x) shall be equally and ratably secured with the Revolving Facility and the Term Loan Facility and (y) shall rank pari passu in right of payment with the Revolving Loans and the Term Loans. The terms and provisions of any Incremental Term Loans shall be as agreed by the Borrower and the Lenders providing such Incremental Term Loans and, taken as a whole, shall be treated substantially the same as (and in any event not more favorably than) the Term Loans and the Applicable Margin applicable to the Incremental Term Loans may deviate from the pricing of the Revolving Loans and the existing Term Loans.
(d)    Incremental Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such tranche and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be

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necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.18.
(e)    Effecting the increase of the Revolving Commitments or issuance of Incremental Term Loans under this Section is subject to the following conditions precedent:
(i)    the approval of any new Lender by the Administrative Agent and, solely with respect to any new Revolving Lender, each Swingline Lender and each Issuing Bank;
(ii)    no Default or Event of Default shall be in existence on the effective date of such increase;
(iii)    the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) on and as of the effective date of such increase, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall have been true and correct in all respects) on and as of such earlier date); and
(iv)    the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (A) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (I) resolutions adopted by the general partner of the Borrower authorizing such increase and (II) resolutions adopted by the board of directors, general partner, managers, members or other appropriate governing body of each Guarantor authorizing the guaranty of such increase; (B) customary opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such customary matters as reasonably requested by the Administrative Agent; (C) new Revolving Notes or Term Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes or Term Notes executed by the Borrower, payable to any existing Lenders increasing their Revolving Commitments or participating in the issuance of the Incremental Term Loans, in the amount of such Revolving Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments or such Term Loan Lender’s Term Loan Commitment at the time of the effectiveness of such Incremental Term Loans, in each case, to the extent requested by such Lender at least two (2) Business Days prior to the proposed effective date of such increase in Revolving Commitment or Incremental Term Loans; and (D) duly executed copies of such additional documents (including, without limitation, amendments to the Security Documents) as the Administrative Agent may reasonably request; provided that the Borrower shall pay the cost of any mortgages, Title Policy or any endorsement or update thereto, and any and all costs, fees, taxes, assessments or charges required to be paid in connection therewith.
(f)    In connection with any increase in the aggregate amount of the Revolving Commitments or issuance of Incremental Term Loans pursuant to this Section 2.18., any Lender becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) in the case of any Lender that is organized under the laws of a jurisdiction outside of the

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United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act.
Article III. Payments, Fees and Other General Provisions

Section 3.1.	Payments.
(a)    Payments by the Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the applicable Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)    Presumptions Regarding Payments by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.	Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Revolving Lenders, each payment of the

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fees under Sections 3.5.(a), the first sentence of Section 3.5.(c) and 3.5.(d) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13. shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) the making of Term Loans under Section 2.2.(a) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Revolving Loans or Term Loans shall be made for the account of the Revolving Lenders or Term Loan Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Loans or Term Loans, as applicable, then due and payable to the respective Lenders; (f) the Conversion and Continuation of Revolving Loans or Term Loans of a particular Type (other than Conversions provided for by Sections 5.1.(c) and 5.5.) shall be made pro rata among the Revolving Lenders or Term Loan Lenders, as applicable, according to the amounts of their respective Revolving Loans or Term Loans, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.4., shall be in accordance with their respective Revolving Commitment Percentages; and (h) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be in accordance with their respective Revolving Commitment Percentages. Any payment or prepayment of principal or interest made (i) during the existence of a Default or Event of Default shall be made for the account of the Lenders in accordance with the order set forth in Section 11.5. and (ii) pursuant to Section 2.8.(b)(i) shall be made for the account of the Lenders holding Revolving Commitments (or, if the Revolving Commitments have been terminated, holding Revolving Loans and Letter of Credit Liabilities) in accordance with the order set forth in Section 11.5. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the applicable Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.4.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3.	Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations owing to such Lender resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligation greater than the share thereof as provided in Section 3.2. or Section 11.5., as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations owing to the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with Section 3.2. or Section 11.5., as applicable; provided that:

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(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 3.9.(e) or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or participations in Swingline Loans or Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.4.	Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.	Fees.
(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all fees then due and payable as have been agreed to in writing by the Borrower, the Arrangers and the Administrative Agent in the Fee Letters or otherwise.
(b)    Facility Fees. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an unused facility fee equal to the sum of the daily amount (the “Unused Amount”) by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Unused Amount	Unused Fee (percent per annum)
Greater than or equal to 50.00% of the aggregate amount of Revolving Commitments	0.35%
Less than 50.00% of the aggregate amount of Revolving Commitments	0.25%

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Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. For the avoidance of doubt, for purposes of calculating an unused facility fee, the outstanding principal balance of Swingline Loans shall not be factored into the computation.
(c)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, that notwithstanding anything to the contrary contained herein, while any Event of Default exists, such letter of credit fees shall accrue at the Post-Default Rate. In addition to such fees, the Borrower shall pay to the applicable Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit at the rate equal to 0.15 percent (0.15%) per annum on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (A) to and including the date such Letter of Credit expires or is cancelled or (B) to but excluding the date such Letter of Credit is drawn in full; provided, however, that in no event shall the amount of such fronting fee in respect of any Letter of Credit be less than $1,500. The fees provided for in the immediately preceding two sentences shall be non-refundable and payable in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. The Borrower shall pay directly to such Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of each Letter of Credit, drawings, amendments and other transactions relating thereto.
(d)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letters and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.	Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days, except interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable.

Section 3.7.	Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) and (ii) and, with respect

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to Swingline Loans, in Section 2.4.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and non-refundable when due.

Section 3.8.	Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.	Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.7.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or any Swingline Lender hereunder; third, to Cash Collateralize ratably the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize ratably the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or any Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no

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Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit (such amounts, “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(c)    Certain Fees.
(i)    Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Revolving Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(ii)    Each Defaulting Lender shall be entitled to receive letter of credit fees payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(iii)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and each Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article VI. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such

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reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.24., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)    Cash Collateral, Repayment of Swingline Loans.
(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans ratably in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize ratably the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time.
(iii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and any Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash

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Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and such Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, (i) the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)) and (ii) the Term Loans to be held by the Term Loan Lenders pro rata as if there had been no Term Loan Lenders that were Defaulting Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, subject to Section 13.24., except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)    Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 13.6.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10.	Taxes; Foreign Lenders.
(a)    Issuing Banks. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

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(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties (other than the Parent and the General Partner) shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties (other than the Parent and the General Partner) shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if a Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal

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Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Article IV. Borrowing Base Properties

Section 4.1.	Eligibility of Properties.
(a)    Initial Borrowing Base Properties. The Properties identified on Schedule 4.1.(a) (which shall include, without limitation, at least three (3) 120% Key Properties as of the Effective Date) shall, on the Effective Date, be Borrowing Base Properties, and the Appraised Value initially attributable

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to each such Property shall be as disclosed in writing to and approved by the Lenders prior to the Effective Date.
(b)    Additional Borrowing Base Properties. If after the Effective Date, the Borrower desires that the Lenders include any additional Property as a Borrowing Base Property, the Borrower shall so notify the Administrative Agent in writing. No Property will be evaluated by the Lenders unless and until (x) such Property satisfies the criteria set forth in the definition of “Eligible Property” and (y) the Borrower delivers to the Administrative Agent (and the Administrative Agent shall promptly make available to the Lenders) the items set forth on Schedule 4.1.(b), each in form and substance reasonably satisfactory to the Administrative Agent and each Lender.
(c)    Final Approval. Upon its receipt and review of the documents and information set forth in the preceding subsection (b), if the Administrative Agent shall recommend approval and acceptance of such Property as a Borrowing Base Property, the Administrative Agent will so notify the Borrower and each Lender within ten (10) Business Days after receipt and review of all of such documents and information. If after such review, the Administrative Agent is unwilling to recommend approval and acceptance of such Property as a Borrowing Base Property, the Administrative Agent shall promptly notify the Borrower and the Lenders and the consideration by the Administrative Agent and the Lenders of such Property shall cease. Within ten (10) Business Days after the date on which a Lender has received all of the items referred to in the preceding subsection (b) and the Administrative Agent’s recommendation of approval pursuant to this Section 4.1.(c), such Lender shall notify the Administrative Agent in writing whether or not such Lender accepts such Property as a Borrowing Base Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved such Property as a Borrowing Base Property. Such Property shall become a Borrowing Base Property subject to satisfaction or waiver of the following conditions:
(i)    the Administrative Agent shall have received:
(A)written approval of all of the Lenders;
(B)    if such property is owned by a Subsidiary of the Parent that is not the Borrower or a Subsidiary Grantor, all of the items required to be delivered to the Administrative Agent under Section 8.14.(a) if not previously delivered;
(C)    a certificate of a Senior Officer certifying that the Borrower is in compliance with the covenants contained in Section 10.1., in each case both immediately prior to and after giving effect to the addition of such Borrowing Base Property, on a pro forma basis; and
(D)    such other items or documents as may be appropriate under the circumstances including, without limitation, the items (or, if applicable, updates to the items) set forth on Schedule 4.1.(b), each in form and substance reasonably satisfactory to the Administrative Agent; and
(ii)    all other conditions reasonably required by the Administrative Agent.

Section 4.2.	Release of Borrowing Base Properties.
(a)    Borrower Requests for Property Releases. From time to time the Borrower may request, upon not less than thirty (30) days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent), that any Property (if then a Borrowing Base

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Property) be released from the Liens created by the Security Documents applicable thereto, which release (the “Property Release”) shall be effective upon the satisfaction or waiver of the following conditions:
(i)    the Administrative Agent shall have (A) received (x) a certificate signed by a Senior Officer of the Borrower, certifying as to the matters set forth in subsection (ii)–(vi) of this Section 4.2.(a) and providing supporting documentation for the covenant compliance described in subsection (iv) of this Section 4.2.(a) and (y) any other documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release (including, without limitation, applicable updates to any of the items set forth on Schedule 4.1.(b), each in form and substance reasonably satisfactory to the Administrative Agent) and (B) if the Borrowing Base Property being released is encumbered by a Mortgage that will continue to encumber another Borrowing Base Property after such release, approved the boundaries and legal description of the applicable Borrowing Base Property subject to such Property Release (in addition to any other Borrowing Base Properties that are subject to the Mortgage applicable to such Borrowing Base Property) and confirmed and received a date down endorsement to the applicable Title Policy applicable to such Borrowing Base Property to bring forward the date of such Title Policy (and all endorsements thereto) to the date of such Property Release and insuring the continuing priority of the Lien pursuant to such Mortgage on any Borrowing Base Properties covered thereunder that are not subject to such Property Release;
(ii)    With respect to the release of any Key Property, the Borrower shall have prepaid the Adjusted Allocated Loan Amount with respect to such Property in accordance with Section 2.8.(b)(ii); provided that after the release of the first $350,000,000 of the aggregate Adjusted Allocated Loan Amounts of the Key Properties (such release, the “Key Properties Release Event”), the pro forma Minimum Debt Yield Ratio (Outstandings) shall not be less than 12.25% after giving effect to such release and each Property Release occurring after the Key Properties Release Event; provided, further, that (x) the Properties known as Mall Del Norte and West Towne Mall shall remain Borrowing Base Properties at all times prior to the payment in full of the Term Loans and (y) at least one of the Properties known as Mall Del Norte and West Towne Mall shall remain a Borrowing Base Property at all times during the term of the Facilities;
(iii)    No Default or Event of Default exists and is continuing or would exist immediately after giving effect to such Property Release;
(iv)    The Borrower is in compliance with the covenants contained in this Section 4.2.(a) and Section 10.1., in each case on a pro forma basis both immediately prior to and after giving effect to such Property Release (and any prepayment to be made in accordance with Section 2.16. have been made and/or the acceptance of any Property as an additional or replacement Borrowing Base Property to be given concurrently with such Property Release in accordance with Section 4.1.);
(v)    All representations and warranties in the Loan Documents are true and accurate in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) at the time of such Property Release and immediately after giving effect to such Property Release, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such

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representation or warranty shall have been true and correct in all respects) on and as of such earlier date); and
(vi)    At least ten (10) Properties shall be Borrowing Base Properties at all times during the term of the Facilities; provided that in no event shall any of the Required Borrowing Base Properties be released during the term of the Facilities.
(b)    Permitted Sales and Transfers. Notwithstanding the foregoing subsection (a), the Borrower or a Subsidiary Grantor may (x) sell or transfer to any Person that is not an Affiliate of the Borrower any portion of a Borrowing Base Property constituting Unimproved Land or an out-parcel or (y) effect a Permitted Unimproved Land Contribution, in each case, with a sale value (or, with respect to a Permitted Unimproved Land Contribution, a permitted transfer valuation, which shall be reasonably acceptable to the Administrative Agent) of less than or equal to $5,000,000 individually or $50,000,000 in the aggregate for all such Properties during the term of the Facilities and have such Unimproved Land or out-parcel released from the Lien of the Security Documents applicable thereto promptly following any written request for such release; provided that the following conditions shall be satisfied or waived:
(i)    to the extent any of the other requirements of this Section 4.2.(b) shall not be satisfied, the Administrative Agent shall have provided its prior written consent to such sale or Permitted Unimproved Land Contribution, as the case may be;
(ii)    the conditions set forth in Section 4.2.(a)(iii), (iv), (v), and (vi) above are satisfied; and
(iii)    the Borrower shall have prepaid the Term Loans in accordance with Section 2.8.(b)(iii) for so long as the Term Loans remain outstanding in an aggregate amount equal to not less than 50% of the Net Cash Proceeds (if any, in the case of any Permitted Unimproved Land Contribution) received by the Borrower, any Subsidiary Grantor or any other Subsidiary of the Borrower from such sale or Permitted Unimproved Land Contribution, as the case may be.
(c)    Special Release Parcels. With respect to those parcels located at Hanes Mall, Layton Hills Mall, Mall Del Norte and Northgate Mall specifically identified on Schedule 4.2.(c) hereof (each a “Special Release Parcel” and collectively, the “Special Release Parcels”), the Borrower or a Subsidiary Grantor may elect to have any of the Special Release Parcels re-platted and subdivided in accordance with Applicable Law (the “Subdivision Process”), and request that a Special Release Parcel be released from the Lien of any applicable Security Deed. The Administrative Agent agrees to cooperate with Borrower, at the Borrower’s cost and expense, by executing any plat or other documentation in form and substance reasonably acceptable to the Administrative Agent, that may reasonably be required by any Governmental Authority in connection with the Subdivision Process. Notwithstanding the foregoing subsections (a) and (b), promptly following written notice from the Borrower that the Subdivision Process for any Special Release Parcel has been completed, the Administrative Agent shall, at the Borrower’s cost and expense, deliver, and the Lenders hereby authorize the Administrative Agent to deliver, an instrument of release in form and substance reasonably acceptable to the Administrative Agent, to the Borrower to release such Special Release Parcel from the Lien of the Security Documents applicable thereto; provided, that the following conditions must be satisfied in order for the Borrower or a Subsidiary Grantor to obtain the release of any Special Release Parcel from the Lien of any applicable Security Deed:
(i)    the Special Release Parcel must be transferred to an Affiliate of the Borrower that is not a Loan Party; and

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(ii)    the conditions set forth in Section 4.2.(a)(iii), (iv) and (v) above are satisfied.
(d)    Ineligibility of Properties. A Property shall cease to be a Borrowing Base Property if, at any time: (i) such Property shall cease to be an Eligible Property, (ii) the Administrative Agent shall cease to hold a valid and perfected first priority Lien in such Property, or (iii) there shall have occurred and be continuing a default (after giving effect to any applicable cure period) under any Security Document relating to such Property.
(e)    Continuity of Liens. Except as set forth in this Section 4.2., no Borrowing Base Property shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3.	Frequency of Appraisals.
The Appraised Value of a Borrowing Base Property shall be determined or redetermined, as applicable, pursuant to Appraisals conducted under each of the following circumstances:
(a)    In connection with the acceptance of a Property as a Borrowing Base Property pursuant to Section 4.1.(b);
(b)    If any Default or Event of Default has occurred and is continuing, upon written request from the Administrative Agent to the Borrower;
(c)    If necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or the Lenders; or
(d)    On and after the first Business Day of the thirty-seventh month after the Effective Date, upon written request from the Administrative Agent to the Borrower, once during the term of the Facilities with respect to each Borrowing Base Property (each such appraisal, a “Discretionary Appraisal”).
All Appraisals shall be engaged by the Administrative Agent at the Borrower’s expense and shall be subject to satisfactory review and approval of the Administrative Agent. Notwithstanding anything to the contrary herein, each Lender may conduct Appraisals of any Property at any time at such Lender’s expense; provided that, for the avoidance of doubt, such Appraisal shall not be used in determining or redetermining the Appraised Value of a Borrowing Base Property.

Section 4.4.	Cash Trap Trigger Events.
If at any time the Minimum Debt Yield Ratio (Outstandings) is less than or equal to the Required Debt Yield Level in effect at such time (any such occurrence, the “Cash Trap Trigger Event”), the Borrower shall, at its election, within ten (10) days (or such longer period as the Administrative Agent may determine in its sole discretion; provided that any extension of such period for more than five (5) Business Days shall require the consent of the Administrative Agent and the Requisite Lenders) after such Cash Trap Trigger Event (a) repay the Facilities by such excess in accordance with Section 2.8.(b)(iv) or (b) cause all rents and other revenues from the Borrowing Base Properties to be deposited into one or more accounts controlled by the Administrative Agent (which amounts (less any amounts for actual expenses of the type described in clause (b) of the definition of “Net Operating Income” to the extent such amounts shall be approved by the Administrative Agent in its discretion to be released to the Borrower for application to such expenses; provided that such expenses shall exclude expenses for development or material

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improvement of such Property without the consent of the Requisite Lenders, but may include approved expenses for capital expenditures, tenant improvement allowances and emergency repair expenses), in the sole discretion of the Administrative Agent and the Requisite Lenders, may be applied to the Obligations then due and payable hereunder and under the other Loan Documents); provided that at any time that the Minimum Debt Yield Ratio (Outstandings) shall be greater than the Required Debt Yield Level in effect at such time (x) for at least two (2) consecutive full fiscal quarters after such Cash Trap Trigger Event or (y) for at least one (1) full fiscal quarter after such Cash Trap Trigger Event as a result of the Borrower’s election to repay the Facilities in accordance with Section 2.8.(b)(iv) in an amount sufficient to cause the Minimum Debt Yield Ratio (Outstandings) to be greater than the Required Debt Yield Level in effect at such time, in each case, the requirement in the foregoing clause (b) shall terminate with respect to such Cash Trap Trigger Event and amounts on deposit in such account shall be returned to the Borrower (or other Person legally entitled thereto).
Section 4.5.     MIRE Events.
Notwithstanding anything to the contrary set forth herein, no MIRE Event may be closed until the date that is (a) if there are no Borrowing Base Properties in a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), twenty (20) days or (b) if there are any Borrowing Base Properties in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws; provided that any such MIRE Event may be closed prior to such period expiring if the Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.
Article V. Yield Protection, Etc.

Section 5.1.	Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) calendar days after written demand by such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall following fifteen (15) days written demand therefor pay to the Administrative Agent on its own account or for the account of a Lender from time to time such amounts as the Administrative Agent or such Lender may reasonably determine to be necessary to compensate the

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Administrative Agent or such Lender for any costs incurred by the Administrative Agent or such Lender that it reasonably determines are attributable to its making of or maintaining, continuing or converting any Loans or its obligation to make, maintain, continue or convert any Loans hereunder, any reduction in any amount receivable by the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by the Administrative Agent or such Lender of capital or liquidity in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
(i)    changes the basis of taxation of any amounts payable to the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);
(ii)    imposes or modifies any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or
(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).
(d)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by an Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then,

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upon demand by such Issuing Bank or such Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.
(e)    Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable. The failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that if the Administrative Agent, such Issuing Bank or Lender shall fail to give such notice within forty-five (45) days after it obtains actual knowledge of such event, then the Administrative Agent, such Issuing Bank or Lender, as the case may be, shall only be entitled to compensation under any of the preceding subsections for compensable amounts attributable to such event arising following the date the Administrative Agent, such Issuing Bank or Lender, as the case may be, obtains actual knowledge of such event. The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, provided that such determinations are made on a reasonable basis and in good faith. The Borrower shall pay the Administrative Agent, any such Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.2.	Suspension of LIBOR Loans.
(a)    Anything herein to the contrary notwithstanding, unless and until a Replacement Rate is implemented in accordance with clause (b) below, if, on or prior to the determination of LIBOR for any Interest Period:
(i)    the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period;
(ii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or
(iii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower

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shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
(b)    Notwithstanding anything to the contrary in Section 5.2.(a) above, if the Administrative Agent has made the determination (or the Requisite Lenders have notified the Administrative Agent of their determination) (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 5.2.(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 5.2.(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Requisite Lenders (directly, or through the Administrative Agent) notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.2.(b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.6.), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Requisite Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

Section 5.3.	Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.	Compensation.

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The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration or the exercise by the Borrower of its rights under Section 5.6.) on a date other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5.	Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2., or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2., or Section 5.3. that gave rise to such Conversion no longer exist:
(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender, or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1.(c), Section 5.2. or Section 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this

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Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6.	Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10. or Section 5.1., and the Requisite Lenders are not also doing the same or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c) or Section 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.7., or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, so long as there does not then exist any Default or Event of Default, demand that such Lender, and upon such demand such Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.6.(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10. or Section 5.1. and rights to indemnification under Section 13.10.) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.6.(b)(iv);
(ii)    such Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to such Lender, plus (y) the aggregate amount of payments previously made by such Lender under Section 2.3.(j) and Section 2.4.(e) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, or any other amount as may be mutually agreed upon by such Lender and Eligible Assignee;
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.1. or payments required to be made pursuant to Section 3.10., such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each of the Administrative Agent and each affected Lender shall reasonably cooperate in effectuating the replacement of such Lender under this Section, but at no time shall the Administrative Agent, such Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the

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Administrative Agent, such Lender or any of the other Lenders; provided, however, that the Borrower shall not be obligated to reimburse or otherwise pay any such Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any such Lender compensation owing to such Lender pursuant to Sections 3.10., 5.1. or 5.4. with respect to any matters or events existing on or prior to the date any such Lender ceases to be a party to this Agreement.

Section 5.7.	Change of Lending Office.
If any Lender requests compensation under Section 5.1., or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10., then such Lender shall (at the written request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.10. or Section 5.1., as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.8.	Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
Article VI. Conditions Precedent

Section 6.1.	Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement executed by each of the parties hereto;
(ii)    Revolving Notes, Term Notes and Swingline Notes executed by the Borrower, payable to each applicable Lender that has requested that it receive Notes;
(iii)    the Parent Guaranty executed by the Parent;
(iv)    the Guaranty executed by each Subsidiary Guarantor;

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(v)    (i) the Collateral Agreement, executed by each Subsidiary Grantor (other than a Limited Grantor), (ii) the Pledge Agreement, executed by each Limited Grantor, and (iii) each other Security Document, executed by the parties thereto;
(vi)    opinions of in-house and outside counsel of the Parent and the Borrower and the other Loan Parties, addressed to the Administrative Agent, the Issuing Banks and the Lenders, in form and substance acceptable to the Administrative Agent;
(vii)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Parent and each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Person;
(viii)    a certificate of good standing (or certificate of similar meaning) with respect to the Parent and each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Person;
(ix)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(x)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent of (A) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(xi)    (A) original stock certificates or other certificates evidencing the certificated Equity Interests, as applicable, pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note, as applicable, pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof;
(xii)    evidence of property, business interruption and liability insurance covering each Borrowing Base Property, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee and mortgagee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), in each case, in form and substance reasonably acceptable to the Administrative Agent, and if requested by the Administrative Agent, copies of such insurance policies;
(xiii)    any other documents reasonably requested thereby or as required by the terms of the Security Documents to perfect or evidence its security interest in the Collateral (including, without limitation, any landlord waivers or collateral access agreements, notices and

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assignments of claims required under Applicable Laws, bailee or warehouseman letters or filings with any applicable Governmental Authority);
(xiv)    Appraisals of all Borrowing Base Properties, together with all other due diligence items with respect to each Borrowing Base Property, including, without limitation, (A) the items set forth on Schedule 4.1.(b) and (B) with respect to each Borrowing Base Property, (x) a “life of loan” flood hazard certification from the National Research Center, or any successor agency thereto and (y) if such Borrowing Base Property is located in a special flood hazard area in form and substance reasonably acceptable to the Administrative Agent and each Lender:
(A)    notices to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program because the community does not participate in the National Flood Insurance Program; and
(B)    to the extent flood hazard insurance is available in the community in which such Borrowing Base Property is located, a copy of one of the following: (1) the flood hazard insurance policy, (2) the Borrower’s application for a flood hazard insurance policy, together with proof of payment of the premium associated therewith, (3) a declaration page confirming that flood hazard insurance has been issued to the Borrower or (4) such other evidence of flood hazard insurance satisfactory to the Administrative Agent and each Lender;
(xv)    a certificate signed by the Chief Financial Officer of the Borrower (A) certifying that the conditions specified in Sections 6.1.(b) and Section 6.2. have been satisfied, (B) certifying that, as of the Effective Date, (x) the sum of the aggregate Revolving Commitments and the aggregate Term Loan Commitments shall be less than or equal to an amount equal to sixty-eight percent (68%) of the aggregate as-is Appraised Value of all Borrowing Base Properties and (y) the Minimum Debt Yield Ratio (Total Commitments) is not less than 13.25%, together with documentation setting forth such calculations in reasonable detail, and (C) identifying the Borrowing Base Properties as of the Effective Date;
(xvi)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending September 30, 2018;
(xvii)    a Disbursement Instruction Agreement effective as of the Agreement Date;
(xviii)    evidence that all indebtedness, liabilities or obligations owing by the Loan Parties under the Existing Credit Agreements (other than any Existing Letters of Credit) shall have been paid in full and each of the Existing Credit Agreements shall have been, or concurrently with the Effective Date shall be, terminated;
(xix)    evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;
(xx)    copies of all Material Contracts and Specified Derivatives Contracts in existence on the Agreement Date; and

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(xxi)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.
(b)    In the good faith judgment of the Administrative Agent:
(i)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and their Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(ii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result, individually or in the aggregate, in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party or the Parent to fulfill its obligations under the Loan Documents to which it is a party;
(iii)    the Parent, the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have, individually or in the aggregate, a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower, any other Loan Party or the Parent to fulfill its obligations under the Loan Documents to which it is a party;
(iv)    the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, as determined in the good faith judgment of the Administrative Agent;
(v)    at least five (5) days prior to the Agreement Date, the Borrower shall deliver, on behalf of itself and any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to itself and to such Guarantor, to each Lender that so requests such a Beneficial Ownership Certification;
(vi)    there shall not have occurred or exist any material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents; and
(vii)    the Administrative Agent shall have a first priority perfected security interest in all of the Collateral.

Section 6.2.	Conditions Precedent to All Loans and Letters of Credit.

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In addition to satisfaction or waiver of the conditions precedent to the first Credit Event contained in Section 6.1., the obligations of (i) the Lenders to make any Loans, and (ii) the Issuing Banks to issue, extend or increase any Letters of Credit are each subject to the further conditions precedent that:
(a)    in the case of the making of a Loan, no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto;
(b)    in the case of the issuance, extension or increase of a Letter of Credit, no Default or Event of Default shall exist as of the date of the issuance, extension or increase of such Letter of Credit or would exist immediately after giving effect thereto;
(c)    none of the conditions described in Section 2.16. would exist after giving effect to the making of such Loan or the issuance, extension or increase of such Letter of Credit;
(d)    the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall have been true and correct in all respects) on and as of such earlier date); and
(e)    in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, in the case of a Swingline Loan, the applicable Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance, extension or increase of such Letter of Credit.
The occurrence of each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding subsection (a) through (e) (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued, extended or increased that to the best of the Borrower’s knowledge all conditions to the making of such Loan or issuing, extending or increasing of such Letter of Credit contained in this Article VI. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
Article VII. Representations and Warranties

Section 7.1.	Representations and Warranties.

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In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and to acquire participations in Letters of Credit and, in the case of each Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:
(a)    Organization; Power; Qualification. Each of the Parent and the Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is an EEA Financial Institution.
(b)    Ownership Structure. Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of each Loan Party, setting forth for each such Person, (i) the jurisdiction of organization of such Person, (ii) each Person (other than any Person holding any direct or indirect Equity Interests in the Parent, CBL Holdings I, Inc. and CBL Holdings II, Inc.) holding any direct or indirect Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Person represented by such Equity Interests, and (v) whether such Person is the Parent, the Borrower, a Limited Subsidiary, a Subsidiary Guarantor, a Subsidiary Grantor and/or a Limited Grantor. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Parent, the Borrower and its applicable Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clause (a) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on Part I of Schedule 7.1.(b), (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1.(b) correctly sets forth all Persons which own a Borrowing Base Property, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower. Exhibit 21 to the Parent’s Form 10-K for the fiscal year ended December 31, 2017, as supplemented by Part IV of Schedule 7.1.(b), is an accurate list of the Subsidiaries of the Parent as of the Effective Date (excluding those Subsidiaries that need not be disclosed on such Exhibit pursuant to Regulation S-K of the Securities Act).
(c)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary corporate, limited liability company, or partnership action required to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower, each other Loan Party and the Parent has the right and power, and has taken all necessary corporate, limited liability company, or partnership action required to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower, any other Loan Party or the Parent is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such

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Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party or the Parent is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party or the Parent; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any other Loan Party or the Parent, or any indenture, agreement or other instrument to which any Loan Party or the Parent is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or the Parent other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)    Compliance with Law; Governmental Approvals. To the best of the knowledge of the Parent and the Borrower after due inquiry, the Parent, each Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws (including, without limitation, Anti-Corruption Laws and Sanctions) relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)    Title to Properties; Liens. Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets owned directly by the Borrower and each other Loan Party, and for each Borrowing Base Property listed, the current occupancy status of such Property and whether such Property is a Borrowing Base Property or other real estate asset. Except as indicated on Schedule 7.1.(f) or other adjustments which are not material in amount, the Borrower, each other Loan Party and each other Subsidiary owns or leases the assets reflected in the most recent consolidated balance sheet of the Parent as of the date thereof or acquired or leased since that date (except property sold or otherwise disposed of in the ordinary course since such date). Schedule 4.1.(a) is, as of the Agreement Date, a complete and correct listing of all Borrowing Base Properties. None of the Collateral is subject to any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term). No Borrowing Base Property is subject to any Lien other than Permitted Liens. Each Borrowing Base Property satisfies all requirements under the Loan Documents for being an Eligible Property.
(g)    Existing Indebtedness; Total Indebtedness. The Parent’s form 10-Q for the third quarter of fiscal year 2018 as filed with the SEC sets forth true, correct and complete information, on a consolidated basis, as of September 30, 2018, regarding all Indebtedness (including all Guarantees) and Total Indebtedness of the Parent and each of the Loan Parties, other than Guarantees of Indebtedness set forth on Schedule 7.1.(g). As of the Agreement Date, the Parent and the Loan Parties have materially performed and are in material compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.
(h)    Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts (other than Tenant Leases). Each of the Parent, the Loan

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Parties and the Limited Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i)    Litigation. Except as set forth on Schedule 7.1.(i) (the “Disclosed Litigation”), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party or the Parent, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Closing Date, no action, change or development has occurred with respect to the Disclosed Litigation that could reasonably be expected to have a Material Adverse Effect.
(j)    Taxes. All federal, state and other material tax returns of the Borrower, the Parent, each other Loan Party and each Limited Subsidiary required by Applicable Law to be filed have been duly filed (other than any return the filing date of which has been extended in accordance with Applicable Law), and all federal, state and other material taxes, assessments and other governmental charges or levies upon, the Borrower, the Parent, each other Loan Party and each Limited Subsidiary and each of their respective properties, income, profits and assets which are due and payable have been paid, except any such non-payment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, the Parent, any other Loan Party or any other Limited Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower, the Parent, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.
(k)    Financial Statements. The Borrower has furnished to the Administrative Agent copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2016 and December 31, 2017, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2018, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Parent and its consolidated Subsidiaries for the fiscal quarter ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither the Parent, the Borrower nor any consolidated Subsidiary has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

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(l)    No Material Adverse Change. Since December 31, 2017, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent, the Borrower, the other Loan Parties and the other Limited Subsidiaries is Solvent.
(m)    ERISA.
(i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.
(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code; and (v) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.
(iv)    As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
(n)    Absence of Default. None of the Parent, the Loan Parties or the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, the Parent,

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any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)    Environmental Laws. The Borrower or other Loan Party has conducted reviews of the effect of Environmental Laws on the Borrowing Base Properties in the course of which the Borrower or such other Loan Party has identified and evaluated associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). To the best of the knowledge of the Parent and the Borrower after due inquiry, each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals with respect to the Borrowing Base Properties, and with respect to all Properties other than Borrowing Base Properties, where the failure to obtain or to comply with each of the immediately preceding clauses (i) through (iii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best of the knowledge of the Parent and the Borrower after due inquiry, neither the Parent nor any Loan Party has any knowledge of, nor has it received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Borrowing Base Properties or, with respect to the Properties other than the Borrowing Base Properties, where the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law which has not been filed or recorded and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s or the Borrower’s knowledge after due inquiry, threatened, against the Parent, any Loan Party or any other Subsidiary relating in any way to Environmental Laws with respect to the Borrowing Base Properties, and with respect to the Properties other than the Borrowing Base Properties, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s and the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other

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location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except, solely with respect to Properties that are not Borrowing Base Properties, to the extent that such generation, transportation or disposal could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(p)    Investment Company. None of the Parent, any Loan Party, or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(q)    Margin Stock. Neither the Parent, any Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(r)    Affiliate Transactions. Except as permitted by Section 10.9. or as otherwise set forth on Schedule 7.1.(r), neither the Parent nor any Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate (other than a Third Party Affiliate).
(s)    Intellectual Property. Each of the Parent, the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. To the Borrower’s knowledge, no material claim has been asserted by any Person against the Parent, any Loan Party or any other Subsidiary with respect to the use of any such Intellectual Property by the Parent, any Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the Borrower’s knowledge, the use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(t)    Business. As of the Agreement Date, the Parent, the Loan Parties, the other Limited Subsidiaries and the Wholly Owned Subsidiaries are primarily engaged in the business of owning and operating regional malls, strip shopping centers, outlet malls, office buildings, self-storage facilities, multi-family properties, hotels and mixed-use commercial properties.
(u)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(v)    Accuracy and Completeness of Information.

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(i)    The Parent, the Borrower and their respective Subsidiaries have disclosed to the Administrative Agent, the Issuing Banks and the Lenders all agreements, instruments and corporate or other restrictions to which the Parent, the Borrower, any other Loan Party or any other Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material written information furnished by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary to the Administrative Agent, any Issuing Bank or any Lender in connection with the transactions contemplated by the Loan Documents and the negotiation of the Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).
(ii)    As of the Agreement Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
(w)    Not Plan Assets; No Prohibited Transactions. For purposes of ERISA and the Internal Revenue Code, none of the assets of the Parent, any Loan Party or any other Subsidiary constitutes “plan assets”, within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any Plan. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties and the Parent, and the borrowing, other credit extensions and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(x)    Anti-Corruption Laws and Sanctions. None of (i) the Parent, the Borrower or any Subsidiary, or, to the knowledge of the Parent, the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates or (ii) to the knowledge of the Parent, any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has violated any Anti-Money Laundering Law in any material respect. Each of the Parent, the Borrower and their Subsidiaries, and to the knowledge of the Parent and the Borrower, each director, officer, employee, agent and Affiliate of the Parent, the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects with the Anti-Corruption Laws and applicable Sanctions by the Parent, the Borrower, their Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

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(y)    REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.
(z)    Legal Restrictions on Ability to Borrow. Neither the Parent nor any Loan Party is subject to any Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(aa)    Security Interests. Each of the Security Documents creates, as security for the Guaranteed Obligations, a valid and enforceable Lien on all of the Collateral, superior to and prior to the rights of all third Persons and subject to no other Liens (except for Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term)), in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(bb)    Operating Statements. Each of the operating summaries pertaining to each of the Borrowing Base Properties delivered by the Borrower to the Administrative Agent fairly presents the Net Operating Income and the Adjusted Borrowing Base NOI of each such Property for the period then ended.
(cc)    Borrowing Base Properties.
(i)    Eligibility. Each Borrowing Base Property is an Eligible Property.
(ii)    Americans with Disabilities Act Compliance. To each Loan Party’s knowledge, the Borrowing Base Properties comply in all material respects with the requirements and regulations of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq.
(iii)    Property Agreements. The Parent and the Borrower have delivered to the Administrative Agent true, correct and complete copies of each Property Management Agreement. To each Loan Party’s knowledge, each Property Management Agreement is in full force and effect, has not been amended or modified, and there are no defaults or events of default thereunder. Except for each Property Management Agreement, no agreements exist which are binding on any of the Loan Parties relating to the management of the Borrowing Base Properties.
(iv)    Certificate of Occupancy; Licenses. To each Loan Party’s knowledge, all material certificates, permits, licenses and approvals, including certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Borrowing Base Property (excluding, however, certificates of occupancy for tenant spaces and improvements) have been obtained and are in full force and effect. The Parent and the Borrower shall cause all such certificates, permits, licenses and approvals to be maintained in full force and effect. The use being made of each Borrowing Base Property is in conformity with all certificates, permits, licenses and approvals issued for and currently applicable to each Borrowing Base Property.
(v)    Physical Condition. To each Loan Party’s knowledge: (a) except as otherwise set forth in the estoppel certificates from the tenants at the Borrowing Base Properties delivered to the Administrative Agent on or before the Agreement Date, with respect to the Borrowing Base Properties, each Borrowing Base Property (including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors,

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landscaping, irrigation systems and all structural components, as applicable) is in good condition, order and repair in all material respects subject to ordinary wear and tear; and (b) there exist no structural or other material defects in or damage to any Borrowing Base Property, whether latent or otherwise. No Loan Party has received or has any knowledge of: (i) any written notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon; or (ii) any written notice of any termination or threatened termination of any policy of insurance or bond.
(vi)    Boundaries. Except as disclosed in the Title Policies or on the surveys delivered by the Borrower to the Administrative Agent on or prior to the Agreement Date, all of the improvements at each Borrowing Base Property lie wholly within the boundaries and building restriction lines of such Borrowing Base Property, and no improvements on adjoining properties encroach upon any Borrowing Base Property, and no improvements encroach upon or violate any easements or other encumbrances upon any Borrowing Base Property, except those which are insured against by title insurance.
(vii)    Flood Zone. Except as set forth on Schedule 7.1.(cc)(vii), no portion of any Borrowing Base Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.
(viii)    Filing and Recording Taxes. To the Borrower’s knowledge, all transfer taxes, deed stamps, intangible taxes, personal property taxes or other amounts in the nature of transfer or debt taxes required to be paid under applicable law in connection with the transfer of or debt on the Borrowing Base Properties, if any, have been paid. Any mortgage or deed of trust recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Documents, have been paid or are being paid simultaneously herewith. Except as disclosed in the Title Policies, to each Loan Party’s knowledge, all taxes and governmental assessments due and owing in respect of the Borrowing Base Properties have been paid.
(ix)    Tenant Leases. Except as disclosed in the rent roll for the Borrowing Base Properties delivered to and approved by the Administrative Agent on or prior to the Agreement Date (the “Rent Roll”), and on the estoppel certificates from the tenants at the Borrowing Base Properties delivered to the Administrative Agent on the Agreement Date, with respect to the Borrowing Base Properties: (A) the Loan Party owning the fee interest in the Borrowing Base Property relating to such Rent Roll (the “Applicable Loan Party”) is the sole owner of the entire lessor’s interest in the Tenant Leases; (B) to each Loan Party’s knowledge, the Tenant Leases are valid and enforceable against the Applicable Loan Party and the tenants set forth therein and are in full force and effect; (C) except as permitted pursuant to Section 10.9., all of the Tenant Leases are arms-length agreements with bona fide, independent third parties; (D) to each Loan Party’s knowledge, no party under any Tenant Lease is in default beyond any applicable notice and/or grace period thereunder; (E) except as set forth on any A/R report delivered with the Rent Roll, all rents due have been paid in full and no tenant is in arrears in its payment of rent (other than payment of work orders, direct utility recovery and CAM reconciliation not more than ninety (90) days past due); (F) neither the Parent, the Borrower nor the Applicable Loan Party nor any of their Affiliates has assigned or otherwise pledged or hypothecated the rents reserved in the Tenant Leases; (G) none of the rents has been collected for more than one (1) month in advance (except security

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deposits, percentage rent, if any, and other amounts collected and subject to later reconciliation pursuant to the terms of the applicable Tenant Leases, which shall not be deemed rent collected in advance); (H) the premises demised under the Tenant Leases have been completed and the tenants have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any tenants; (I) to each Loan Party’s knowledge, there exist no offsets or defenses to the payment of any portion of the rents and the Applicable Loan Party has no monetary obligation to any tenant under any Tenant Lease which has not been disclosed in writing to the Administrative Agent; (J) neither the Parent, the Borrower nor the Applicable Loan Party has received any written notice from any tenant challenging the validity or enforceability of any Tenant Lease; (K) to each Loan Party’s knowledge, there are no agreements with the tenants other than expressly set forth in each Tenant Lease; (L) no Tenant Lease contains an option to purchase, right of first refusal to purchase, or any other similar provision; (M) to each Loan Party’s knowledge, no Person has any possessory interest in, or right to occupy, such Borrowing Base Property except under and pursuant to a Tenant Lease; (N) to each Loan Party’s knowledge, no event has occurred that, but for the giving of notice and/or passage of time, would give any tenant any right to terminate any Tenant Lease at such Borrowing Base Property; (O) all material security deposits relating to the Tenant Leases reflected on the Rent Roll have been collected by the Applicable Loan Party; (P) no material brokerage commissions or finder’s fees are more than fifteen (15) days past due regarding any Tenant Lease demising space in excess of 50,000 rentable square feet; (Q) to each Loan Party’s knowledge, each tenant is in actual, physical occupancy of the premises demised under its Tenant Lease; and (R) no Tenant is a debtor in any state or federal bankruptcy, insolvency or similar proceeding. Notwithstanding the foregoing, when the representations in this section are remade from time to time in accordance with this Agreement, such representations shall be made with respect to the Rent Rolls of the applicable Borrowing Base Properties delivered to the Administrative Agent from time to time.
(x)    Property Information. Except as set forth on the Title Policy or surveys delivered to the Administrative Agent on or prior to the Agreement Date, or in the zoning reports delivered to the Administrative Agent on or prior to the Agreement Date, to the Borrower’s knowledge, (A) the Borrowing Base Properties include sufficient on-site parking to comply with Applicable Law; (B) the Borrowing Base Properties currently abut completed and dedicated public thoroughfares; and (C) no Loan Party has any knowledge, or reason to believe, that any archaeological ruins, discoveries or specimens, or cemeteries exist on any Borrowing Base Property.
(xi)    Brokers. (i) With respect to rentable spaces within the Borrowing Base Properties in excess of 50,000 rentable square feet, no agreements exist which are binding on any of the Loan Parties relating to the future leasing of such rentable spaces within the Borrowing Base Properties by brokers or other similar agents which are not terminable on more than thirty (30) days’ notice; and (ii) with respect to rentable spaces within the Borrowing Base Properties that are equal to or less than 50,000 rentable square feet, to the knowledge of the Loan Parties, no agreements exist which are binding on any of the Loan Parties relating to the future leasing of such rentable spaces within the Borrowing Base Properties by brokers or other similar agents which are not terminable on more than thirty (30) days’ notice.
(xii)    Parking. No agreements exist which are binding on any of the Loan Parties relating to the rights of tenants at the Borrowing Base Properties to park at locations other than at the Borrowing Base Properties.

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(dd)    Flood Hazard Insurance. With respect to each Borrowing Base Property, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 6.1.(a)(xiv)(B)(y) with respect to Borrowing Base Properties on the Effective Date, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any Property into or out of a special flood hazard area.

Section 7.2.	Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or the Parent, to the Administrative Agent, any Issuing Bank or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or the Parent prior to the Agreement Date and delivered to the Administrative Agent, any Issuing Bank or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any increase in the Revolving Commitments or any Incremental Term Loan is effected pursuant to Section 2.18., and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall have been true and correct in all respects) on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit, but shall terminate upon the termination of this Agreement in accordance with, but subject to, the provisions of Section 13.11.
Article VIII. Affirmative Covenants
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7., the Parent and the Borrower, as applicable, shall comply with the following covenants:

Section 8.1.	Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (a) (solely with respect to Subsidiaries that are not Loan Parties or Limited Subsidiaries), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 8.2.	Compliance with Applicable Law.
The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent and the Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance with the Anti‑Corruption Laws and applicable Sanctions in all material respects by the Parent, the Borrower, their Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

Section 8.3.	Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and insured casualty losses excepted, and (b) from time to time make or cause to be made all necessary repairs and replacements to such Properties, so that the business carried on in connection therewith may be properly conducted at all times.

Section 8.4.	Conduct of Business.
The Borrower shall, and shall cause the other Loan Parties, each other Limited Subsidiary and each Wholly Owned Subsidiary to, carry on its respective businesses as described in Section 7.1.(t).

Section 8.5.	Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law; provided that notwithstanding the foregoing, the Borrower shall at all times maintain the Environmental Insurance Policy and shall cause the renewal thereof in amounts and with scope of coverage not less than the amounts and scope of coverage in effect on the Agreement Date. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of certificates evidencing all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form acceptable to the Administrative Agent, providing that the insurance coverage required under this Section 8.5. (including, without limitation, both property and liability insurance) is in full force and effect and stating that coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment of premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for its benefit and for the benefit of the other Lender Parties, is named as mortgagee lender’s loss payee on each property casualty insurance policy and additional insured on all other insurance policies that the Borrower or any Loan Party actually maintains with respect to any

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Borrowing Base Property and improvements on such Property. Such insurance shall, in any event, include terrorism coverage and all of the following:
(a)    Insurance against loss to such Properties on an “all risk” policy form, covering insurance risks no less broad than those covered under a Special Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as the Administrative Agent may reasonably require, in amounts equal to the full replacement cost of the Properties including fixtures and equipment, the Borrower’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent, an agreed amount endorsement, and with deductibles of not more than $100,000 (or such higher commercially reasonable deductible as the Administrative Agent shall determine in its sole discretion), except that any deductibles for any insurance covering damage (i) by windstorm or earthquake may be in amounts up to 5% of the value of the Property insured, (ii) by hail or water damage may be in the amount of $200,000, or (iii) by flood may be in amounts up to 5% of the coverage under the policy (except that flood insurance policies under the National Flood Insurance Program cannot exceed $50,000);
(b)    Rental loss and/or business income interruption insurance in amounts sufficient to pay, during any period in which a Property may be damaged or destroyed, for a period of twenty-four (24) months; (i) at least 100% of all rents and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of the Property;
(c)    During the making of any alterations or improvements to a Property, carry or cause to be carried builder’s completed value risk insurance against “all risks of physical loss” for the full replacement cost of the construction Properties;
(d)    Fully paid flood hazard insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973 and The National Flood Insurance Reform Act of 1994, or as otherwise required by the Administrative Agent, if any such Property is now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on such Property, or as such lesser amounts as may be determined by the Administrative Agent, but which such amounts shall not be less than the minimum required under the Flood Laws (and the Borrower shall (i) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (ii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area);
(e)    Commercial general public liability insurance, with the location of the Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Properties, with the Borrower or the applicable Subsidiary listed as the named insured, with such limits as the Borrower or the applicable Subsidiary may reasonably require (but in no event less than $1,000,000 per occurrence including any excess coverage); and
(f)    Such other insurance, including, without limitation, earthquake and environmental coverages, relating to the Properties and the uses and operation thereof as the Administrative Agent may, from time to time, reasonably require.
All insurance (except for auto, earthquake or flood insurance (but only if the flood insurance is obtained under the National Flood Insurance Program and not with respect to private flood insurance if obtained) shall be written by carriers with a claims paying ability of “A” or better by S&P (and

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the equivalent by any other rating agency) or having a rating of A or better in the current Best’s insurance reports.
In the event of any damage to a Borrowing Base Property, in whole or in part, by fire or other casualty or any condemnation, in whole or in part, shall occur with respect to any Borrowing Base Property (a “Casualty/Condemnation Event”), in accordance with Section 9.4(m) hereof, the Borrower shall give prompt notice of such damage or condemnation to the Administrative Agent. To the extent the repair and restoration of such Borrowing Base Property shall be (i) less than ten percent (10%) of the Appraised Value of such Borrowing Base Property, the Borrower shall and (ii) greater than or equal to ten percent (10%) of the Appraised Value of such Borrowing Base Property, the Borrower, subject to the prior consent of the Administrative Agent, shall, in each case, promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Borrowing Base Property was in immediately prior to such Casualty/Condemnation Event. Provided the extent of damage or condemnation is expected to be less than ten percent (10%) of the Appraised Value of such Property, and the Borrower delivers to the Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration of such Borrowing Base Property, the Administrative Agent shall cause, and the Lenders hereby authorize the Administrative Agent to cause, all insurance proceeds payable as a result of such Casualty/Condemnation Event to be disbursed to the Borrower for the restoration of such Borrowing Base Property. In the event the extent of damage or condemnation is expected to be equal to or more than ten percent (10%) of the Appraised Value of such Property, (i) the insurance proceeds payable as a result of such Casualty/Condemnation Event shall be deposited into one or more accounts controlled by the Administrative Agent and (ii) the Administrative Agent shall consult with the Borrower regarding the procedure for distribution, if any, of the insurance proceeds to be disbursed from such account(s) to the Borrower for the restoration of such Borrowing Base Property, which disbursement shall be made in accordance with customary construction disbursement provisions as mutually agreed by the Borrower and the Administrative Agent.

Section 8.6.	Payment of Taxes and Claims.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is (x) being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP, or (y) bonded or otherwise insured against to the reasonable satisfaction of the Administrative Agent.

Section 8.7.	Books and Records; Inspections.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower shall, and the Borrower shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and, if an Event of Default shall then exist, the

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Administrative Agent may conduct such discussions with the Borrower’s independent public accountants, all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice; provided, however, unless an Event of Default exists (a) only the Administrative Agent may exercise its rights under this Section which shall be limited to two (2) inspections during any period of twelve (12) consecutive months, and (b) the Administrative Agent may not discuss the affairs, finances and accounts of the Parent or the Borrower with their employees pursuant to this Section. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their actual costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. Each of the Parent and the Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent if an Event of Default shall then exist.

Section 8.8.	Use of Proceeds.
(a)    Revolving Facility. The Borrower will use the proceeds of Revolving Loans only (i) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (ii) to finance acquisitions otherwise permitted under this Agreement; (iii) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; (iv) to make equity investments otherwise permitted under this Agreement and (v) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general partnership purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Revolving Loans.
(b)    Term Loan Facility. The Borrower will use the proceeds of the Term Loans only to finance the repayment of Indebtedness of the Borrower and its Subsidiaries.
(c)    Facilities Generally. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary or the Parent, or any of its or their respective directors, officers, employees and agents, to, use any proceeds of the Loans or any Letter of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Parent may use proceeds of the Loans and Letters of Credit to purchase the Parent’s common stock so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. The Borrower will not request any Credit Event, and the Borrower shall not use, and shall procure that the Parent and its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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Section 8.9.	Environmental Matters.
The Borrower shall, and shall cause the Parent, each Loan Party and each other Subsidiary to, comply with all Environmental Laws with respect to the Borrowing Base Properties. The Borrower shall, and shall cause the Parent, each Loan Party and each other Subsidiary to, comply with all Environmental Laws with respect to Properties that are not Borrowing Base Properties, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower shall comply, and shall cause the Parent and each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause the Parent and each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws with respect to the Borrowing Base Properties, and with respect to Properties that are not Borrowing Base Properties, with all Environmental Laws in all material respects. The Borrower shall, and shall cause the Parent and each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply (a) with respect to the Borrowing Base Properties, in all respects, and (b) with respect to Properties that are not Borrowing Base Properties, in all material respects, in each case, with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause the Parent and the Loan Parties and the other Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent, any Issuing Bank or any Lender. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, after prior written notice to the Administrative Agent, either the Borrower or any Guarantor, at its own expense, shall have the right to contest by appropriate legal proceedings, promptly initiated and conducted at all times in good faith with due diligence, without cost or expense to the Administrative Agent, any Issuing Bank or any Lender, the validity or application of any Environmental Laws which do not subject the Administrative Agent, any Issuing Bank or any Lender to any civil or criminal liability, provided that continually and at all times (i) no Event of Default shall occur under this Agreement or the other Loan Documents, (ii) neither any Property nor any part thereof or interest therein will be in danger of being sold, attached, liened, forfeited, terminated, canceled or lost, and (iii) the Borrower or such Guarantor, as the case may be, shall have furnished security to the Administrative Agent, satisfactory to the Administrative Agent, in its reasonable discretion, against any loss or injury by reason of such contest or delay.

Section 8.10.	Further Assurances.
At the Borrower’s cost and expense (provided such cost is reasonable and shall not have a Material Adverse Effect) and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11.	Material Contracts.
The Borrower shall, and shall cause the Parent, each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract. The Borrower

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shall not, and shall not permit the Parent, any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12.	REIT Status.
The Parent shall at all times maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13.	Exchange Listing.
The Parent shall maintain outstanding at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14.	Subsidiary Grantors; Subsidiary Guarantors.
(a)    With respect to:
(i)    any Subsidiary that owns any Borrowing Base Property (and each Subsidiary of the Borrower that owns, directly or indirectly, the Equity Interests of such Subsidiary), as of the date such Property shall be added as a Borrowing Base Property pursuant to Section 4.1. after the Effective Date, and
(ii)    the Parent or any Subsidiary of the Parent that guarantees, or is a borrower or is otherwise obligated in respect of, any Indebtedness of the Borrower or any Subsidiary of the Borrower (except for (A) guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability and (B) guaranties of tenant improvement allowances with respect to any Property owned by any of its Subsidiaries to the extent such guaranties are entered into in the ordinary course of the Borrower’s business and consistent with past practice), within five (5) Business Days (or such longer period as the Administrative Agent may reasonably determine) after the effectiveness of such addition, guarantee or obligation, in each case, the Borrower shall, or shall cause the Parent or such Subsidiary, as applicable, to, deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (x) (A) with respect to the Parent, an amendment to the Parent Guaranty to unconditionally guaranty the Guaranteed Obligations hereunder in their entirety, (B) with respect to any such Subsidiary, (i) an Accession Agreement executed by such Subsidiary, (ii) with respect to any such Subsidiary that directly owns the Equity Interests of the Borrower (other than CBL Holdings I Inc., a Delaware corporation, and CBL Holdings II, Inc., a Delaware corporation) or any owner of the Borrowing Base Properties (other than (i) a Limited Grantor and (ii) solely to the extent that Madison Joint Venture shall own assets other than Collateral, any such Subsidiary that directly owns Equity Interests of Madison Joint Venture), a Collateral Joinder Agreement and (iii) with respect to any Limited Grantor, a Pledge Joinder Agreement and (y) (i) the items that would have been delivered under subsections (vi) through (x) and (xxi) of Section 6.1.(a) and under subsections (iv) and (v) of Section 6.1.(b) as if such Subsidiary had been a Guarantor on the Agreement Date and (ii) the items that would have been delivered under subsections (xi) through (xii) of Section 6.1.(a) as if such Subsidiary had been a Subsidiary Grantor on the Agreement Date; provided, however, promptly (and in any event within five (5) Business Days (or such longer period as the Administrative Agent may reasonably determine)) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a

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Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section.
(b)    The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor owns no Borrowing Base Property, nor any direct or indirect Equity Interest in any Subsidiary that owns a Borrowing Base Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; (iv) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall have been true and correct in all respects) on and as of such earlier date); and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
(c)    The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Subsidiary Grantor from the Collateral Agreement or the Pledge Agreement, as applicable, so long as: (i) such Subsidiary Grantor owns no Borrowing Base Property, nor any direct Equity Interest in any Subsidiary that owns a Borrowing Base Property; (ii) such Subsidiary Grantor is not otherwise required to be a party to the Collateral Agreement or the Pledge Agreement, as applicable, under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; (iv) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall have been true and correct in all respects) on and as of such earlier date); and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

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Section 8.15.	Compliance with Anti-Corruption Laws and Sanctions.
The Borrower shall maintain in effect and enforce policies and procedures (including policies and procedures implemented and maintained by the managers of Properties) reasonably designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.16.	Liens.
If a claim of Lien is recorded which affects any Borrowing Base Property (other than a Permitted Lien), the Borrower shall, within thirty (30) days after the Administrative Agent’s demand, or any Loan Party obtains knowledge thereof, whichever occurs first: (a) pay and discharge the claim of Lien; (b) effect the release thereof by recording or depositing with a court of competent jurisdiction a surety bond in sufficient form and amount; (c) contest such Lien as provided below; or (d) provide the Administrative Agent with other assurances (by bonding in accordance with statutory bonding requirements or receipt of affirmative title insurance coverage insuring over such Lien) which the Administrative Agent deems, in its reasonable discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of the Administrative Agent from the effect of such Lien. The Borrower may contest in good faith any Lien, claim, demand, levy or assessment by any Person if: (i) the Borrower pursues the contest diligently, in a manner which does not materially impair the rights of the Administrative Agent under any of the Loan Documents; and (ii) the Borrower deposits with the Administrative Agent any funds or other forms of assurance which the Administrative Agent in good faith determines from time to time appropriate to protect the Administrative Agent from the consequences of the contest being unsuccessful.

Section 8.17.	Tenant Leases.
Unless consented to in writing by the Administrative Agent or otherwise permitted under any other provision of the Loan Documents (including, without limitation, Section 10.12.), the Borrower and/or the Applicable Loan Party shall not, with respect to any Borrowing Base Property:
(a)    grant any tenant under any Tenant Lease any option, right of first refusal or other right to purchase all or any portion of such Borrowing Base Property under any circumstances;
(b)    grant any tenant under any Tenant Lease any right to prepay rent more than one month in advance (other than the initial rental payment payable upon execution of a Tenant Lease and other than security deposits);
(c)    execute any assignment of landlord’s interest in any Tenant Lease;
(d)    collect rent or other sums due under any Tenant Lease in advance, other than to collect rent one month in advance of the time when it becomes due;
(e)    permit any sublease or assignment of a Tenant Lease demising space in excess of 50,000 rentable square feet to which the landlord’s consent is expressly required pursuant to the terms of such Tenant Lease;
(f)    terminate, modify, restate or amend any Tenant Lease in any material manner if such Tenant Lease demises space in excess of 50,000 rentable square feet (including, without limitation, any changes to the economic provisions thereof);

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(g)    release or discharge the tenant or any guarantor under any Tenant Lease demising space in excess of 50,000 rentable square feet from any material obligation thereunder; or
(h)    commit, permit or suffer to exist (and shall use commercially reasonable efforts to ensure that the Borrower’s tenants do not commit, permit or suffer to exist) any illegal activities or activities relating to any Schedule 1 federally controlled substances at such Borrowing Base Property (including, without limitation, any growing, distributing and/or dispensing of medical or recreational marijuana).

Section 8.18.	Post-Closing Covenants.
The Borrower shall satisfy the requirements set forth in Schedule 8.18. on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion. To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified in this Section 8.18., such delivery may be made or such action may be taken at any time prior to that specified in this Section 8.18. To the extent any representation and warranty would not be true or any provision of any covenant would be breached because the actions required by this Section 8.18. are not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct with respect to such action, or the respective covenant complied with, only at the time the respective action is taken (or was required to be taken) in accordance with this Section 8.18.
Article IX. Information
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Borrower shall furnish to the Administrative Agent at the Principal Office for distribution to each of the Lenders:

Section 9.1.	Quarterly Financial Statements.
As soon as available and in any event within five (5) Business Days after the same is required to be filed with the SEC (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Parent), a copy of each report on Form 10‑Q (or its equivalent) which the Parent shall file with the SEC. If the Parent ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).

Section 9.2.	Year-End Statements.
As soon as available and in any event within five (5) Business Days after the same is required to be filed with the SEC (but in no event later than ninety (90) days after the end of each fiscal year of the Parent), a copy of each report on Form 10‑K (or its equivalent) which the Parent shall file with the SEC. If the Parent ceases to file such reports, or if any such report filed does not contain any of the following, then

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the Borrower shall deliver as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Requisite Lenders, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.

Section 9.3.	Compliance Certificate.
Within ten (10) Business Days after the date (but in no event later than the 45th day after the end of any applicable fiscal quarter or 90 days after the end of any applicable fiscal year) the financial statements are furnished pursuant to the immediately preceding Sections 9.1. and 9.2., commencing with the fiscal year ended December 31, 2018, (a) a certificate substantially in the form of Exhibit L (a “Compliance Certificate”) executed on behalf of the Borrower by any officer of the Parent having a position of at least a senior vice president or the Parent’s vice president of accounting (i) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish (x) whether the Parent was in compliance with the covenants contained in Section 10.1. and (y) the Minimum Debt Yield Ratio (Total Commitments) and the Minimum Debt Yield Ratio (Outstandings); and (ii) stating that to the best of such officer’s knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure and (b) a schedule of the Borrowing Base Properties detailing all financial information maintained on the Borrowing Base Properties, including, without limitation, trailing twelve (12) month Net Operating Income, Adjusted Borrowing Base NOI, GAAP undepreciated cost basis, Occupancy Rate, property NOI projections, operating statements, a current Rent Roll, aggregate capital investments and maintenance capital expenditures for each Borrowing Base Property made during such quarterly accounting period or fiscal year, as the case may be, and sales reports (including occupancy costs, to the extent available).

Section 9.4.	Other Information.
(a)    Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent, the Borrower or the Parent’s Board of Directors by its independent public accountants including, without limitation, any management report;
(b)    Within ten (10) Business Days of the filing thereof, and if the same are not available on-line free of charge from either the website of the SEC or the website of the Parent, copies of all press releases, shareholder reports, registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which the Parent, any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

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(c)    Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent or the Borrower;
(d)    No later than ninety (90) days after the end of each fiscal year of the Parent ending prior to the latest Maturity Date, projected balance sheets, operating statements, profit and loss projections and cash flow budgets (including sources and uses of cash) of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail, including in the case of the cash flow budgets, excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds, as well as, cash obligations for acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans and other anticipated uses of cash, including a leasing status report identifying current occupancy and lease maturities in the next twelve months. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1. and at the end of each fiscal quarter of the remainder of the fiscal year;
(e)    No later than thirty (30) days following the end of each fiscal year of the Parent ending prior to the latest Maturity Date, a NOI budget for each Property for the then current fiscal year of the Parent, together with applicable investment memorandums;
(f)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent or the Borrower setting forth details as to such occurrence and the action, if any, which the Parent, the Borrower or applicable member of the ERISA Group is required or proposes to take;
(g)    To the extent any Senior Officer is aware of the same, prompt notice of any notification received from, any inquiry by or the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses (including but not limited to any notification of a material violation of any law or regulation) which, if determined or resolved adversely to such Person, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;
(h)    A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent, the Borrower, any other Loan Party or any Limited Subsidiary within five (5) Business Days after the effectiveness thereof;
(i)    Prompt notice of (i) any change in the Chairman, Chief Executive Officer, President or Chief Financial Officer of the Parent, the Borrower, the Management Company or any other Loan Party, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(j)    Prompt notice of (i) the occurrence of any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, any Loan Party or any other Limited Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(k)    Prompt notice of any order, judgment or decree which is not covered by insurance and which is in excess of $10,000,000 having been entered against the Parent or the Borrower or any of their respective properties or assets, and which is in excess of $1,000,000 having been entered against any other Loan Party or any Limited Subsidiary or any of their respective properties or assets;
(l)    Prompt notice of any guaranty executed by a Subsidiary guaranteeing Indebtedness of the Parent, the Borrower or any Subsidiary of the Borrower and which, as a result thereof, is required to execute a Guaranty (or joinder thereto) pursuant to Section 8.14.(a);
(m)    Any notification of a material violation of any Applicable Law that shall have been received by the Parent, any Loan Party or any other Limited Subsidiary from any Governmental Authority;
(n)    Prompt notice of (a) any litigation pending or credibly threatened in writing against any Loan Party with respect to any Borrowing Base Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) any casualty expected to result in a loss of more than $2,500,000 affecting any portion of the Borrowing Base Properties, which is insured or uninsured or partially uninsured loss through fire, theft, liability or damage; and (c) any order, judgment or decree having been entered against any Loan Party or any other Subsidiary of the Parent or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(o)    Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(p)    Promptly, upon any change in the Parent’s or the Borrower’s Credit Rating, a certificate stating that the Parent’s or the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;
(q)    Promptly, upon each request, such information and documentation as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;
(r)    Promptly, and in any event within ten (10) days after the Borrower obtains knowledge thereof, the Borrower shall provide the Administrative Agent with written notice of the occurrence of any of the following: (i) the Borrower, the Parent, any Loan Party or any other Subsidiary shall receive notice that any violation of or non-compliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, the Parent, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or non-compliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response

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to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby, or (iv) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, in each of the cases described in the immediately preceding clauses (i) through (iv), with respect to the Borrowing Base Properties, and with respect to the Properties that are not Borrowing Base Properties, where the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(s)    Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;
(t)    To the extent the Parent, the Borrower, any Loan Party or any other Subsidiary is aware of the same, prompt notice of any matter that has had, or which could reasonably be expected to have, a Material Adverse Effect;
(u)    From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any of their respective Subsidiaries, any other Loan Party or the Management Company as the Administrative Agent or any Lender may reasonably request;
(v)    No more than thirty (30) days following the consummation of any transaction of acquisition, merger or purchase of assets, involving consideration, or valued, in excess of $300,000,000, whether in a single transaction or related series of transactions, written notice of such transaction or transactions, together with a reasonably detailed description thereof; provided, however, that this Section 9.4.(v) shall not eliminate any requirement in Section 10.4. or elsewhere herein that Borrower provide notice to the Administrative Agent and/or receive approval or consent from the Administrative Agent and/or the Lenders prior to such transactions;
(w)    No more than ten (10) Business Days following the consummation of any disposition of an asset or pool of assets, involving consideration, or valued, in excess of $500,000,000, whether in a single transaction or related series of transactions, written notice of such transaction or transactions, together with a reasonably detailed description thereof; provided, however, that this Section 9.4.(w) shall not eliminate any requirement in Section 10.4. or elsewhere herein that Borrower provide notice to the Administrative Agent and/or receive approval or consent from the Administrative Agent and/or the Lenders prior to such transactions;
(x)    Prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and
(y)    Not later than the 30 days prior to the end of each calendar year, the Borrower shall either (a) request from First American Title Insurance Company (“First American”) and provide to the Administrative Agent, verification from First American that no Material Event (as defined in that certain Certificate delivered by First American to the Administrative Agent with respect to First American’s Reinsurance Program (as defined therein) on or prior to the Effective Date (the “Reinsurance Certificate”)) has occurred, or (b) if such a Material Event has occurred, cause First American to purchase facultative re-insurance, at the Borrower’s cost, from another title insurance company in an amount contemplated by the

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Reinsurance Certificate and otherwise in form and substance reasonably acceptable to the Administrative Agent.

Section 9.5.	Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower); provided that (i) the foregoing shall not apply to (x) notices to any Lender (or any Issuing Bank) pursuant to Article II. and (y) any Lender that has notified the Administrative Agent or the Borrower that it cannot or does not want to receive electronic communications and (ii) documents required to be delivered pursuant to Sections 9.1., 9.2., 9.4.(b) and 9.4.(c) (other than press releases) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Borrower shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information (other than with respect to financial statements pursuant to Sections 9.1. and 9.2., for which the Borrower shall provide notification via electronic mail to the Administrative Agent) to satisfy its reporting obligations). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies (except in such instances where notification is not required pursuant to this Section 9.5.(a)) each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of any documents to the Administrative Agent (if requested by the Administrative Agent) or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6.	Public/Private Information.
The Borrower and the Parent shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower or the Parent. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower or the Parent to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower and the Parent shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public

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Information” and (b) that are not Public Information as “Private Information”. Notwithstanding the foregoing, each Lender which does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 9.5. in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 9.5. and that may contain material non‑public information with respect to the Parent, the Borrower or its or their securities for purposes of United States federal and state securities laws.

Section 9.7.	Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the Parent and the other Loan Parties, to provide promptly upon any such request to such Lender, the Borrower’s, the Parent’s, each Guarantor’s and each other Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, a cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product. Each Lender will treat all information furnished to it in accordance with this Section 9.7. in the manner required by Section 13.9. of this Agreement.
Article X. Negative Covenants
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7., the Borrower or the Parent, as the case may be, shall comply with the following covenants:

Section 10.1.	Financial Covenants.
(a)    Definitions. Capitalized terms used in subsections (b), (c), (d) and (e) below shall have the meanings set forth in Schedule 10.1., but such definitions shall not be used for any other provisions of this Agreement.
(b)    Limitation on Total Outstanding Debt. Neither the Limited Guarantor nor the Operating Partnership will incur, or permit any of the Subsidiaries to incur, any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of outstanding Debt of the Limited Guarantor, the Operating Partnership and the Subsidiaries (determined on a consolidated basis in accordance with United States generally accepted accounting principles) is greater than 60% of the sum of the following (without duplication): (1) Total Assets of the Limited Guarantor, the Operating Partnership and their respective Subsidiaries as of the last day of the fiscal quarter covered in the Limited Guarantor’s annual or quarterly report most recently furnished to the Lenders or filed with the SEC, as the case may be, or, if the Limited Guarantor is no longer obligated to file annual and quarterly reports with the SEC, as of the last day of the then most recently ended fiscal quarter and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Limited Guarantor, the Operating Partnership or any

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Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
(c)    Secured Debt Test. Neither the Limited Guarantor nor the Operating Partnership will incur, or permit any of their respective Subsidiaries to incur, any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of their respective property or assets, whether owned on the date hereof or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of outstanding Debt of the Limited Guarantor, the Operating Partnership and their respective Subsidiaries (determined on a consolidated basis in accordance with United States generally accepted accounting principles) which is secured by a Lien on any property or assets of the Limited Guarantor, the Operating Partnership or any of their respective Subsidiaries is greater than 40% of the sum of (without duplication):
(i)    Total Assets of the Limited Guarantor, the Operating Partnership and their respective Subsidiaries as of the last day of the fiscal quarter covered in the Limited Guarantor’s annual or quarterly report most recently furnished to the Lenders or filed with the SEC, as the case may be, or, if the Limited Guarantor is no longer obligated to file annual and quarterly reports with the SEC, as of the last day of the then most recently ended fiscal quarter, and
(ii)    the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Limited Guarantor, the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
(d)    Debt Service Test. Neither the Limited Guarantor nor the Operating Partnership will incur, or permit any of their respective Subsidiaries to incur, any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended as of the last day of the fiscal quarter covered in the Limited Guarantor’s annual or quarterly report most recently furnished to the Lenders or filed with the SEC, as the case may be, or, if the Limited Guarantor is no longer obligated to file annual and quarterly reports with the SEC, the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with United States generally accepted accounting principles), and calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Limited Guarantor, the Operating Partnership or any Subsidiary since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement by the Limited Guarantor, the Operating Partnership or any Subsidiary of any other Debt since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Limited Guarantor, the Operating Partnership or any Subsidiary of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

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If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period if such Debt was outstanding during such period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of the foregoing, Debt will be deemed to be incurred by the Limited Guarantor, the Operating Partnership or any Subsidiary whenever it shall create, assume, guarantee or otherwise become liable in respect thereof.
(e)    Maintenance of Total Unencumbered Assets. The Limited Guarantor, the Operating Partnership and their respective Subsidiaries, on an aggregate basis, will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of outstanding Unsecured Debt determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.
(f)    Minimum Debt Yield Ratio (Outstandings). On the Effective Date and at all times during the term of the Facilities, the Minimum Debt Yield Ratio (Outstandings) shall not be less than or equal to ten percent (10.00%).
(g)    Minimum Borrowing Base Property Requirements. At all times during the term of the Facilities, (i) there shall be no fewer than ten (10) Borrowing Base Properties and (ii) the Required Borrowing Base Properties shall be Borrowing Base Properties.
(h)    Occupancy Rate. The aggregate Occupancy Rate of the Borrowing Base Properties shall not be less than eighty percent (80%) as of the last day of the most recently ended fiscal quarter.
(i)    Liquidity. The Parent and the Borrower shall not permit aggregate unrestricted cash and Cash Equivalents (calculated on a consolidated basis for the Parent, the Borrower and their respective Subsidiaries) constituting proceeds of the Revolving Facility to exceed $100,000,000 at any time.
(j)    Permitted Investments. The Parent shall not, and shall not permit the Borrower, any other Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings (for purposes of this Section 10.1., the value of the holdings described in items (i), (iii), (iv), (v), (vi) and (vii) shall be calculated in accordance with GAAP, and the value of the holdings described in item (ii) shall be the lower of cost or market) of such Persons to exceed the following levels, as a percentage of Total Asset Value, at any time:
(i)    Unimproved Land, such that the aggregate book value of all such Unimproved Land exceeds five percent (5%) of Total Asset Value;
(ii)    Common stock, Preferred Stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), such that the aggregate value of such interests calculated on the basis of the lower of cost or market, exceeds five percent (5%) of Total Asset Value;
(iii)    Mortgage Receivables, such that the aggregate book value of Indebtedness secured by such Mortgage Receivables exceeds five percent (5%) of Total Asset Value;

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(iv)    Investments in Unconsolidated Affiliates of the Borrower or the Parent, such that the aggregate book value of such Investments in Unconsolidated Affiliates exceeds fifteen percent (15%) of Total Asset Value;
(v)    the aggregate amount of the Total Budgeted Costs for Development Properties in which the Borrower either has a direct or indirect ownership interest shall not exceed fifteen percent (15%) of Total Asset Value. If a Development Property is owned by an Unconsolidated Affiliate of the Borrower or any Subsidiary, then the greater of (1) the product of (A) the Borrower’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Total Budgeted Costs for such Development Property or (2) the recourse obligations of the Borrower or any Subsidiary relating to the Indebtedness of such Unconsolidated Affiliate, shall be used in calculating such investment limitation;
(vi)    Investments in Properties that are not Retail Properties (other than the real estate located at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee), such that the aggregate value of all such Investments exceeds ten percent (10%) of Total Asset Value; and
(vii)    Purchase Money Advances, such that the aggregate book value of all such Purchase Money Advances exceeds five percent (5%) of Total Asset Value.
In addition to the foregoing limitations, the aggregate value of the immediately preceding items (i), (ii), (iii), (iv), (v), (vi) and (vii) shall not exceed thirty-five percent (35%) of Total Asset Value.
(k)    Dividends and Other Restricted Payments. The Parent and the Borrower shall not, and shall not permit any of their Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Parent, the Borrower and their Subsidiaries may declare and make the following Restricted Payments:
(i)    Subsidiaries other than the Borrower may make Restricted Payments to the Borrower and the other Subsidiaries at any time.
(ii)    So long as no Default or Event of Default exists or would result therefrom, the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (x) the amount required to be distributed for the Parent to remain in compliance with Section 8.12. or (y) ninety-five percent (95%) of Funds From Operations.
(iii)    If a Default or Event of Default exists, the Parent may only cause the Borrower (directly or indirectly through any intermediate Subsidiaries) to make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the minimum amount required to be distributed for the Parent to remain in compliance with Section 8.12.
(iv)    Notwithstanding the foregoing clauses (i), (ii), and (iii), if a Default or Event of Default specified in Section 11.1.(a) resulting from the Borrower’s failure to pay when due the principal of, or interest on, any of the Loans or any Fees, Section 11.1.(e) or (f) shall have

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occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 11.2.(a), the Parent and the Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payments whatsoever.

Section 10.2.	Negative Pledge.
(a)    The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (i) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Property, any direct or indirect Equity Interest of the Parent in any Person owning any Borrowing Base Property or (other than an Excluded Subsidiary of the type described in clause (a) of the definition of “Excluded Subsidiary”) any of its other properties, assets, income or profits of any character whether now owned or hereafter acquired, except for Permitted Liens (but not, with respect to any Collateral, any Permitted Liens described in clause (g) of the definition of that term), (ii) permit any Borrowing Base Property or (other than an Excluded Subsidiary of the type described in clause (a) of the definition of “Excluded Subsidiary”) any of its other properties, assets, income or profits or any direct or indirect ownership interest of the Borrower or in any Person owning any properties, assets, income or profits, to be subject to a Negative Pledge or (iii) create, assume, incur, permit or suffer to exist any Lien on other Collateral, or any direct or indirect ownership interest of the Parent in any Person owning any other Collateral, except for Permitted Liens.
(b)    The Borrower shall not, and shall not permit any Excluded Subsidiary to, (i) create, assume, incur, permit or suffer to exist any Lien on any Equity Interests of any Subsidiary of the Borrower holding title to any Eligible Property or any other Collateral or the Equity Interests of any Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in any Subsidiary of the Borrower holding title to any Eligible Property or any other Collateral (all such Equity Interests under this clause (i) being “Specified Equity Interests”), except for Permitted Liens described in clause (f) of the definition of that term or (ii) permit any Specified Equity Interests to be subject to a Negative Pledge.

Section 10.3.	Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiaries (other than an Excluded Subsidiary of the type described in clause (a) of the definition of “Excluded Subsidiary”) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Borrower or any other Subsidiary; (c) make loans or advances to the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) – (d) those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.

Section 10.4.	Merger, Consolidation, Sales of Assets and Other Arrangements.
Without the prior written consent of the Requisite Lenders, such consent not to be unreasonably withheld, the Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions and whether effected pursuant to a Division or otherwise, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; (d) consummate a Division as the Dividing

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Person; or (e) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:
(i)    any Subsidiary of the Borrower may merge with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (y) any other Subsidiary of the Borrower, provided that if such merger involves a Loan Party, such Loan Party is the survivor;
(ii)    any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;
(iii)    a Loan Party (other than the Borrower or any Loan Party that owns a Borrowing Base Property) and any Subsidiary that is not (and is not required to be) a Loan Party (other than a Limited Subsidiary) may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(iv)    any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person, and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer, together with all information related to such consolidation, merger, acquisition, Investment, sale, lease or transfer as the Administrative Agent may reasonably request; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1.; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party which owns an Eligible Property, such Person shall be the survivor thereof; (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and (5) (A) with respect to any such acquisition or Investment involving consideration, or valued, in excess of fifteen percent (15%), but less than twenty-five percent (25%), of Total Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter, the Administrative Agent has consented thereto or (B) with respect to any such acquisition or Investment involving consideration, or value, in excess of twenty-five percent (25%) of Total Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter, the Requisite Lenders have consented thereto;
(v)    the Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business; and

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(vi)    if any Loan Party or any Limited Subsidiary that is a limited liability company consummates a Division (with or without the prior consent of the Requisite Lenders as required above), each Division Successor shall be required to comply with the obligations set forth in Sections 8.10. and 8.14. and the other further assurances obligations set forth in the Loan Documents and become a Loan Party or Limited Subsidiary, as applicable, under this Agreement and the other Loan Documents.
Further, no Loan Party nor any Subsidiary shall enter into any sale‑leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 10.5.	Plans.
The Borrower shall not, and shall not permit the Parent or any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA or the Internal Revenue Code and the respective regulations promulgated thereunder for purposes of ERISA and the Internal Revenue Code. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6.	Fiscal Year.
The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7.	Modifications of Organizational Documents and Material Contracts.
The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders or (b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that notwithstanding anything to the contrary herein or in any other Loan Document, so long as (i) the Administrative Agent shall have received at least fifteen (15) Business Days prior written notice thereof (or such shorter period of notice as the Administrative Agent shall agree in its sole discretion) and (ii) the Administrative Agent shall have acknowledged in writing that either (x) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on its behalf and on behalf of the Lender Parties, in any Collateral), any Loan Party or other Subsidiary may change its name as it appears in official filings in the state of its incorporation or organization. The Borrower shall not enter into, and shall not permit any other Loan Party or any Subsidiary to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or default in the performance of any obligations of any other Loan Party or any Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.

Section 10.8.	Subordinated Debt Prepayments; Amendments.

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The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, prepay any principal of, or accrued interest on, any Subordinated Debt or otherwise make any voluntary or optional payment with respect to any principal of, or accrued interest on, any Subordinated Debt prior to the originally scheduled maturity date thereof or otherwise redeem or acquire for value any Subordinated Debt. Further, the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, amend or modify, or permit the amendment or modification of, any agreement or instrument evidencing any Subordinated Debt where such amendment or modification provides for the following or which has any of the following effects:
(a)    increases the rate of interest accruing on such Subordinated Debt;
(b)    increases the amount of any scheduled installment of principal or interest, or shortens the date on which any such installment or principal or interest becomes due;
(c)    shortens the final maturity date of such Subordinated Debt;
(d)    increases the principal amount of such Subordinated Debt;
(e)    amends any financial or other covenant contained in any document or instrument evidencing any Subordinated Debt in a manner which is more onerous to the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to improve its financial performance;
(f)    provides for the payment of additional fees or the increase in existing fees; and/or
(g)    otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders.

Section 10.9.	Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and shall not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party or any Subsidiary, except (a) as set forth on Schedule 7.1.(r), (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, any of its Subsidiaries, or any Loan Party and upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (which shall include but not be limited to Property Management Agreements) or (c) any transaction between any Loan Party and the Management Company. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1.(r) if a Default or Event of Default exists or would result therefrom.

Section 10.10.	Environmental Matters.
The Borrower shall not, and shall not permit the Parent, any other Loan Party or other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties (a) with respect to the Borrowing Base Properties, in violation of any Environmental Law or in a manner that would reasonably be expected to lead to any Environmental Claim or pose a risk to human health, safety or the environment and (b) with respect to Properties that are not Borrowing Base Properties, in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material

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Environmental Claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent, any Issuing Bank or any Lender.

Section 10.11.	Derivatives Contracts.
The Borrower shall not, and shall not permit the Parent or any other Loan Party or any other Subsidiary to enter into or become obligated in respect of, Derivatives Contracts, other than (a) Specified Derivatives Contracts or (b) Derivatives Contracts entered into by the Parent, the Borrower, a Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such other Loan Party or such other Subsidiary (including, without limitation, liabilities under this Agreement).

Section 10.12.	Tenant Leases.
The Borrower shall not, and shall not permit any other Loan Party to, enter into any Tenant Lease in respect of any Borrowing Base Property exceeding 50,000 rentable square feet which does not conform to the form of lease for the applicable Borrowing Base Property previously delivered to the Administrative Agent unless the Borrower obtains the prior written approval of the Administrative Agent of any modified or additional terms (including the economic terms thereof) included therein.
Article XI. Default

Section 11.1.	Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any accrued interest on, any of the Loans or any Reimbursement Obligation, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and, solely in the case of interest or any other payment Obligation (other than principal of any Loan), such failure continues for a period of ten (10) days after the date the Administrative Agent gives the Borrower notice of such failure.
(b)    Default in Performance.
(i)    Any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IV., Section 8.1.(a) (solely with respect to the existence of the Parent or any Loan Party), Section 8.8., Section 8.12., Section 9.4.(j)(i), or Article X.; or
(ii)    Any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.14. or Article IX. (other than Section 9.4.(j)(i)) and such failure shall continue for a period of five (5) Business Days after the earlier of (x) the date upon which any Senior Officer has

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actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent or any other Lender; or
(iii)    Any Loan Party or the Parent shall fail to perform or observe any other term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 11.1.(b), and in the case of this subsection (b)(iii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which any Senior Officer has actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party or the Parent under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party or the Parent to the Administrative Agent, any Issuing Bank or any Lender under or in connection with this Agreement or any other Loan Documents, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)    Cross-Default.
(i)    Any of the Borrower, the Parent, any other Loan Party or any Subsidiary shall fail to make any payment when due and payable (subject to any notice and after giving effect to any applicable grace or cure period) in respect of any Recourse Indebtedness or Non-Recourse Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (including undrawn committed or available amounts) (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value) (x) in the case of Recourse Indebtedness, equal to or greater than $50,000,000 for any such Recourse Indebtedness, individually or in the aggregate with all such other Recourse Indebtedness as to which such a failure exists and (y) in the case of Non-Recourse Indebtedness, equal to or greater than $150,000,000 individually for any such Person’s Ownership Share of such Non-Recourse Indebtedness (and for purposes of clarification, any Non-Recourse Indebtedness of any Subsidiary of the Borrower is not to be attributed to the Borrower (or any other Person which owns an Equity Interest in such Subsidiary) as part of this calculation) (in the case of each of clause (x) and (y), “Material Indebtedness”); or
(ii)    The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness; or
(iii)    Any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or
(iv)    Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

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(v)    There occurs an “Event of Default” under and as defined in any Specified Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any Subsidiary is an “Affected Party” (as defined therein).
(e)    Voluntary Bankruptcy Proceeding. (A) The Borrower, the Parent, any Loan Party or any other Significant Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate, partnership or similar action for the purpose of effecting any of the foregoing or (B) the Borrower, the Parent, any other Loan Party or any other Significant Subsidiary shall generally not pay its debts as such debts become due.
(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, the Parent, any Loan Party or any other Significant Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of ninety (90) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)    Revocation of Loan Documents. Any Loan Party or the Parent shall (or shall attempt, by any action at law, suit in equity or other legal proceeding, to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(h)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, the Parent, or any Significant Subsidiary (but which shall not include any foreclosure judgment in an amount less than $150,000,000 with respect to any Non-Recourse Indebtedness against any Subsidiary that is not a Loan Party) by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed, dismissed through appropriate appellate proceedings or otherwise bonded and (ii) either (A) the amount of such judgment or order for which insurance coverage has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against

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the Parent, the Loan Parties and Significant Subsidiaries, $50,000,000, or (B) in the case of an injunction or other non-monetary relief, such injunction, judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, the Parent, any Loan Party or any Significant Subsidiary (but which shall not include any foreclosure judgment in an amount less than $150,000,000 with respect to any Non-Recourse Indebtedness against any Subsidiary that is not a Loan Party), which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any Loan Party, any Significant Subsidiary or the Parent.
(j)    ERISA.
(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $50,000,000; or
(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(l)    Change of Control/Change in Management.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the then outstanding voting stock of the Parent entitled to vote for the election of directors (“Parent Voting Stock”); provided, however, this clause shall not apply to any Parent Voting Stock acquired after the date hereof by a Person as a result of the conversion of limited partnership interests in the Borrower into Parent Voting Stock in accordance with the Borrower’s partnership agreement; provided, further, however, this clause shall not apply to any Parent Voting Stock acquired after the date hereof by the Borrower, the Principals, or any combination thereof, as a result of purchases of Parent Voting Stock by the Borrower or the Principals or as a result of the conversion of limited partnership interests in the Borrower into Parent Voting Stock in accordance with the Borrower’s partnership agreement;
(ii)    during any consecutive twelve‑month period (whether before or after the Agreement Date), individuals who at the beginning of any such period constituted the board of

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directors of the Parent (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or mental or physical disability) to constitute at least a majority of the board of directors of the Parent;
(iii)    (A) the general partner of the Borrower shall cease to be a Wholly Owned Subsidiary of the Parent or the Parent shall cease to have the sole and exclusive power to exercise all management and control over the Borrower or (B) the Parent or a Wholly-Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower;
(iv)    the Parent shall cease to beneficially own and control, directly or indirectly, at least sixty-five percent (65%) of the outstanding Equity Interests of the Borrower, free and clear of any Liens thereon (other than Liens in favor of the Administrative Agent); or
(v)    the Borrower shall fail to beneficially own and control, directly or indirectly, one hundred percent (100%) of the outstanding Equity Interests of each Subsidiary Guarantor, free and clear of any Liens thereon (other than Liens in favor of the Administrative Agent).
(m)    Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or any other Loan Party or any Limited Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, no Event of Default shall exist if within thirty (30) days of the occurrence of any such event or circumstance described in the preceding sentence, the Borrower delivers to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such event or circumstance. If such event or circumstance is not eliminated within ninety (90) days of the occurrence of such event or circumstance, an Event of Default shall be deemed to have occurred hereunder.
(n)    Subordinated Debt Documents. The failure of the Parent, any Loan Party or any Limited Subsidiary to comply with the terms of any intercreditor agreement or any subordination provisions of any note or other document running to the benefit of the Administrative Agent or the other Lender Parties, or if any such document becomes null and void or unenforceable against any lender holding the Subordinated Debt.
(o)    Security Documents. Any provision of any Security Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby.

Section 11.2.	Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)    Acceleration; Termination of Facilities.

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(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1) (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders, the Issuing Banks and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.
(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and the Subsidiaries of the Parent, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower, the Parent and their Subsidiaries related thereto and to exercise such power as the court shall confer upon such receiver.
(e)    Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with the prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the

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terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider, and (d) to prosecute any legal action against the Borrower, the Parent, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3.	Remedies Upon Default.
Upon the occurrence of a Default specified in Section 11.1.(f), the Commitments, the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

Section 11.4.	Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5.	Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4.) under any of the Loan Documents, in respect of any principal of or interest on the Guaranteed Obligations or any other amounts payable by the Borrower, the Parent or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:
(a)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Banks in their capacity as such and the Swingline Lenders in their capacity as such, ratably among the Administrative Agent, the Issuing Banks and the Swingline Lenders in proportion to the respective amounts described in this clause (a) payable to them;
(b)    to amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;
(c)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;
(d)    to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;

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(e)    to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (e) payable to them;
(f)    to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;
(g)    to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (g) payable to them; provided, however, that to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and
(h)    the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII. for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6.	Letter of Credit Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.15. and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Banks as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.15.
(b)    Amounts on deposit in the Letter of Credit Collateral Account shall be invested and prudently reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders, provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any

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necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the written request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Revolving Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.3.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Revolving Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Revolving Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Revolving Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)    The Borrower shall pay to the Administrative Agent from time to time such reasonable fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7.	Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite

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Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8.	Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, but shall not be obligated to, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9.	Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement, each of the other Loan Documents and of the Specified Derivatives Providers under the Specified Derivatives Contracts, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)    Enforcement by the Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Banks or the Swingline Lenders from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso

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and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 11.10.	Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, the Parent or any other Loan Party, that at least one of the following is and will be true:

(i)
such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, the Parent, or any other Loan Party, that none of the Administrative Agent, any Arranger or any Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into,

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participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Article XII. The Administrative Agent

Section 12.1.	Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all of the Lenders.

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Section 12.2.	Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document or any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party, the Parent or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3.	Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval.

Section 12.4.	Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (excepting only a Default or Event of Default under Section 11.1.(a)) unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, that a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

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Section 12.5.	Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower, any other Loan Party or the Parent), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person and shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party, the Parent or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6.	Indemnification of Administrative Agent.
Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment;

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provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of outside counsel to the Administrative Agent but excluding the allocated costs, fees and expenses of the Administrative Agent’s in-house counsel and legal staff and any expenses incurred by the Administrative Agent in connection with its review of any appraisal or environmental, structural or engineering report) reasonably incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7.	Lender Credit Decision, Etc.
Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other

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Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 12.8.	Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and, provided no Default or Event of Default exists, the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the current Administrative Agent, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (but in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate of a Defaulting Lender); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice, or, in the case of removal, at the end of such 30-day period, and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by or removal of an Administrative Agent shall also constitute the resignation or removal as an Issuing Bank and as the Swingline Lender by the Lender

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then acting as the Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9.	Titled Agents.
The Syndication Agent, each Documentation Agent, each Arranger and each Bookrunner (each, a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Parent, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10.	Specified Derivatives Contracts.
No Specified Derivatives Provider that obtains the benefits of Section 11.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11.	Collateral Matters; Protective Advances.
(a)    Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or any Loan Document which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.
(b)    The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Guaranteed Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request

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by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.
(c)    Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lender Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including, without limitation, the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
(d)    The Administrative Agent shall have no obligation whatsoever to any Lender Party or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its gross negligence or willful misconduct.
(e)    The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one (1) calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.
(f)    By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral agent, to take such action as contractual representative on such Specified Derivatives Provider’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.11., Section 12.12. and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a

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Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract. For the avoidance of doubt, all references in this Section 12.11. to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.

Section 12.12.	Post-Foreclosure Plans.
If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Guaranteed Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as “Administrative Agent”, for the ratable benefit of all Lender Parties. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender Party, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is Net Operating Income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lender Parties. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lender Parties acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5. as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lender Parties. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article XII. insofar as the same is appropriate or applicable.
Section 12.13.     Flood Laws.
Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation

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(the “Flood Laws”). Wells Fargo, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Wells Fargo reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Article XIII. Miscellaneous

Section 13.1.	Notices.
Unless otherwise provided herein (including, without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
Attention: Chief Financial Officer
Telecopy Number:    (423) 490-8390
Telephone Number:    (423) 855-0001

with an informational copy to:
CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
Attention: Finance Counsel
Telecopy Number:    (423) 490-8390
Telephone Number:    (423) 855-0001

If to the Administrative Agent under Article II.:
Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606
Attn: Loan Administration
Telecopier Number: 312/782-0969
Telephone Number: 312/269-8250

If to the Issuing Banks:
Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606

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Attn: Loan Administration
Telecopier Number: 312/782-0969
Telephone Number: 312/269-8250

First Tennessee Bank National Association
701 Market Street
Chattanooga, TN 37402
Attn: Commercial Construction Lending
Telecopier Number: 423/757-4040
Telephone Number: 423/757-4205

U.S. Bank National Association
CLS Syndication Services – LC Issuance
800 Nicollet Mall Ste 800
Minneapolis, MN 55402-7020
Telephone- 920.237.7601
Fax -920.237.7993
Email - clssyndicationservicesteam@usbank.com

With an informational copy to:
Wells Fargo Bank, National Association
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
Attn:  David DeAngelis, CRE Agency Services

and

Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606
Attn:  Brandon Barry

If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire;
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as

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the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Articles II. and IV. shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to the Parent, the Borrower or any Loan Party (nor shall the Administrative Agent incur any liability to any Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2.	Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties pursuant to Section 4.1. and the Administrative Agent’s other activities under Article IV. and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay to each Issuing Bank all reasonable out-of-pocket costs and expenses incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of counsel retained by the Administrative Agent and of one law firm retained by the Lenders (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

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Section 13.3.	Stamp, Intangible and Recording Taxes.
The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4.	Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured. Notwithstanding the foregoing, each Lender hereby waives any right of setoff against the Obligations it has with respect to any deposit account of any Guarantor (other than the Parent) maintained with such Lender or any other account or property of such Guarantor held by such Lender; provided however, that this waiver is not intended, and shall not be deemed, to waive any right of setoff (a) any Lender has with respect to any account required to be maintained pursuant to this Agreement or any other Loan Document or (b) arising other than pursuant to this Agreement or the other Loan Documents. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.5.	Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING

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BANK, THE BORROWER AND THE PARENT HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    EACH OF THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE COLLATERAL AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    EACH OF THE PARENT AND THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PARENT OR THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE PARENT OR THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE PARENT OR THE BORROWER SHALL BE

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DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6.	Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Loans at the time owing to it, or in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, and the principal outstanding balance of the Term Loan subject to such assignment (in each case, as determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Revolving Commitment and $1,000,000 in

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the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Revolving Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Revolving Commitment or Revolving Loans or $1,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of its Revolving Commitment and the Loans at the time owing to it.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment or any unfunded Term Loan Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of each Swingline Lender and each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment and Revolving Loans.
(iv)    Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or $7,500 in the event that such transferor Lender is a Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

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(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be

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conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest) or (z) release any Guarantor or Subsidiary Grantor from its Obligations under the Guaranty, the Parent Guaranty, the Collateral Agreement or the Pledge Agreement, as the case may be, except as contemplated by Section 8.14.(b) or Section 8.14.(c), as the case may be, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 5.1., 5.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10. or 5.1., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6. with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided further that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register

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as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)    Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.7.	Amendments and Waivers.
(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Term Loan Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary set forth in this Section 13.7.(a), (x) the Administrative Agent shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further

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consent from, any Lender, to waive the imposition of the late fees provided in Section 2.9. and (y) the Fee Letters may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)    increase, extend or reinstate the Commitments of a Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6.) or subject a Lender to any additional obligations without the written consent of such Lender;
(ii)    increase the aggregate Revolving Commitments (other than pursuant to Section 2.18.; provided that any amendment, waiver or consent to modify the Dollar amount set forth in the first sentence of Section 2.18.(a) shall require the written consent of the Requisite Lenders) without the written consent of each Revolving Lender;
(iii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged (subject to the last sentence of Section 13.7.(c)) on the outstanding principal amount of, any Loans or other Obligations (other than a waiver of default interest) without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;
(iv)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(v)    modify the definitions of “Revolving Termination Date” or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date (except for Extended Letters of Credit extended pursuant to Section 2.3.(b)), in each case, without the written consent of each Revolving Lender;
(vi)    modify the definition of “Term Loan Maturity Date”, modify the amortization of the Term Loans set forth in Section 2.7.(b), or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender;
(vii)    while any Term Loans remain outstanding (A) amend, modify or waive Section 6.2. or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so, (B) change the amount of the Swingline Commitment or (C) change the L/C Commitment Amount, in each case, without the prior written consent of the Requisite Revolving Lenders;
(viii)    modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2., Section 3.3. or Section 11.5. without the written consent of each Lender;

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(ix)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;
(x)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;
(xi)    modify the definition of the term “Requisite Revolving Lenders” or modify in any other manner the number or percentage of the Revolving Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Revolving Lender;
(xii)    modify the definition of the term “Requisite Term Loan Lenders” or modify in any other manner the number or percentage of the Term Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term Loan Lender;
(xiii)    release any Guarantor from its obligations under the Guaranty (except as contemplated by Section 8.14.(b)) or release the Parent from the Parent Guaranty, in each case, without the written consent of each Lender;
(xiv)    release any Subsidiary Grantor from its obligations under the Collateral Agreement or the Pledge Agreement, as applicable, (except as contemplated by Section 8.14.(c)) without the written consent of each Lender;
(xv)    release or dispose of any Initial Borrowing Base Property, any other Borrowing Base Property, or all or substantially all of the value of any other Collateral unless released or disposed of as permitted by, and in accordance with, Section 12.3., Section 12.11.(b) or Section 4.2. without the written consent of each Lender; or
(xvi)    amend, or waive the Borrower’s compliance with, Section 2.16. without the written consent of each Lender.
(c)    Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any other party to this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrower may, without the consent of any Lender or any Issuing Bank, (x) enter into amendments or modifications to this Agreement or any of the other Loan Documents or (y) enter into additional Loan Documents, in each case, as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 5.2.(b) in accordance with the terms of Section 5.2.(b). The Administrative Agent shall promptly provide any such amendment under this Section 13.7.(c) to the Lenders upon the effectiveness thereof.

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(d)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents or modify Section 11.10. Any amendment, waiver or consent relating to Section 2.4. or the obligations of any Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Swingline Lender. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Banks. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.8.	Non-Liability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates. Neither the Administrative Agent, any Issuing Bank nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent, any Issuing Bank nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the business or operations of the Borrower, the Parent or any of their respective Subsidiaries or Affiliates.

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Section 13.9.	Confidentiality.
Except as otherwise provided by Applicable Law, the Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over such Person or its Related Parties; (h) of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to any other party hereto; (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) for purposes of establishing a “due diligence” defense; and (l) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 13.10.	Indemnification.
(a)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all of the following (collectively, the “Indemnified Costs”): losses, claims (including, without limitation, Environmental Claims), damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorneys and consultant’s fees (any claim, investigation, litigation or other proceeding of the type described in clauses (iv) or (v) referred to herein as an “Indemnity Proceeding”); provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.
(b)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(c)    Subject to the immediately following Section 13.11., the Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
(d)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(e)    All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to

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indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined in a non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder. Each Indemnified Party shall use its reasonable efforts to give the Borrower as much advance notice of anticipated fees, expenses and costs as is reasonably practicable under the circumstances, but failure to give such notice shall not absolve the Borrower of the Borrower’s obligation to pay the same.
(f)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
References in this Section 13.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11.	Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been cancelled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.3.(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is obligated any longer under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10., 5.1., 5.4., 12.8., 13.2. and 13.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12.	Severability of Provisions.
If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in

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full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13.	GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14.	Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15.	Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the Parent, the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control the Parent, such Loan Parties or Subsidiaries.

Section 13.16.	Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17.	Limitation of Liability.
None of the Administrative Agent, any Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower and the Parent each hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower or the Parent in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.18.	Entire Agreement.
This Agreement, the Notes and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

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Section 13.19.	Construction.
The Administrative Agent, each Issuing Bank, the Borrower, the Parent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower, each Lender and the Parent.

Section 13.20.	Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21.	Limitation of Liability of Borrower’s General Partner.
Subject to the exceptions and qualifications described below, the General Partner shall not be personally liable for the payment of the Obligations. Notwithstanding the foregoing: (a) if an Event of Default occurs, nothing contained herein shall in any way prevent or hinder the Administrative Agent or the Lenders in the pursuit or enforcement of any right, remedy or judgment against the Borrower or any other Loan Party, or any of their respective assets; and (b) the General Partner shall be fully liable to the Administrative Agent and the Lenders to the same extent that the General Partner would be liable absent the foregoing provisions of this Section for fraud or willful misrepresentation by the Borrower, the General Partner, its or their Affiliates or predecessor general partner (i.e., the Parent) (to the full extent of losses suffered by the Administrative Agent or any Lender by reason of such fraud or willful misrepresentations).

Section 13.22.	Limited Nature of Parent’s Obligations.
THE LENDERS AND THE ADMINISTRATIVE AGENT ACKNOWLEDGE AND AGREE THAT THE PARENT IS JOINING IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE LIMITED PURPOSE OF BEING BOUND BY THE TERMS OF THE SECTIONS SPECIFICALLY APPLICABLE TO THE PARENT, INCLUDING SECTIONS 8.1., 8.2., 8.6., 8.7., 8.12., 8.13., 9.6., 10.1., 10.4., 10.6., AND 10.7. OF THIS AGREEMENT. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE OCCURRENCE OF ANY DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENT RESULTING FROM A BREACH BY THE PARENT OF, OR A MISREPRESENTATION BY THE PARENT UNDER OR IN ANY WAY RELATING TO, ANY OF SUCH SECTIONS SHALL NOT CREATE ANY PERSONAL LIABILITY ON THE PART OF THE PARENT FOR THE PAYMENT OF THE OBLIGATIONS. NOTHING CONTAINED IN THIS SECTION IS INTENDED TO LIMIT THE OBLIGATIONS OF THE PARENT UNDER THE PARENT GUARANTY.

Section 13.23.	Limitation of Liability of Borrower’s Directors, Officers, Etc.
The parties hereto acknowledge and agree that no director, officer, shareholder, employee or agent of the Borrower or any Affiliate of the Borrower shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Borrower.

Section 13.24.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of

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any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

CBL & ASSOCIATES LIMITED PARTNERSHIP
By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Farzana Khaleel
	Name:	Farzana Khaleel
	Title:	Executive Vice President and Chief Financial Officer

PARENT:

CBL & ASSOCIATES PROPERTIES, INC., solely for the limited purposes set forth in Section 13.22.

By:	/s/ Farzana Khaleel
	Name:	Farzana Khaleel
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Scott S. Solis
	Name:	Scott S. Solis
	Title:	Managing Director

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Michael A. Raarup
	Name:	Michael A. Raarup
	Title:	Senior Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

CITIZENS BANK, N.A., as a Documentation Agent and as a Lender

By:	/s/ Frank Kaplan
	Name:	Frank Kaplan
	Title:	Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

PNC BANK, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:	/s/ Andrew T. White
	Name:	Andrew T. White
	Title:	Senior Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

JPMORGAN CHASE BANK, N.A., as a Documentation Agent and as a Lender

By:	/s/ Elizabeth Johnson
	Name:	Elizabeth Johnson
	Title:	Executive Director

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

REGIONS BANK, as a Documentation Agent and as a Lender

By:	/s/ Nicholas R. Frerman
	Name:	Nicholas R. Frerman
	Title:	Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tyrus J. Treadwell
	Name:	Tyrus J. Treadwell
	Title:	Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Ahaz Armstrong
	Name:	Ahaz Armstrong
	Title:	Senior Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Catherine Campbell
	Name:	Catherine Campbell
	Title:	Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

ASSOCIATED BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Mitch Vega
	Name:	Mitch Vega
	Title:	Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

MIDFIRST BANK, as a Lender

By:	/s/ Darrin Rigler
	Name:	Darrin Rigler
	Title:	Senior Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

GOLDMANS SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

TD BANK, N.A., as a Lender

By:	/s/ Nathan Perlmatter
	Name:	Nathan Perlmatter
	Title:	VP - Commercial Lender

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

SYNOVUS BANK, as a Lender

By:	/s/ David W. Bowman
	Name:	David W. Bowman
	Title:	Director

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

TRUSTMARK NATIONAL BANK, as a Lender

By:	/s/ Richard M Marsh
	Name:	Richard M Marsh
	Title:	Senior Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

HANCOCK WHITNEY BANK, as a Lender

By:	/s/ Brian W. Callender
	Name:	Brian W. Callender
	Title:	Senior Vice President

Signature Page to
Credit Agreement
(CBL & Associates Limited Partnership)

SCHEDULE I
Revolving Commitments

Revolving Lender	Revolving Commitment

Wells Fargo Bank, National Association	$128,967,867.00
U.S. Bank National Association	$100,064,916.00
Citizens Bank, N.A.	$86,708,861.00
PNC Bank, National Association	$86,708,861.00
JPMorgan Chase Bank, N.A.	$72,257,384.00
Regions Bank	$69,367,089.00
First Tennessee Bank National Association	$25,434,599.00
Branch Banking and Trust Company	$24,157,089.00
Bank of America, N.A.	$20,232,068.00
Associated Bank, National Association	$20,232,068.00
MidFirst Bank	$17,341,772.00
Goldman Sachs Lending Partners LLC	$11,561,181.00
TD Bank, N.A.	$10,116,034.00
Synovus Bank	$5,780,591.00
Trustmark National Bank	$3,034,810.00
Hancock Whitney Bank	$3,034,810.00

TOTAL	$685,000,000

SCHEDULE II
Term Loan Commitments

Term Loan Lender	Term Loan Commitment

Wells Fargo Bank, National Association	$94,137,133.00
U.S. Bank National Association	$73,040,084.00
Citizens Bank, N.A.	$63,291,139.00
PNC Bank, National Association	$63,291,139.00
JPMorgan Chase Bank, N.A.	$52,742,616.00
Regions Bank	$50,632,911.00
First Tennessee Bank National Association	$18,565,401.00
Branch Banking and Trust Company	$17,632,911.00
Bank of America, N.A.	$14,767,932.00
Associated Bank, National Association	$14,767,932.00
MidFirst Bank	$12,658,228.00
Goldman Sachs Lending Partners LLC	$8,438,819.00
TD Bank, N.A.	$7,383,966.00
Synovus Bank	$4,219,409.00
Trustmark National Bank	$2,215,190.00
Hancock Whitney Bank	$2,215,190.00

TOTAL	$500,000,000

SCHEDULE 1.1.(a)

Key Properties

Project Name	Property Owner	State of Formation	Address	City, State	County	Zip	Allocated Loan Amount	Property Designations
Cherryvale Mall	Cherryvale Mall, LLC	Delaware	7200 Harrison Ave	Rockford, IL	Winnebago	61112	69,148,400	105% Key Property
East Towne Mall	Madison/East Towne, LLC (ground lessee) Madison Joint Venture, LLC (fee owner)	Delaware Wisconsin	89 East Towne Blvd.	Madison, WI	Dane	53704	46,121,200	105% Key Property
Frontier Mall	Frontier Mall Associates Limited Partnership	Wyoming	1400 Dell Range Blvd.	Cheyenne, WY	Laramie	82009	26,698,200	105% Key Property
Hanes Mall	JG Winston-Salem, LLC	Ohio	3320 Silas Creek Parkway, Ste. 264	Winston-Salem, NC	Forsyth	27103	134,826,000	105% Key Property
Imperial Valley Mall	Imperial Valley Mall II, L.P.	California	3451 S. Dogwood Road, Suite 100	El Centro, CA	Imperial	92243	47,589,600	105% Key Property
Kirkwood Mall	Kirkwood Mall Acquisition LLC	Delaware	706 Kirkwood Mall	Bismarck, ND	Burleigh	58504	55,599,000	105% Key Property
Layton Hills Mall	Layton Hills Mall CMBS, LLC	Delaware	1201 N. Hill Field Road, Suite 1076	Layton, UT	Davis	84041	43,317,800	105% Key Property
Layton Hills Convenience Center	Layton Hills Mall CMBS, LLC	Delaware	413 West 1425 North Street	Layton, UT	Davis	84041	7,942,700	105% Key Property
Layton Hills Cinemark	Layton Hills Mall CMBS, LLC	Delaware	720 West 1500 North Street	Layton, UT	Davis	84041	4,538,700	105% Key Property
Layton Hills Plaza	Layton Hills Mall CMBS, LLC	Delaware	545 Ring Road	Layton, UT	Davis	84041	2,669,800	105% Key Property
Mall Del Norte (includes Cinema)	Mall Del Norte, LLC	Texas	5300 San Dario, Suite 206-C	Laredo, TX	Webb	78041	154,182,200	120% Key Property
Mayfaire Town Center	Mayfaire Town Center, LP	Delaware	6835 Conservation Way	Wilmington, NC	New Hanover	28405	59,069,800	105% Key Property

Northgate Mall	Hixson Mall, LLC	Tennessee	271 Northgate Mall	Chattanooga, TN	Hamilton	37415	27,031,900	105% Key Property
Pearland Town Center and Office	Pearland Town Center Limited Partnership; Pearland Ground, LLC (ground lessee of part of the Center)	Texas	11200 Broadway Street, Suite 2751	Pearland, TX	Brazoria	77584	94,845,400	105% Key Property
Post Oak Mall (includes Phase I and Phase III)	POM-College Station, LLC	Texas	1500 Harvey Road	College Station, TX	Brazos	77840	42,650,400	105% Key Property
Richland Mall	CBL RM-Waco, LLC	Texas	6001 W. Waco Dr. #314	Waco, TX	McLennan	76710	39,980,600	105% Key Property
Sunrise	CBL SM- Brownsville, LLC	Texas	2370 North Expressway	Brownsville, TX	Brownsville	78526	116,804,700	120% Key Property
Turtle Creek Mall	Turtle Creek Limited Partnership	Mississippi	1000 Turtle Creek Drive, Suite 290	Hattiesburg, MS	Lamar	39402	38,912,600	105% Key Property
West Towne Mall	Madison/West Towne, LLC (ground lessee) Madison Joint Venture, LLC (fee owner)	Delaware Wisconsin	66 West Towne Mall	Madison, WI	Dane	53719	88,170,800	120% Key Property
Westmoreland Mall	CBL/Westmoreland, L.P.	Pennsylvania	5256 Route 30, Suite 190	Greensburg, PA	Westmoreland	15601	64,876,500	105% Key Property
Westmoreland Crossing	CBL/Westmoreland, L.P.	Pennsylvania	5280 Route 30	Greensburg, PA	Westmoreland	15601	20,023,700	105% Key Property
							Total: 1,185,000,000

SCHEDULE 1.1.(b)

Liens

None.

SCHEDULE 1.1.(c)

Required Borrowing Base Properties

Project Name	Property Owner	Address	County	Allocated Loan Amount	Property Designations
Mall Del Norte (includes Cinema)	Mall Del Norte, LLC	5300 San Dario, Suite 206-C Laredo, TX 78041	Webb	154,182,200.00	120% Key Property

SCHEDULE 2.3.
Existing Letters of Credit

Issuing Bank	Letter of Credit Number	Date of Issuance	Date of Expiry	Amount	Beneficiary
Wells Fargo Bank, N.A.	IS000042500U	June 5, 2018	June 5, 2019	$1,716,911.00	City of Brookfield
Wells Fargo Bank, N.A.	IS000042503U	June 5, 2018	June 5, 2019	$3,115,818.00	City of Brookfield

Sch. 2.3.-1

SCHEDULE 4.1.(a)

Initial Borrowing Base Properties

Project Name	Property Owner	State of Formation	Address	City, State	County	Zip	Allocated Loan Amount	Property Designations
Cherryvale Mall	Cherryvale Mall, LLC	Delaware	7200 Harrison Ave	Rockford, IL	Winnebago	61112	69,148,400	105% Key Property
East Towne Mall	Madison/East T owne, LLC (ground lessee) Madison Joint Venture, LLC (fee owner)	Delaware Wisconsin	89 East Towne Blvd.	Madison, WI	Dane	53704	46,121,200	105% Key Property
Frontier Mall	Frontier Mall Associates Limited Partnership	Wyoming	1400 Dell Range Blvd.	Cheyenne, WY	Laramie	82009	26,698,200	105% Key Property
Hanes Mall	JG Winston-Salem, LLC	Ohio	3320 Silas Creek Parkway, Ste. 264	Winston-Salem, NC	Forsyth	27103	134,826,000	105% Key Property
Imperial Valley Mall	Imperial Valley Mall II, L.P.	California	3451 S. Dogwood Road, Suite 100	El Centro, CA	Imperial	92243	47,589,600	105% Key Property
Kirkwood Mall	Kirkwood Mall Acquisition LLC	Delaware	706 Kirkwood Mall	Bismarck, ND	Burleigh	58504	55,599,000	105% Key Property
Layton Hills Mall	Layton Hills Mall CMBS, LLC	Delaware	1201 N. Hill Field Road, Suite 1076	Layton, UT	Davis	84041	43,317,800	105% Key Property (Mall);
Layton Hills Convenience Center	Layton Hills Mall CMBS, LLC	Delaware	413 West 1425 North Street	Layton, UT	Davis	84041	7,942,700	105% Key Property
Layton Hills Cinemark	Layton Hills Mall CMBS, LLC	Delaware	720 West 1500 North Street	Layton, UT	Davis	84041	4,538,700	105% Key Property
Layton Hills Plaza	Layton Hills Mall CMBS, LLC	Delaware	545 Ring Road	Layton, UT	Davis	84041	2,669,800	105% Key Property
Mall Del Norte (includes Cinema)	Mall Del Norte, LLC	Texas	5300 San Dario, Suite 206-C	Laredo, TX	Webb	78041	154,182,200	120% Key Property

Project Name	Property Owner	State of Formation	Address	City, State	County	Zip	Allocated Loan Amount	Property Designations
Mayfaire Town Center	Mayfaire Town Center, LP	Delaware	6835 Conservation Way	Wilmington, NC	New Hanover	28405	59,069,800	105% Key Property
Northgate Mall	Hixson Mall, LLC	Tennessee	271 Northgate Mall	Chattanooga, TN	Hamilton	37415	27,031,900	105% Key Property
Pearland Town Center and Office	Pearland Town Center Limited Partnership; Pearland Ground, LLC (ground lessee of part of the Center)	Texas	11200 Broadway Street, Suite 2751	Pearland, TX	Brazoria	77584	94,845,400	105% Key Property
Post Oak Mall (includes Phase I and Phase III)	POM-College Station, LLC	Texas	1500 Harvey Road	College Station, TX	Brazos	77840	42,650,400	105% Key Property
Richland Mall	CBL RM-Waco, LLC	Texas	6001 W. Waco Dr. #314	Waco, TX	McLennan	76710	39,980,600	105% Key Property
Sunrise	CBL SM- Brownsville, LLC	Texas	2370 North Expressway	Brownsville, TX	Brownsville	78526	116,804,700	120% Key Property
Turtle Creek Mall	Turtle Creek Limited Partnership	Mississippi	1000 Turtle Creek Drive, Suite 290	Hattiesburg, MS	Lamar	39402	38,912,600	105% Key Property
West Towne Mall	Madison/West Towne, LLC (ground lessee) Madison Joint Venture, LLC (fee owner)	Delaware Wisconsin	66 West Towne Mall	Madison, WI	Dane	53719	88,170,800	120% Key Property
Westmoreland Mall	CBL/Westmoreland, L.P.	Pennsylvania	5256 Route 30, Suite 190	Greensburg, PA	Westmoreland	15601	64,876,500	105% Key Property
Westmoreland Crossing	CBL/Westmoreland, L.P.	Pennsylvania	5280 Route 30	Greensburg, PA	Westmoreland	15601	20,023,700	105% Key Property
							Total: 1,185,000,000

Sch. 4.1.(b)-2

SCHEDULE 4.1.(b)
Borrowing Base Property Diligence
1.    An executive summary of the Property including, at a minimum, the following information relating to such Property: (a) a description of such Property, such description to include the age, location, site plan, current occupancy rate and physical condition of such Property; (b) the purchase price paid or to be paid for such Property; (c) the current and projected condition of the regional market and specific submarket in which such Property is located; (d) the current projected capital plans and, if applicable, current renovation plans for such Property; and (e) updated financial projections for the Parent’s consolidated operations and for such Property;
2.    An operating statement for such Property audited or certified by a representative of the Parent as being true and correct in all material respects and prepared in accordance with GAAP for the previous three (3) fiscal years; provided that, with respect to any period during which such Property was owned by the Parent or a Subsidiary of the Parent for less than three (3) years, such information shall only be required to be delivered to the extent reasonably available to the Parent and such certification may be based upon the best of the Parent’s knowledge; provided, further, that if such Property has been operating for less than three (3) years, the Parent shall provide such projections and other information concerning the anticipated operation of such Property as the Administrative Agent may reasonably request;
3.    A copy of a recent ALTA Owner’s Policy of Title Insurance (“Owner’s Policy”) covering such Property showing the identity of the fee titleholder thereto and all matters of record, which shall be issued by a Title Insurance Company;
4.    A Security Deed for such Property;
5.    A Title Policy for such Property insuring the applicable Security Deed;
6.    An opinion of counsel in the state in which such Property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent;
7.    Copies of all documents of record reflected in Schedule A and Schedule B of the Owner’s Policy and a copy of the most recent real estate tax bill and notice of assessment;
8.    A current or currently certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys;
9.    Receipt of a completed standard flood hazard determination for such Property and if such Property is located in a FEMA-designated special flood hazard area, evidence of the Borrower’s receipt of required notices and adequate flood insurance;
10.    An Appraisal for such Property;
11.    A “Phase I” environmental assessment of such Property not more than twelve (12) months old, which report (a) has been prepared by an environmental engineering firm acceptable to the Administrative Agent and (b) complies with the requirements contained in the Administrative Agent’s guidelines adopted from time to time by the Administrative Agent to be used in its lending practice generally and any other environmental assessments or other reports relating to such Property, including any

Sch. 4.1.(b)-1

“Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;
12.    A property condition report for such Property not more than twelve (12) months old and prepared by a firm or firms acceptable to the Administrative Agent;
13.    To the extent requested by the Administrative Agent in its reasonable discretion, seismic reports and such other reports as are usual and customary for similar credit facilities or similar properties, in each case, commissioned by the Administrative Agent in the name of the Administrative Agent, its successors and assigns;
14.    Final certificates of occupancy and any other Governmental Approvals relating to such Property;
15.    A property zoning report indicating that such Property complies with applicable zoning and land use laws;
16.    Copies of (a) all Property Management Agreements relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, (b) all Tenant Leases with respect to such Property (or, if acceptable to the Administrative Agent, a summary of the terms thereof), and (c) any other franchises, leases or material operating agreements with respect to such Property;
17.    UCC, tax, judgment, litigation, bankruptcy and lien search reports with respect to the Parent and the Borrower (or the relevant Subsidiary if such Property is owned by a Subsidiary) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property other than Permitted Liens;
18.    Plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Parent;
19.    Copies of any applicable Ground Leases and estoppels from ground lessors for such Property;
20.    Copies of documentation regarding any other encumbrances over such Property securing amounts greater than $25,000 (as such amount may be increased from time to time by the Administrative Agent in its reasonable discretion), including REAs (and receipt of satisfactory REA estoppels) and leases (including tenant estoppels from tenants covering space equal to 60% of such Property’s square footage requirement), and, to the extent determined by the Administrative Agent, SNDAs, easements, and any other related information as the Administrative Agent may reasonably request;
21.    Inspection of the Properties by the Administrative Agent and its engineers and consultants;
22.    Copies of all policies of insurance required by Section 8.5. including, without limitation, such evidence of flood insurance coverage (including contents coverage, as applicable) as the Administrative Agent shall reasonably require; and
23.    Such other information reasonably deemed necessary by the Administrative Agent (including any supplements to the Schedules hereto with respect to such Property reasonably acceptable to the Administrative Agent).

Sch. 4.1.(b)-2

SCHEDULE 4.2.(c)

Special Release Parcels

1.
Mall Del Norte - Those 3 parcels shown on the proposed re-plat of Mall Del Norte Outparcel Subdivision General Plan on Annex A attached hereto, and identified as “Lot 1B Section One”, “Lot 2B Section One” and “Lot 2C Section One” thereon.

2.	Northgate Mall - That parcel shown on the proposed final plat of Lots 1 and 2, CBL Addition to Northgate on Annex B attached hereto, and identified as “Lot 1” thereon, containing 1.43 acres.

3.	Layton Hills Mall - That parcel shown on the proposed Cinemark Theater Subdivision Plat on Annex C attached hereto, and identified as “Lot 2” thereon, containing 2.20 acres.

4.	Hanes Mall - That parcel shown on a portion of the Bock & Clark survey of Hanes Mall on Annex D attached hereto, outlined in yellow and identified in handwriting as “New Lot 5” thereon.

Annex A

Mall Del Norte

(See Attached.)

CLARK ELEMENTARY/MIDDLE SCHOOL TRACT
VOLUME 7, PAGE 54
LOT 1D SECTION TWO
LOT 2B SECTION ONE
LOT 2C SECTION ONE
PROPOSED REPLAT BOUNDARY
LOT 1A SECTION ONE
MALL DEL NORTE
LOT 2A SECTION ONE
LOT 3 SECTION ONE
CALLE DEL NORTE
EXISTING SEWERLINE
EXISTING WATERLINE
HILLSIDE DRIVE
OLIVE GARDEN
RED LOBSTER
BANK OF AMERICA
LOGAN'S ROADHOUSE
LONG JOHN SILVER'S
LONGHORN STEAKHOUSE
LOT 1B SECTION ONE
LOT 2B SECTION ONE
LOT 2C SECTION ONE
LOT 8 SECTION 1
WATERLINE TIE-IN
WATERLINE TIE-IN
ABANDON 8" WATERLINE
PROPOSED 10" WATERLINE
SAN DARIO AVENUE
(IH-35 FRONTAGE ROAD)
EXISTING 12" SEWERLINE
DOMESTIC WATER, FIRE PROTECTION LINE AND SANITARY SEWER TIE-INS
RECONSTRUCT 10' ASPHALT PAVEMENT STRIP
RECONSTRUCT CONCRETE DRIVEWAY
DOMESTIC WATER, FIRE PROTECTION LINE AND SANITARY SEWER TIE-INS
RECONSTRUCT 10' ASPHALT PAVEMENT STRIP
RECONSTRUCT CONCRETE DRIVEWAY
DOMESTIC WATER, FIRE PROTECTION LINE AND SANITARY SEWER TIE-INS
CONCRETE DRIVEWAY RECONSTRUCTION
INTERSTATE HIGHWAY 35
NOTE:
1. UTILITY LINE LOCATIONS ARE APPROXIMATE.
© 2018 Microsoft Corporation © 2018 DigitalGlobe ©CNES (2018) Distribution Airbus DS

ISSUES / REVISIONS

MALL DEL NORTE OUTPARCEL SUBDIVISION

GENERAL PLAN

LNV engineers | architects | surveyors

DRAWING NO. 1

DRAWN BY:
CHECKED BY:
APPROVED BY:
JOB NO.:

JAIME F. GARCIA, JR.

Thursday, July 12, 2018, 4:43pm

Annex B

Northgate Mall

(See Attached.)

Vicinity Map
N.T.S.
LEGEND
Scale 1" = 20'
Northgate Mall Dr.
(Private)
Lot 1
62,348.76 Sq. Ft.
1.43 Acres
Lot 2
32,883.51 Sq. Ft.
0.75 Acres
Highway 153
(100' R.O.W.)
OWNER CERTIFICATION
Final Plat
Lots 1 & 2
CBL Addition to Northgate
Deed Book 10965, Page 336
Chattanooga, Hamilton County
Tennessee
THE R·L·S GROUP

Annex C

Layton Hills Mall

(See Attached.)

CINEMARK THEATER SUBDIVISION PLAT
LAYTON HILLS MALL

SOUTHWEST QUARTER OF SECTION 17, TOWNSHIP 4 NORTH, RANGE 1 WEST, SALT LAKE BASE & MERIDIAN, LAYTON CITY, DAVIS COUNTY, UTAH

425 NORTH STREET
(PUBLIC STREET)
N89°54'50"E 437.36'
S68°55'41"E 14.37'
R=300.00'
L=99.76'
Δ=19°03'09"
CB=N80°24'29"E
CD=99.30
R=533.00'
L=44.09'
Δ=4°44'23"
CB=N87°33'50"E
CD=44.08'
R=120.50'
L=44.64'
Δ=21°13'23"
CB=S58°19'00"E
CD=44.38'
S89°46'44"E
12.00'
R=57.50'
L=48.10'
Δ=47°55'46"
CB=S23°44'32"E
CD=46.71'
R=354.50'
L=47.49'
Δ=7°40'29"
CB=S04°35'26"W
CD=47.45'
N89°39'14"E 6.14'
S14°46'29"W
130.35'
N73°08'32"W 119.89'
POINT OF BEGINNING
CINEMARK PARCEL
NORTH ENTRY ROAD
N89°36'02"E 148.28'
N85°11'39"E 176.70
LOT 1
4.30 ACRES
720 West North
Ring Road
LOT 2
2.20 ACRES
710 West North
Ring Road
RING ROAD
R=292.76'
L=436.54'
Δ=85°26'00"
CB=S62°07'28"W
CD=397.21'
I-15 FREEWAY
NORTHWEST ENTRANCE
N34°37'09"W 640.45'
S19°44'26"W 130.37'
R=314.12
L=78.23'
Δ=14°16'08"
CB=S12°16'24"W
CD=78.03'
R=80.00'
L=67.48'
Δ=48°19'44"
CB=N59°07'02"W
CD=65.50'
LEGEND
N
GRAPHIC SCALE
BASIS OF BEARING
S89°54'50"W 2640.84' (MEASURED)
(2640.55' DAVIS COUNTY SURVEYOR)
SOUTH QUARTER CORNER SECTION 17, TOWNSHIP 4 NORTH, RANGE 1 WEST, SALT LAKE BASE & MERIDIAN (FND BC MON)
SOUTHEAST CORNER SECTION 17, TOWNSHIP 4 NORTH, RANGE 1 WEST, SALT LAKE BASE & MERIDIAN (FND BC MON)

EASEMENT APPROVAL

DOMINION ENERGY	DATE
ROCKY MOUNTAIN POWER	DATE
CENTURY LINK (QWEST)	DATE
COMCAST	DATE

3	CITY COMMENTS	GAC	
2	FINAL UDOT PARCELS & EASEMENTS	GAC	
1	NORTH BOUNDARY LINE ADJUSTMENT	SDC	
No.	Revisions	By	Date

UTAH DEPARTMENT OF TRANSPORTATION

APPROVED THE ______ DAY OF ______ A.D., 20___

DISTRICT MANAGER

PLANNING COMMISSION

LAYTON CITY PLANNING COMMISSION

CITY ENGINEER'S APPROVAL

LAYTON CITY ENGINEER

CITY ATTORNEY'S APPROVAL

LAYTON CITY ATTORNEY

CITY COUNCIL APPROVAL

LAYTON CITY COUNCIL

MAYOR

RECORDER

SURVEYOR'S CERTIFICATE

CINEMARK THEATER SUBDIVISION PLAT

LAYTON HILLS MALL

BOUNDARY DESCRIPTION

OWNER'S DEDICATION

CINEMARK THEATER SUBDIVISION PLAT

LAYTON HILLS MALL

ACKNOWLEDGEMENT

Stantec

SHEET 1 OF 1

CINEMARK THEATER SUBDIVISION PLAT

LAYTON HILLS MALL

LOCATED IN THE SOUTHWEST QUARTER OF SECTION 17, TOWNSHIP 4 NORTH, RANGE 1 WEST, SALT LAKE BASE & MERIDIAN LAYTON CITY, DAVIS COUNTY, UTAH

DAVIS COUNTY RECORDER

RECORDED NO.

STATE OF UTAH, COUNTY OF DAVIS

RECORDED AND FILED AT THE REQUEST OF: ______

DATE: ______ TIME: ______ BOOK: ______ PAGE: ______

FEES ______

DAVIS COUNTY RECORDER

Annex D

Hanes Mall

(See Attached.)

N
W
E
S
CITY OF WINSTON-SALEM
HANES MALL BLVD
NEW LOT 5
Match Line
B
23
RETENTION POND
PARCEL 6
Zone AE
Zone X
LESS & EXCEPT B
TRULIANT FEDERAL CREDIT UNION
TRULIANT FEDERAL CREDIT UNION
ACCESS
INTERSTATE #40
INTERSTATE #40
SCALE: 1" = 60'
Bock & Clark
ALTA/NSPS LAND TITLE SURVEY
CBL Properties Project
1-(800)-SURVEYS (787-8397)

SCHEDULE 7.1.(b)
Ownership Structure

Part I
Loan Parties and Equity Interests

CBL & Associates Properties, Inc. (Delaware)

CBL Holdings I, Inc. (Delaware) - Limited Subsidiary
CBL & Associates Properties, Inc. - 100% common stock

CBL & Associates Limited Partnership (Delaware) - Limited Grantor and Limited Subsidiary
CBL Holdings I, Inc. - 1% general partnership interest
CBL & Associates Properties, Inc. - 100% common stock
CBL Holdings II, Inc. - 86% limited partnership interest
CBL & Associates Properties, Inc. - 100% common stock
Other Limited Partners - 13% limited partnership interest

Arbor Place Limited Partnership (Georgia) - Subsidiary Guarantor and Limited Subsidiary
Multi-GP Holdings, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest

CBL RM-Waco, LLC (Texas) - Subsidiary Grantor
CBL/Richland G.P., LLC - .5% membership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99.5% membership interest

CBL SM-Brownsville, LLC (Texas) - Subsidiary Grantor
CBL/Sunrise GP, LLC - .5% membership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99.5% membership interest

CBL/Imperial Valley GP, LLC (California) - Subsidiary Guarantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

CBL/Kirkwood Mall, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

CBL/Madison I, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

CBL/Madison II, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

CBL/Richland G.P., LLC (Texas) - Subsidiary Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

CBL/Sunrise GP, LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

CBL/Westmoreland, L.P. (Pennsylvania) - Subsidiary Grantor
CBL/Westmoreland I, LLC - .5% general partnership interest
CW Joint Venture, LLC - 100% membership interest
Arbor Place Limited Partnership - 18.01% membership interest
Multi-GP Holdings, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest
CBL & Associates Limited Partnership - 81.99% membership interest
CBL/Westmoreland II, LLC - 99.5% limited partnership interest
CW Joint Venture, LLC - 100% membership interest
Arbor Place Limited Partnership - 18.01% membership interest
Multi-GP Holdings, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest
CBL & Associates Limited Partnership - 81.99% membership interest

CBL/Westmoreland I, LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary
CW Joint Venture, LLC - 100% membership interest
Arbor Place Limited Partnership - 18.01% membership interest
Multi-GP Holdings, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest
CBL & Associates Limited Partnership - 81.99% membership interest

CBL/Westmoreland II, LLC (Pennsylvania) - Subsidiary Grantor and Limited Subsidiary
CW Joint Venture, LLC - 100% membership interest
Arbor Place Limited Partnership - 18.01% membership interest
Multi-GP Holdings, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest
CBL & Associates Limited Partnership - 81.99% membership interest

Cherryvale Mall, LLC (Delaware) - Subsidiary Grantor
CBL & Associates Limited Partnership - 100% membership interest

CW Joint Venture, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary
Arbor Place Limited Partnership - 18.01% membership interest
Multi-GP Holdings, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest

Frontier Mall Associates Limited Partnership (Wyoming) - Subsidiary Grantor
CBL & Associates Limited Partnership - 99.9% general partnership interest
Mortgage Holdings, LLC - .1% limited partnership interest

CBL & Associates Limited Partnership - 100% membership interest

Hixson Mall, LLC (Tennessee) - Subsidiary Grantor
CBL & Associates Limited Partnership - 100% membership interest

Imperial Valley Mall GP, LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary
Imperial Valley Mall, L.P. - 100% membership interest
CBL/Imperial Valley GP, LLC- 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest

Imperial Valley Mall II, L.P. (California) - Subsidiary Grantor
Imperial Valley Mall GP, LLC- 0.5% general partnership interest
Imperial Valley Mall, L.P. - 100% membership interest
CBL/Imperial Valley GP, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest
Imperial Valley Mall, L.P. - 99.5% limited partnership interest
CBL/Imperial Valley GP, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest

Imperial Valley Mall, L.P. (California) - Subsidiary Grantor and Limited Subsidiary
CBL/Imperial Valley GP, LLC - 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest

JG Winston-Salem, LLC (Ohio) - Subsidiary Grantor
CBL & Associates Limited Partnership - 100% membership interest

Kirkwood Mall Acquisition LLC (Delaware) - Subsidiary Grantor
Kirkwood Mall Mezz LLC - 100% membership interest
CBL/Kirkwood Mall, LLC - 100% membership interest
CBL & Associates Limited Partnership - 100% membership interest

Kirkwood Mall Mezz LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary
CBL/Kirkwood Mall, LLC - 100% membership interest
CBL & Associates Limited Partnership - 100% membership interest

Layton Hills Mall CMBS, LLC (Delaware) - Subsidiary Grantor
CBL & Associates Limited Partnership - 100% membership interest

Madison Joint Venture, LLC (Wisconsin) - Limited Grantor and Limited Subsidiary
CBL/Madison I, LLC - 100% membership interest
CBL & Associates Limited Partnership - 100% membership interest

Madison/East Towne, LLC (Delaware) - Subsidiary Grantor
Madison Joint Venture, LLC - 100% membership interest
CBL/Madison I, LLC - 100% membership interest

Madison/West Towne, LLC (Delaware) - Subsidiary Grantor
Madison Joint Venture, LLC - 100% membership interest
CBL/Madison I, LLC - 100% membership interest
CBL & Associates Limited Partnership - 100% membership interest

Mall Del Norte, LLC (Texas) - Subsidiary Grantor
MDN/Laredo GP, LLC - 0.5% membership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99.5% membership interest

Mayfaire GP, LLC (Delaware) - - Subsidiary Grantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

Mayfaire Town Center, LP (Delaware) - Subsidiary Grantor
Mayfaire GP, LLC- 1% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99% limited partnership interest

MDN/Laredo GP, LLC (Delaware) - - Subsidiary Grantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

Mortgage Holdings, LLC (Delaware) - Limited Grantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

Multi-GP Holdings, LLC (Delaware) -Subsidiary Guarantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

Pearland Ground, LLC (Texas) - Subsidiary Grantor
Pearland Town Center Limited Partnership - 100% membership interest
Pearland Town Center GP, LLC - 0.5% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99.5% limited partnership interest

Pearland Town Center GP, LLC (Delaware) - - Subsidiary Grantor and Limited Subsidiary
CBL & Associates Limited Partnership - 100% membership interest

Pearland Town Center Limited Partnership (Texas) - Subsidiary Grantor and Limited Subsidiary
Pearland Town Center GP, LLC - 0.5% general partnership interest
CBL & Associates Limited Partnership - 100% membership interest
CBL & Associates Limited Partnership - 99.5% limited partnership interest

POM-College Station, LLC (Texas) - Subsidiary Grantor
CBL & Associates Limited Partnership - 99.9% membership interest
Mortgage Holdings, LLC - .1% membership interest
CBL & Associates Limited Partnership - 100% membership interest

Turtle Creek Limited Partnership (Mississippi) - Subsidiary Grantor
CBL & Associates Limited Partnership - 99.9% general partnership interest
Mortgage Holdings, LLC - .1% limited partnership interest
CBL & Associates Limited Partnership - 100% membership interest

SCHEDULE 7.1.(b)

Ownership Structure

Part II

Borrowing Base Properties and Owners

*EACH OWNER LISTED BELOW IS 100% DIRECTLY OR INDIRECTLY OWNED BY BORROWER

Borrowing Base Property	Owner (State of Formation)

Borrowing Base Property	Owner (State of Formation)

Richland Mall	CBL RM-Waco, LLC, a Texas limited liability company

Sunrise Mall	CBL SM-Brownsville, LLC, a Texas limited liability company

Westmoreland Mall	CBL/Westmoreland, L.P., a Pennsylvania limited partnership

Westmoreland Crossing	CBL/Westmoreland, L.P., a Pennsylvania limited partnership

Cherryvale Mall	Cherryvale Mall, LLC, a Delaware limited liability company

Frontier Mall	Frontier Mall Associates Limited Partnership, a Wyoming limited partnership

Northgate Mall	Hixson Mall, LLC, a Tennessee limited liability company

Imperial Valley Mall	Imperial Valley Mall II, L.P., a California limited partnership

Hanes Mall	JG Winston-Salem, LLC, an Ohio limited liability company

Kirkwood Mall	Kirkwood Mall Acquisition LLC, a Delaware limited liability company

Layton Hills Mall	Layton Hills Mall CMBS, LLC, a Delaware limited liability company

Layton Hills Convenience Center	Layton Hills Mall CMBS, LLC, a Delaware limited liability company

Layton Hills Cinemark	Layton Hills Mall CMBS, LLC, a Delaware limited liability company

Layton Hills Plaza	Layton Hills Mall CMBS, LLC, a Delaware limited liability company

East Towne Mall (Leasehold)	Madison/East Towne, LLC, a Delaware limited liability company

East Towne Mall	Madison Joint Venture, LLC, a Wisconsin limited liability company

West Towne Mall (Leasehold)	Madison/West Towne, LLC, a Delaware limited liability company

West Towne Mall	Madison Joint Venture, LLC, a Wisconsin limited liability company

Mall Del Norte	Mall Del Norte, LLC, a Texas limited liability company

Mayfaire Town Center	Mayfaire Town Center, LP, a Delaware limited partnership

Pearland Town Center (Leasehold)	Pearland Ground, LLC, a Texas limited liability company

Pearland Town Center	Pearland Town Center Limited Partnership, a Texas limited partnership

Post Oak Mall	POM-College Station, LLC, a Texas limited liability company

Turtle Creek Mall	Turtle Creek Limited Partnership, a Mississippi limited partnership

SCHEDULE 7.1.(f)

Occupancy Status of Properties
*ALL PROPERTIES ARE BORROWING BASE
UNLESS OTHERWISE NOTED
**IF A LOAN PARTY IS NOT LISTED, IT HAS NO
REAL ESTATE ASSET TITLED IN ITS NAME

Loan Party	Real Estate Asset	Occupancy Rate

CBL & Associates Limited Partnership	Frontier Square (Non-Borrowing
	(Base)
	Foothills Plaza - Kroger (Non-
	Borrowing Base)
	Vacant Parcels - Frontier Mall
	(Non-Borrowing Base)

CBL RM-Waco, LLC	Richland Mall	99.30%

CBL SM-Brownsville, LLC	Sunrise Mall	97.90%

CBL/Westmoreland, L.P.	Westmoreland Mall	91.00%

CBL/Westmoreland, L.P.	Westmoreland Crossing	97.20%

Cherryvale Mall, LLC	Cherryvale Mall	96.60%

Frontier Mall Associates Limited Partnership	Frontier Mall	93.30%

Hixson Mall, LLC	Northgate Mall	86.00%

Imperial Valley Mall II, L.P.	Imperial Valley Mall	90.90%

JG Winston-Salem, LLC	Hanes Mall	97.10%

Kirkwood Mall Acquisition LLC	Kirkwood Mall	93.60%

Layton Hills Mall CMBS, LLC	Layton Hills Mall	98.10%

Layton Hills Mall CMBS, LLC	Layton Hills Convenience Center	93.70%

Layton Hills Mall CMBS, LLC	Layton Hills Cinemark*

Layton Hills Mall CMBS, LLC	Layton Hills Plaza	88.80%

Madison Joint Venture, LLC	West Towne Crossing (Non-Borrowing
	Base)

	Fee Ownership in East Towne Mall
	and West Towne Mall
	Outparcels at West Towne Mall (Non-
	Borrowing Base)

Madison/East Towne, LLC	East Towne Mall	91.30%

Madison/West Towne, LLC	West Towne Mall	92.10%

Mall Del Norte, LLC	Mall Del Norte	95.30%

Mayfaire Town Center, LP	Mayfaire Town Center	92.30%

Pearland Town Center Limited Partnership	Pearland Town Center	92.70%

Pearland Ground, LLC	Pearland Town Center (Leasehold Interest in 4.0515 acres)	100%**

POM-College Station, LLC	Post Oak Mall	88.70%

Turtle Creek Limited Partnership	Turtle Creek Mall	90.10%

*Occupancy rate for Layton Hills Cinemark is included in the occupancy rate for Layton Hills Mall.
**Only includes the office component under the ground lease. The retail component is included in the occupancy rate for Pearland Town Center owned by Pearland Town Center Limited Partnership

SCHEDULE 7.1.(g)
Guarantee of Indebtedness
That certain Subsidiary Guarantee Agreement dated as of the date hereof in favor of the holders of the Borrower’s unsecured and unsubordinated debentures, notes or other evidences of indebtedness issued pursuant to that certain Indenture by and among Borrower, Parent and U.S. Bank National Association, as trustee, dated as of November 26, 2013, as supplemented by that certain First Supplemental Indenture by and among Borrower, Parent and U.S. Bank National Association, as trustee, dated as of November 26, 2013, that certain Second Supplemental Indenture by and among Borrower, Parent and U.S. Bank National Association, as trustee, dated as of December 13, 2016, and that certain Third Supplemental Indenture, dated as of the date hereof, among the Parent, the Borrower and the Trustee, including (A) those certain $450 million aggregate principal amount of the Operating Partnership’s 5.250% Senior Notes Due 2023, (B) those certain $300 million aggregate principal amount of the Operating Partnership’s 4.600% Senior Notes Due 2024 and (C) those certain $625 million aggregate principal amount of the Operating Partnership’s 5.950% Senior Notes Due 2026, which Subsidiary Guarantee Agreement has been executed by each of the Subsidiary Guarantors.

SCHEDULE 7.1.(h)
Material Contracts

Frontier Mall -
Net Out Agreement dated June 1, 1982, by and between CBL & Associates, Inc. (predecessor to Frontier Mall Associates Limited Partnership and PCW Associates), as amended by that certain First Amendment to Management and Net Out Agreement dated as of May 1, 2001, and that certain Second Amendment to Management and Net Out Agreement dated as of June 26, 2017 (pertains to the J.C. Penney parcel)

SCHEDULE 7.1.(i)
Litigation

As further disclosed to the Lenders in writing prior to the Agreement Date:
Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian v. CBL & Associates Properties, Inc., CBL & Associates Management, Inc., CBL & Associates Limited Partnership and JG Gulf Coast Town Center LLC, Case No. 2:16-cv-00206, United Stated District Court for the Middle District of Florida

SCHEDULE 7.1.(r)
Affiliate Transactions

None.

SCHEDULE 7.1.(cc)(vii)
Flood Zones
None.

SCHEDULE 8.18.
Post-Closing Covenants

1.
Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent fully executed originals of a subordination non-disturbance and attornment agreement (each, an “SNDA”) for each of the tenants listed below in the Administrative Agent’s form previously provided by the Administrative Agent to the Borrower or such other form as the Administrative Agent may approve in its sole discretion:

Mall	Tenant	Notes/Lease Date
Cherryvale Mall	Barnes & Noble	December 29, 2006
Cherryvale Mall	Subway	November 5, 2014
East Towne Mall	Barnes & Noble	December 31, 2002
East Towne Mall	Dick's Sporting Goods	June 26, 2003
East Towne Mall	Shoe Carnival, Inc.	August 30, 2013
East Towne Mall	Subway Real Estate, LLC	November 14, 2017
Frontier Mall	Jo-Ann Stores Inc.	December 31, 2010
Frontier Mall	Shoe Carnival Inc.	January 14, 2011
Frontier Mall	ULTA	December 11, 2015
Hanes Mall	McDonald's Corporation	September 20, 1996; Amended & Restated dated February 8, 2011
Hanes Mall	Time Warner Cable Southeast LLC	March 29, 2018
Hanes Mall	United States Postal Service	October 31, 2016
Imperial Valley Mall	Cinemark USA, Inc.	February 15, 2008
Kirkwood Mall	JC Penney	7/27/1977; and Memo of 3rd AM dated January 20, 2006
Kirkwood Mall	Petco	January 3, 2013
Layton Hills Mall	Bed Bath & Beyond, Inc. (Call Center)	May 13, 2015
Layton Hills Mall	Blazin Wings, Inc. (dba Buffalo Wild Wings Grill & Bar)	March 6, 2012
Layton Hills Mall	CineMark USA, Inc.	6/30/1990; note to delete references to lease hold financing (ex 56)
Layton Hills Mall	J.C. Penney	2/1/2011 (Lease Extension Agreement)
Layton Hills Mall	Subway Real Estate, LLC	May 13, 2010
Layton Hills Mall	Texas Roadhouse Holdings, LLC	10/24/2011 (Ground Lease Agreement)

Sch. 8.18.-1

Mall	Tenant	Notes/Lease Date
Mall Del Norte	CNMK Texas Properties, Ltd. (dba Cinemark)	September 28, 2006
Mall Del Norte	Forever 21 Retail, Inc.	1/7/09 Assignment and Assumption of Lease (from Mervyn's) 9/11/14 Assignment of Leases from Macerich Mall del Norte Holdings
Mall Del Norte	RGV Go Fish, Ltd (dba Long John Silver's)	December 8, 1982
Mayfaire Town Center	B and E Wine & Beer, LLC (Red Bank Wine)	March 25, 2014
Mayfaire Town Center	Banana Republic, LLC	April 14, 2005
Mayfaire Town Center	Barnes & Noble	March 26, 2002
Mayfaire Town Center	Cost Plus, Inc. (World Market)	February 5, 2003
Mayfaire Town Center	Michaels Stores, Inc. (Michael's Art & Crafts)	August 14, 2003
Mayfaire Town Center	Pier 1 Imports, Inc	December 5, 2001
Mayfaire Town Center	TENT Restaurant Operations, Inc. (Fox & Hound)	July 12, 2005
Mayfaire Town Center	The Fresh Market, Inc.	December 7, 2005
Mayfaire Town Center	ULTA, Cosmetics & Fragrance, Inc.	June 8, 2005
Northgate Mall	Burlington Coat Factory Wearhouse of Hickory Commons, Inc.	September 10, 2013
Northgate Mall	Michaels Stores, Inc.	October 22, 2012
Northgate Mall	Ross Dress for Less, Inc.	September 14, 2012
Northgate Mall	ULTA Salon, Cosmetics & Fragrance, Inc.	December 16, 2014
Pearland	Barnes & Noble Booksellers, Inc.	September 27, 2007
Pearland	BJ's Restaurants	December 10, 2008
Pearland	Dick's Sporting Goods	September 7, 2016
Richland Mall	Dick's Sporting Goods, Inc.	June 15, 2017
Richland Mall	Hibbett Sporting Goods, Inc.	September 10, 2010
Sunrise Mall	Cinemark US, Inc.	April 21, 1999
Sunrise Mall	Dick's Sporting Goods, Inc.	March 12, 2015
Sunrise Mall	Luby's Cafeterias, Inc.	12/13/90 (Short Form Lease)

Sch. 8.18.-2

Mall	Tenant	Notes/Lease Date
Sunrise Mall	Subway Real Estate, LLC	November 10, 2017
Turtle Creek	AAT Comunications Corp. (Successor in interest to Signal One, LLC) (exception 35)	March 14, 2006
Turtle Creek	Honey Island Pretzel, Inc. (dba Auntie Anne's Hand-Rolled Soft Pretzels)	July 15, 1997
Turtle Creek	SteinMart, Inc.	February 18, 2011
Turtle Creek	Tritel Communications (sublessee of Signal One)	5/10/00 - Site License Agreement between Signal One & Tritel Communications
Turtle Creek	Ulta Salo, Cosmetics & Fragrance, Inc.	May 9, 2016
West Towne Mall	Chick-fil-a, Inc.	6/6/2014 (Short Form Sublease and Sublease Recognition Agreement)
West Towne Mall	Dick's Sporting Goods, Inc.	November 29, 2004
West Towne Mall	ERJ Dining III, LLC (dba Chili's)	July 19, 1989
West Towne Mall	Subway Real Estate Corp.	May 15, 2009
West Towne Mall	The Cheesecake Factory Restaurants, Inc.	4/20/2015 (MOL and Sublease Recognition Agreement)
Westmoreland	CEC Entertainment, Inc. (dba Chuck E. Cheese)	March 14, 2005
Westmoreland	Dick's Sporting Goods, Inc.	August 10, 2004
Westmoreland	Eastwynn Theatres, Inc. (dba AMC Westmoreland 15)	June 4, 2010
Westmoreland	Marmaxx Operating Corp. (dba TJ Maxx)	September 13, 2017
Westmoreland	Michaels Stores, Inc.	April 18, 2017
Westmoreland	Sears Roebuck & Co.	April 2, 1975
Westmoreland	Subway Real Estate Corp.	November 30, 2006
Westmoreland	The May Department Stores Company (Now Macy's)	April 11, 1975

2.
Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent (a) an updated survey with respect to the Property located at 1000 Turtle Creek Drive, Suite 290, Hattiesburg, MS 39402 adding Lot 13 and 16 of Re-Subdivision of Commercial Mall Complex, Second Filing, a subdivision in the City of Hattiesburg, County of Lamar, State of Mississippi (the “Additional Turtle Creek Parcels”) to the property surveyed thereon and otherwise.in form and substance satisfactory to the Administrative

Sch. 8.18.-3

Agent and (b) completed standard flood hazard determination for such Property (including the Additional Turtle Creek Parcels) and if any portion thereof is located in a FEMA-designated special flood hazard area, evidence of the Borrower’s receipt of required notices and adequate flood insurance.

3.
Within sixty (60) days after the receipt of the items listed in paragraph 2 of this Schedule 8.18., the Borrower shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, a modified Mortgage with respect to the Property located at 1000 Turtle Creek Drive, Suite 290, Hattiesburg, MS 39402 reflecting the addition of the Additional Turtle Creek Parcels.

4.
Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent fully executed originals of an REA estoppel certificate for each of the parties listed below in the Administrative Agent’s form previously provided by the Administrative Agent to the Borrower or such other form as the Administrative Agent may approve in its sole discretion:

a.	East Towne Mall

i.	Easement, Restrictions and Operating Agreement recorded March 17, 1970 in Volume 164 of Records, page 125 as Document No. 1260550.

b.	Imperial Valley

i.	Grant of Easements and Declaration of Restrictions by Imperial Valley Mall, L.P., recorded November 9, 2004 as Instrument No. 04038006, In Book 2364, Page 193 of Official Records.\

c.	Mayfaire Towne Center

i.
Reciprocal Easement and Operating Agreement with 30 West Pershing LLC recorded in Book 4193, Page 122 and Amendment recorded in Book 4923, Page 832 and Assignment and Assumption of Reciprocal Easement and Operating Agreement between Mayfaire Retail, LLC, Mayfaire SPE/A, LLC, Mayfaire SPE/B, LLC and Mayfaire Town Center, LP dated June 18, 2015 and recorded June 19, 2015 in Book 5898, Page 380, Register of Deeds, New Hanover County, North Carolina.

d.	Pearland Town Center (Fee)

i.	Operating Agreement Relating to Shared Amenities and Trash Compactors, dated March 26, 2008 and recorded as Document No. 2008015551

ii.	Declaration of Parking Easement between Pearland Town Center Limited Partnership and CBL & Associates Management, Inc. recorded as Document No. 2008015548

iii.	Residential Restrictions Agreement between Pearland Town Center Limited Partnership and Sueba Investments 308 LTD recorded as Document No. 2008015550

Sch. 8.18.-4

e.	Pearland Town Center (Leasehold)

i.	Condo Declaration dated September 28, 2007, recorded as Doc. No 2007057638.

ii.	Residential Restriction Agreement, recorded as Doc. No. 2008015550.

f.	Northgate Mall

i.
Four-Party Operating Agreement among Lebosol Company, Independent's Northgate-M, Inc., J. C. Penney Properties, Inc. and Miller Bros. Co., dated December 11, 1970 and recorded on December 11, 1970 in Book 1936, Page 563, as amended by (a) instrument dated March 11, 1971 and recorded on July 13, 1971 in Book 1974, Page 85; (b) instrument dated December 22, 1972 and recorded on December 22, 1972 in Book 2074, Page 755; and (c) instrument dated November 20, 1973 and recorded on June 24, 1974 in Book 2181, Page 105; and as assigned by instrument recorded on January 5, 1983 in Book 2867, Page 30; instrument recorded on June 28, 1990 in Book 3744, Page 713; instrument recorded on October 28, 1999 in Book 5472, Page 978; and instrument recorded on January 5, 2000 in Book 5513, Page 918; as assigned by that Assignment and Assumption of Four-Party Operating Agreement recorded October 6, 2011, in Book GI 9490, Page 347, all in the Register's Office for Hamilton County, Tennessee.

5.
Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower shall deliver to the Administrative Agent updated zoning reports, in each case, in form and substance satisfactory to the Administrative Agent in its sole discretion, reflecting that all previously disclosed fire code violations have been resolved with respect to the Properties at the following locations:

a.	Mayfaire Town Center, 6835 Conservation Way, Wilmington, NC 28405

b.	Mall Del Norte, 5300 San Dario, Suite 206-C, Laredo, TX 78041

c.	West Towne Mall, 66 West Towne Mall, Madison, WI 53719

6.
Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower shall deliver to the Administrative Agent an updated zoning report with respect to the Property located at Sunrise Mall, 2370 North Expressway, Brownsville, TX 78526, in form and substance satisfactory to the Administrative Agent in its sole discretion.

7.
No later than April 15, 2019 (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower shall deliver to the Administrative Agent an updated zoning report with respect to the Property located at Layton Hills Mall, 1201 N. Hill Field Road, Suite 1076, Layton, UT 84041, in form and substance satisfactory to the Administrative Agent in its sole discretion, reflecting that all previously disclosed fire code violations have been resolved.

8.
Within ten (10) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent fully executed originals of an opinion of counsel in the state of Ohio in form and substance and from counsel reasonably satisfactory to the Administrative Agent.

Sch. 8.18.-5

9.
Within ten (10) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent (a) a final survey with respect to the Properties located in Layton, Utah in form and substance satisfactory to the Administrative Agent and (b) an updated pro forma title policy with respect to the Mortgage encumbering such Properties with the final date of such survey included therein and otherwise in form and substance satisfactory to the Administrative Agent.

Sch. 8.18.-6

SCHEDULE 10.1.
Certain Financial Covenant Definitions
Terms set forth in this Schedule 10.1. are consistent with the meaning of such terms as set forth in the Indenture, dated as of November 26, 2013 by and among the Parent, the Borrower, and U.S. Bank National Association, as trustee (the “Trustee”), as modified or supplemented by the First Supplemental Indenture, dated as of November 26, 2013, by and among the Parent, the Borrower and the Trustee, as modified or supplemented by the Second Supplemental Indenture, dated as of December 13, 2016, among the Parent, the Borrower and the Trustee, and as modified or supplemented by the Third Supplemental Indenture, dated as of the date hereof, among the Parent, the Borrower and the Trustee, without giving effect to any further supplement, amendment or modification thereof.
“Acquired Debt” means Debt of a Person:
(1)     existing at the time such Person is merged or consolidated with or into the Limited Guarantor, the Operating Partnership or any Subsidiary or becomes a Subsidiary of the Limited Guarantor or the Operating Partnership but only to the extent not paid in connection with such merger or consolidation; or
(2)     assumed by the Limited Guarantor, the Operating Partnership or any Subsidiary in connection with the acquisition of assets from such Person.
Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Limited Guarantor, the Operating Partnership or any Subsidiary or becomes a Subsidiary of the Limited Guarantor or the Operating Partnership or the date of the related acquisition, as the case may be, determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.
“Annual Debt Service Charge” means, for any period, the interest expense on Debt of the Limited Guarantor, the Operating Partnership and the Subsidiaries for such period, determined on a consolidated basis in accordance with accounting principles generally accepted in the United States (but excluding deferred financing costs, debt restructuring or modification charges and debt premiums).
“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:
(1)     interest expense on Debt;
(2)     provision for taxes based on income;
(3)     amortization of debt discount, premium and deferred financing costs;
(4)     impairment losses and gains on sales or other dispositions of properties and other investments;
(5)     real estate related depreciation and amortization;
(6)     the effect of any non-cash and non-recurring charges;
(7)     amortization of deferred charges;

Sch. 10.1.-1

(8)     gains or losses on extinguishment of debt; and
(9)     acquisition expenses,
all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.
“Consolidated Net Income” for any period means the amount of net income (or loss) of the Limited Guarantor, the Operating Partnership and the Subsidiaries for such period, excluding, without duplication:
(1)     extraordinary items; and
(2)     the portion of net income of the Limited Guarantor, the Operating Partnership and the Subsidiaries in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Limited Guarantor, the Operating Partnership or any Subsidiary,
all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.
“Debt” means, with respect to any Person, any indebtedness of such Person in respect of:
(1)     borrowed money evidenced by bonds, notes, debentures or similar instruments;
(2)     indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (if then determined in good faith by the board of directors of such Person or, in the case of the Operating Partnership, the Limited Guarantor or any Subsidiary, by the Operating Partnership’s or the Limited Guarantor’s board of directors, as applicable, or a duly authorized committee thereof) of the property subject to such Lien;
(3)     reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or
(4)     any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a capitalized lease in accordance with accounting principles generally accepted in the United States, all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States, and also includes, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof).
“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance of any kind.
“Limited Guarantor” means CBL & Associates Properties, Inc., a Delaware corporation.

Sch. 10.1.-2

“Operating Partnership” means CBL & Associates Limited Partnership, a Delaware limited partnership.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Subsidiary” means, with respect to the Limited Guarantor or the Operating Partnership, any Person (but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Limited Guarantor or the Operating Partnership, as the case may be, and/or by one or more other Subsidiaries of the Limited Guarantor or the Operating Partnership, as the case may be, that is consolidated in the financial statements of the Limited Guarantor or the Operating Partnership in accordance with accounting principles generally accepted in the United States and any other Persons that are consolidated with the Operating Partnership and the Limited Guarantor for purposes of accounting principles generally accepted in the United States. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers (or similar members of the governing body of such Person), as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Total Assets” means the sum of, without duplication:
(1)     Undepreciated Real Estate Assets; and
(2)     all other assets (excluding accounts receivable and non-real estate intangibles) of the Limited Guarantor, the Operating Partnership and the Subsidiaries,
all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.
“Total Unencumbered Assets” means the sum of, without duplication:
(1)     those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and
(2)     all other assets (excluding accounts receivable and non-real estate intangibles) of the Limited Guarantor, the Operating Partnership and the Subsidiaries to the extent not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 10.1.(e) hereof, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.
“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets and related intangibles of the Limited Guarantor, the Operating Partnership and the Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.
“Unsecured Debt” means Debt of the Limited Guarantor, the Operating Partnership or any of the Subsidiaries which is not secured by a Lien on any property or assets of the Limited Guarantor, the

Sch. 10.1.-3

Operating Partnership or any of the Subsidiaries, all determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.

Sch. 10.1.-4

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: _________________________________________
_________________________________________
______________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]: _________________________________________
_________________________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower: CBL & Associates Limited Partnership

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement: The Credit Agreement dated as of January 30, 2019 among CBL & Associates Limited Partnership, CBL & Associates Properties, Inc., solely for the limited purposes set forth therein, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s] [5]	Assignee[s] [6]	Facility Assigned [7]	Aggregate Amount of Commitment/ Loans for all Lenders [8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans [9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ______________][10]
[Page break]

______________________
5 List each Assignor, as appropriate..
6 List each Assignee, as appropriate.
7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all lenders thereunder.
10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]11
[NAME OF ASSIGNOR]
By:_________________________________
Title:
[NAME OF ASSIGNOR]
By:_________________________________
Title:
ASSIGNEE[S]12
[NAME OF ASSIGNEE]
By:_________________________________
Title:
[NAME OF ASSIGNEE]
By:_________________________________
Title:
[Consented to and]13 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent
By: _________________________________
Title:

______________________

11 Add additional signature blocks as needed.
12 Add additional signature blocks as needed.
13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]14
[NAME OF RELEVANT PARTY]
By: ________________________________
Title:

______________________

14 To be added only if the consent of the Borrower, the Swingline Lenders or the Issuing Banks is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, the Parent, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, the Parent, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6. of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1. and Section 9.2. thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF GUARANTY
THIS GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of January 30, 2019 by and among each of the Subsidiaries of CBL & Associates Limited Partnership (the “Borrower”) listed on the signature pages hereto (collectively, the “Initial Guarantors” and each an “Initial Guarantor”) and those additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached hereto as Annex I (such additional Subsidiaries, together with the Initial Guarantors, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), for its benefit and for the benefit of the Lenders, the Issuing Banks and the Specified Derivatives Providers under the Credit Agreement described below (the Administrative Agent, the Lenders, the Swingline Lenders, the Issuing Banks and the Specified Derivatives Providers, each individually a “Guaranteed Party” and collectively, the “Guaranteed Parties”). Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
W I T N E S S E T H :
WHEREAS, the Borrower, CBL & Associates Properties, Inc. (the “Parent”), the financial institutions party thereto from time to time (the “Lenders”), and the Administrative Agent are party to that certain Credit Agreement dated as of January 30, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrower;
WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower and/or its Subsidiaries;
WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to Section 6.1. and Section 8.14. of the Credit Agreement) agree to guarantee the payment when due of (i) all Obligations, including, without limitation, all principal, interest, Reimbursement Obligations and other amounts that shall be at any time payable by the Borrower under the Credit Agreement or the other Loan Documents and (ii) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation);
WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower; and
WHEREAS, in consideration of the direct and indirect financial and other support and benefits that the Borrower has provided, and such direct and indirect financial and other support and benefits as the Borrower may in the future provide, to the Guarantors, and in consideration of the increased ability of each Guarantor to receive funds through contributions to capital, and for each Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrower pursuant to the Credit Agreement, the flexibility provided by the Credit Agreement and the financial accommodations provided by the Specified Derivatives Contracts for each Guarantor to do so which significantly facilitates the business operations of the Borrower and each Guarantor and in order to induce the Lenders, the Issuing Banks and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described in the Credit Agreement, and to induce the Specified Derivatives Providers to make the financial accommodations in the Specified Derivatives Contracts, each of the Guarantors is willing to guarantee (i) the Obligations under the Credit Agreement, the other Loan Documents and the Specified Derivatives Contracts and (ii) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation);
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Representations, Warranties and Covenants. Each of the Guarantors represents and warrants to the Administrative Agent and each other Guaranteed Party as of the date of this Guaranty, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date, and thereafter on each date as required by Section 6.2. of the Credit Agreement that:
(a)    It is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. No Guarantor is an EEA Financial Institution.
(b)    It has the right and power, and has taken all necessary corporate, limited liability company or partnership action required to authorize it, to execute, deliver and perform this Guaranty in accordance with its terms and to perform its obligations hereunder. This Guaranty has been duly executed and delivered by the duly authorized officers of such Guarantor and is a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein and as may be limited by equitable principles generally.
(c)    The execution, delivery and performance of this Guaranty in accordance with its terms and the obligations hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to such Guarantor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of such Guarantor, or any indenture, agreement or other instrument to which such Guarantor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by such Guarantor other than in favor of the Administrative Agent for its benefit and the benefit of the Guaranteed Parties. It is in compliance with each Governmental Approval and all other Applicable Laws (including, without limitation, Anti-Corruption Laws and Sanctions) relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(d)    It has no Indebtedness other than Indebtedness permitted under the Credit Agreement.

In addition to the foregoing, each of the Guarantors hereby (i) makes to the Administrative Agent and the other Guaranteed Parties all of the other representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Guaranteed Documents (as defined below), as if the same were set forth herein in full and (ii) covenants that, so long as any Guaranteed Party has any Revolving Commitment, Term Loan Commitment, Swingline Commitment, Reimbursement Obligation or Letter of Credit outstanding under the Credit Agreement or any outstanding Loan or other amount payable under the Credit Agreement or any other Obligations shall remain unpaid, it will, and, if necessary, will cause the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.
SECTION 2.    The Guaranty. Each of the Guarantors hereby absolutely, irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the “Guaranteed Obligations” (as defined in the Credit Agreement), including, without limitation, (i) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender, any Issuing Bank or the Administrative Agent under or in connection with the Credit Agreement or any other Loan Document, including, without limitation, the repayment of all principal of and interest on each Loan made to the Borrower pursuant to the Credit Agreement, and the Reimbursement Obligations, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to any Lender, any Issuing Bank or the Administrative Agent thereunder or in connection therewith, (ii) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation), (iii) all other amounts payable by the Borrower under the Credit Agreement and the other Loan Documents, (iv) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents, (v) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, (vi) all expenses, including, without limitation, attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guaranteed Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder, and (vii) all other “Guaranteed Obligations” (as defined in the Credit Agreement) (all of the foregoing being herein referred to collectively as the “Guaranteed Obligations”). Upon the failure by the Borrower, or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, subject to any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant other Guaranteed Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection, and a debt of each Guarantor for its own account. Accordingly, the Guaranteed Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guaranteed Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guaranteed Parties which may secure any of the Guaranteed Obligations.
SECTION 3.    Guaranty Unconditional. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Parties with respect thereto. The obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute, and, without limiting the generality of the foregoing, shall remain in full force and effect without regard to, and shall not be released, discharged, suspended, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(i)    any extension, renewal, settlement, indulgence, compromise, consent to departure from, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any of the Credit Agreement, any other Loan Document, any Specified Derivatives Contract, or any other document, instrument or agreement evidencing or relating to any Guaranteed Obligations (the “Guaranteed Documents”), or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(ii)    any modification or amendment of or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guaranteed Document or any assignment or transfer of any Guaranteed Document, including, without limitation, any such amendment which may (x) increase the amount of, or the interest rates applicable to, or change the due date of, any of the Guaranteed Obligations guaranteed hereby, or (y) change the time, place or manner of payment of all or any portion of the Guaranteed Obligations;
(iii)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof;
(iv)    any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization, composition, adjustment, dissolution, liquidation or other similar proceeding affecting the Borrower, any other Loan Party or any other Person, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other Loan Party, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(v)    the existence of any defense, claim, setoff, counterclaim or other rights (other than indefeasible payment and performance in full) which the Guarantors may have at any time or be asserted by any Guarantor or any other Loan Party or any other Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any other Guaranteed Party or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any lack of enforceability or validity of the Guaranteed Obligations or any part thereof or any lack of genuineness, enforceability or validity of any Guaranteed Document or any assignment or transfer of any Guaranteed Document, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement or any other Guaranteed Document, or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(vii)    any furnishing to any of the Guaranteed Parties of any security for any of the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guaranteed Obligations;
(viii)    any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to any of the Guaranteed Obligations, or any subordination of the payment of any of the Guaranteed Obligations to the payment of any other liability of the Borrower or any other Loan Party;
(ix)    the election by, or on behalf of, any one or more of the Guaranteed Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(x)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(xi)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Administrative Agent or the other Guaranteed Parties for repayment of all or any part of the Guaranteed Obligations;
(xii)    any act or failure to act by any Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;
(xiii)    any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guaranteed Obligations;
(xiv)    any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guaranteed Parties, regardless of what liabilities of the Borrower remain unpaid;
(xv)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
(xvi)    any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guaranteed Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect;
(xvii)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(xviii)    any other act, or omission to act, or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any other Guaranteed Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of or a defense available to any Guarantor’s obligations hereunder (other than indefeasible payment and performance in full) or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.
The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in this Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or changing the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement any Guaranteed Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guaranteed Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Guaranteed Parties shall elect.
SECTION 4.    Discharge; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until the earlier of (a)(i) all Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than Unliquidated Obligations that have not yet arisen), (ii) the Revolving Commitments, Term Loan Commitments, Swingline Commitments, Reimbursement Obligations and all Letters of Credit issued under the Credit Agreement shall have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and (iii) each Guaranteed Document shall have been terminated or cancelled in accordance with its terms, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall automatically terminate, or (b) a Guarantor shall be released of its obligations under this Guaranty pursuant to Section 8.14.(b) of the Credit Agreement. If claim is ever made on the Administrative Agent or any other Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and the Administrative Agent or such other Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guaranteed Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guaranteed Documents and such Guarantor shall be and remain liable to the Administrative Agent or such other Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guaranteed Party.
“Unliquidated Obligations” means at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation under the Credit Agreement to reimburse any Issuing Bank for drawings not yet made under a Letter of Credit issued by such Issuing Bank; (ii) any other obligation (including any guarantee) under the Credit Agreement that is contingent in nature at such time; or (iii) an obligation under the Credit Agreement to provide collateral to secure any of the foregoing types of obligations.
SECTION 5.    General Waivers; Additional Waivers.
(a)    General Waivers. Each of the Guarantors irrevocably waives notice of acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice of any kind not provided for herein or under the other Guaranteed Documents, as well as any other act or thing, or omission or delay to do any other act or thing, or any other requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
(b)    Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:
(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(ii)    (1) notice of acceptance hereof; (2) notice of any Loans, Letters of Credit or other financial accommodations made or extended under the Guaranteed Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the other Guaranteed Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Guaranteed Documents; (6) notice of any Default or Event of Default under the Credit Agreement or of any default or event of default under any other Guaranteed Document; and (7) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Guaranteed Documents) and demands to which each Guarantor might otherwise be entitled;
(iii)    its right, if any, to require the Administrative Agent and the other Guaranteed Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Guaranteed Parties has or may have against, the other Guarantors or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(iv)    (a) any rights to assert against the Administrative Agent and the other Guaranteed Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Guaranteed Parties unless due to the gross negligence or willful misconduct of the Administrative Agent or such Guaranteed Party as determined by a court of competent jurisdiction in a final non-appealable judgment; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guaranteed Obligations; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the other Guaranteed Parties’ rights or remedies against the other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the other Guaranteed Parties of the Guaranteed Obligations; (3) any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Guaranteed Parties by operation of law as a result of the Administrative Agent’s and the other Guaranteed Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the other Guaranteed Parties of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and
(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Guaranteed Parties; or (b) any election by the Administrative Agent and the other Guaranteed Parties under the Bankruptcy Code, to limit the amount of its claim against the Guarantors.
SECTION 6.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.
(a)    Subordination of Subrogation. Unless and until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations), the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty and (ii) waive any right to enforce any remedy which any of the Guaranteed Parties now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations that have not yet arisen). Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Guaranteed Parties and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Guaranteed Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a). If any amount shall be paid to any Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guaranteed Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guaranteed Obligations existing.
(b)    Subordination of Intercompany Indebtedness. Each Guarantor agrees for the benefit of the Guaranteed Parties that any and all claims of such Guarantor against the Borrower, any other Guarantor hereunder or any other Loan Party (each an “Obligor”) with respect to all obligations and liabilities of any Obligor to such Guarantor of whatever description, including, without limitation, any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to the prior payment, indefeasibly in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to any Junior Claim. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Administrative Agent and the other Guaranteed Parties in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully and indefeasibly paid and satisfied

(in cash) and all financing arrangements pursuant to any Guaranteed Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully and indefeasibly paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all Guaranteed Documents, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Guaranteed Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Guaranteed Parties, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Guaranteed Parties. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the Unliquidated Obligations) have been indefeasibly paid in full (in cash) and satisfied and all Guaranteed Documents have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any Junior Claim.
SECTION 7.    Contribution with Respect to Guaranteed Obligations.
(a)    To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Revolving Commitments, Term Loan Commitments, Swingline Commitments, Reimbursement Obligations and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent, and each Guaranteed Document has terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(e)    (i) The payment obligations of any Guarantor under this Section 7 shall be subordinate and subject in right of payment to the Guaranteed Obligations and (ii) the rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall not be exercisable, in each case, until the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or in the case of all Letters of Credit full collateralization), on terms reasonably acceptable to the Administrative Agent, of the Revolving Commitments, Term Loan Commitments, Swingline Commitments and all Letters of Credit issued under the Credit Agreement and the termination of each Guaranteed Document. Subject to Section 6(a) of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guaranteed Obligations.
SECTION 8.    Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, it is the intent of each Guarantor and the Guaranteed Parties that in any Proceeding, the maximum amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder (or any other obligations of such Guarantor to the Guaranteed Parties) shall not be subject to avoidance or be deemed unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including, without limitation, Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law applied in such Proceeding (such provisions, the “Avoidance Provisions”), whether by virtue of Section 544 of the Bankruptcy Code or otherwise. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guaranteed Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guaranteed Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
SECTION 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or any Loan Party under the Credit Agreement or any other Guaranteed Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, such Loan Party or any of their respective Affiliates or otherwise under Applicable Law, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other Guaranteed Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent or the other Guaranteed Parties.
SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 13.1. of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 13.1. of the Credit Agreement.
SECTION 11.    No Waivers. No failure or delay by the Administrative Agent or any other Guaranteed Party in exercising any right, power or privilege hereunder or otherwise shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement and the other Guaranteed Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Guaranteed Parties and their respective successors and permitted assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guaranteed Parties may, in accordance with the applicable provisions of the Guaranteed Documents, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guaranteed Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor shall have any right to assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent, and any such assignment or transfer in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement or the other Guaranteed Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.
SECTION 13.    Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent, subject to Section 13.7. of the Credit Agreement.
SECTION 14.    Governing Law; Jurisdiction.
(a)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
(b)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE GUARANTORS AND ANY OF THE GUARANTEED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTEED PARTIES, BY ACCEPTING THE BENEFITS HEREOF, AND EACH OF THE GUARANTORS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY, THE CREDIT AGREEMENT, THE NOTES, OR ANY OTHER GUARANTEED DOCUMENT OR WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE GUARANTORS, THE PARENT, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, ANY SPECIFIED DERIVATIVES PROVIDER OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE GUARANTEED DOCUMENTS.
(c)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, ANY SPECIFIED DERIVATIVES PROVIDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER GUARANTEED DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER GUARANTEED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, ANY SPECIFIED DERIVATIVES PROVIDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER GUARANTEED DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR

CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, ANY SPECIFIED DERIVATIVES PROVIDER OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, ANY SPECIFIED DERIVATIVES PROVIDER OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(d)    EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN THE CREDIT AGREEMENT. SHOULD A GUARANTOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, SUCH GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(e)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTEED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT, THE TERMINATION OF EACH GUARANTEED DOCUMENT AND THE TERMINATION OF THIS GUARANTY.
SECTION 15.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
SECTION 16.    Taxes; Expenses of Enforcement, Etc.
(a)    Taxes. All payments by any Guarantor of principal of, and interest on, the Loans and all other Obligations shall be paid in full, made free and clear of and without set-off or counterclaim or any deduction or withholding whatsoever (including for any Taxes). If any withholding or deduction from any payment to be made by a Guarantor hereunder is required in respect of any Taxes or any other deduction or withholding pursuant to any Applicable Law, then such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
(b)    The Guarantors agree to reimburse the Guaranteed Parties for any reasonable costs and out-of-pocket expenses (including attorneys’ fees) paid or incurred by any Guaranteed Party in connection with the collection and enforcement of amounts due under the Guaranteed Documents, including without limitation this Guaranty.
SECTION 17.    Set-Off. In addition to any rights now or hereafter granted under any of the other Guaranteed Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guaranteed Party, each Affiliate of a Guaranteed Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guaranteed Party (other than the Administrative Agent), an Affiliate of a Guaranteed Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guaranteed Party, an Affiliate of a Guaranteed Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guaranteed Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.
SECTION 18.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, the other Loan Parties and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and each Guarantor hereby agrees that neither the Administrative Agent nor any other Guaranteed Party shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event the Administrative Agent or any other Guaranteed Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Guaranteed Party or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Guaranteed Party or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
SECTION 19.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Guaranty shall be prohibited by or invalid or unenforceable under any such Applicable Law, such provision shall be ineffective to the extent of such prohibition, unenforceability or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
SECTION 20.    Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between each such Guarantor and the Administrative Agent or any other Guaranteed Party.
SECTION 21.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
SECTION 22.    Termination of Guarantors. This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guaranteed Obligations and the termination or cancellation of all Guaranteed Documents in accordance with their respective terms;

provided that the obligations of any Guarantor under this Guaranty shall automatically terminate in accordance with Section 8.14.(b) of the Credit Agreement.
SECTION 23.    General Partner. CBL Holdings I, Inc., the general partner of the Borrower, shall not be personally liable for the payment of the Guaranteed Obligations, except to the extent provided for in Section 13.21. of the Credit Agreement.
SECTION 24.    Loan Accounts. The Administrative Agent and each other Guaranteed Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations arising under or in connection with the Guaranteed Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guaranteed Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the Administrative Agent or any other Guaranteed Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
SECTION 25.    JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTEED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
SECTION 26.    Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 1:00 p.m. Central time, on the date one Business Day after demand therefor.
SECTION 27.    Limitation of Liability. None of the Administrative Agent, any other Guaranteed Party or any of their respective Related Parties shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guaranteed Documents, or any of the transactions contemplated by this Guaranty or any of the other Guaranteed Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guaranteed Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guaranteed Documents, or any of the transactions contemplated by thereby.
SECTION 28.    Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5. of the Credit Agreement.
SECTION 29.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 22 hereof. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (including the Borrower) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[GUARANTORS TO COME] By:______________________________ Name: Title:

Acknowledged and Agreed to:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:__________________________________
Name:
Title:

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of ____________ __, _____, made by each of the Subsidiaries of CBL & Associates Limited Partnership (the “Borrower”) listed on the signature pages thereto (each an “Initial Guarantor”, and together with any additional Subsidiaries which become parties to the Guaranty by executing Guaranty Supplements thereto substantially similar in form and substance hereto, the “Guarantors”), in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Parties, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.
By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [________________] [corporation] [partnership] [limited liability company] (the “New Guarantor”), agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof.
IN WITNESS WHEREOF, the New Guarantor has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR] By:______________________________ Name: Title:

EXHIBIT C
NOTICE OF BORROWING
CBL & ASSOCIATES
LIMITED PARTNERSHIP
__________ __, 20__
Wells Fargo Bank, National Association
123 North Wacker Drive, Suite 1900
Chicago, Illinois 60606
ATTN: ____________________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of January 30, 2019 (as it may be modified, amended and restated from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc., Wells Fargo Bank, National Association and the other lenders from time to time party thereto (collectively, together with Assignees under Section 13.6. thereof, the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.
Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make [a Revolving Loan][and][Term Loans] to the Borrower in an amount equal to ____________ Dollars ($________)[with respect to such [Revolving][Term] Loans].

2.	The Borrower requests that the [Revolving Loan][and][Term Loans] be made available to the Borrower on _____________, 20__.

3.	The Borrower hereby requests that the requested [Revolving Loan][Term Loans] be of the following Type:
[Check one box only]
□    Base Rate Loan
□    LIBOR Loan, with an initial Interest Period for a duration of:
□    one month
□    three months
□    six months
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Loan, and after giving effect to such Loan, (a) the proposed use of the proceeds of such Loan set forth above is consistent with the provisions of Section 8.8. of the Credit Agreement; (b) there exists no Default or Event of Default, nor will a Default or Event of Default exist immediately after giving effect to the Loan requested hereunder; (c) none of the conditions described in Section 2.16. of the Credit Agreement would exist after giving effect to the making of such Loan; and (d) all of the representations and warranties made by Borrower or any other Loan Party under the Credit Agreement or under any of the other Loan Documents are true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date). In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI. of the Credit Agreement will have been satisfied at the time such Loans are made.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

C-2

EXHIBIT D
NOTICE OF CONTINUATION
CBL & ASSOCIATES
LIMITED PARTNERSHIP
__________ __, 20___
Wells Fargo Bank, National Association
123 North Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attention: __________________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of January 30, 2019 (as it may be amended from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc., Wells Fargo Bank, National Association and the other lenders from time to time party thereto (collectively, together with Assignees under Section 13.6. thereof, the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein, have their respective meanings given them in this Credit Agreement.
Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby elects to the maintain all, or the portion set forth below, of the LIBOR Loan in the amount of ________________ Dollars ($____________) and having an Interest Period expiring on __________________, as a LIBOR Loan, and in that connection sets forth below the information relating to such continuation as required by such Section 2.10. of the Credit Agreement:

1.	The requested date of such continuation is _________, 20___.

2.	The amount of the existing LIBOR Loan to be continued as a LIBOR Loan is:
[Check one box only]
□    All of said LIBOR Loan (being $________)
□    $

3.	The current Interest Period of the Loans subject to such continuation ends on _________, 20___.

4.	The amount of the LIBOR Loan being continued shall have an Interest Period of:

[Check one box only]	□ one month
□    three months
□    six months
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested continuation, and after giving effect to such continuation,

(a) there exists no Default or Event of Default, nor will a Default or Event of Default exist immediately after giving effect to the continuation requested hereunder; and (b) all of the representations and warranties made by Borrower or any other Loan Party under the Credit Agreement or under any of the other Loan Documents are true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date). In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested continuation contained in Article VI. of the Credit Agreement will have been satisfied at the time such continuation is made.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

D-2

EXHIBIT E
NOTICE OF CONVERSION
CBL & ASSOCIATES
LIMITED PARTNERSHIP
__________ __, 20___
Wells Fargo Bank, National Association
123 North Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attention: __________________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of January 30, 2019 (as it may be amended from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc., Wells Fargo Bank, National Association and the other lenders from time to time party thereto (collectively, together with Assignees under Section 13.6. thereof, the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein, have their respective meanings given them in this Credit Agreement.
Pursuant to Section 2.11. of the Credit Agreement, the Borrower hereby requests a conversion of a [Revolving Loan][Term Loan] of one Type into a [Revolving Loan][Term Loan] of another Type, and in that connection sets forth below the information relating to such conversion as required by such Section 2.11. of the Credit Agreement:

1.	The requested date of such conversion is ___________, 20____.

2.	The Type of [Revolving Loan][Term Loan] to be Converted pursuant hereto is currently:
[Check one box only]
□    Base Rate Loan
□    LIBOR Loan

3.
The aggregate principal amount of the [Revolving Loan][Term Loan] subject to the requested conversion is $__________ and the portion of such principal amount subject to such conversion is $___________.

4.	The amount of such [Revolving Loan][Term Loan] to be converted is to be converted into a [Revolving Loan][Term Loan] of the following Type:
[Check one box only]
□    Base Rate Loan
□    LIBOR Loan with an initial Interest Period for a duration of:

[check one box only]	□ one month
□    three months
□    six months
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested conversion, and after giving effect to such conversion, (a) there exists no Default or Event of Default, nor will a Default or Event of Default exist immediately after giving effect to the conversion requested hereunder; and (b) all of the representations and warranties made by Borrower or any other Loan Party under the Credit Agreement or under any of the other Loan Documents are true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date). In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested conversion contained in Article VI. of the Credit Agreement will have been satisfied at the time such conversion is made.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

E-2

EXHIBIT F
FORM OF NOTICE OF SWINGLINE BORROWING
CBL & ASSOCIATES
LIMITED PARTNERSHIP
____________, 20___
[Wells Fargo Bank, National Association
123 North Wacker Drive, Suite 1900
Chicago, Illinois 60606
ATTN: Loan Administration]

[U.S. Bank National Association
Attn: Real Estate Banking Division
800 Nicollet Mall, 3rd Floor
BC-MN-H03A
Minneapolis, MN 55402]

[First Tennessee Bank, National Association
701 Market Street
Chattanooga, Tennessee 37402
Attn: Commercial Construction Lending]
Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc., Wells Fargo Bank, National Association and the other lenders from time to time party thereto (collectively, together with Assignees under Section 13.6. thereof, the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.
Pursuant to Section 2.3.(b) of the Credit Agreement, the Borrower hereby requests that [Wells Fargo Bank, National Association] [U.S. Bank National Association] [First Tennessee Bank, National Association], as a Swingline Lender (as used herein, the “Swingline Lender”) make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___.

3.	The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by ____________________, 20___.

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) the proposed use of the proceeds of such Swingline Loan set forth above is consistent with the provisions of Section 8.8. of the Credit Agreement; (b) there exists no Default or Event of Default, nor will a Default or Event of Default exist immediately after giving effect to the Swingline Loan requested hereunder; (c) none of the conditions described in Section 2.16. of the Credit Agreement would exist after giving effect to the making of such Swingline Loan; and (d) all of the representations and warranties made by Borrower or any other Loan Party under the Credit Agreement or under any of the other Loan Documents are true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date). In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article VI. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

[Continued on next page]

F-2

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section
2.4.(b) of the Credit Agreement.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

F-3

EXHIBIT G

FORM OF PARENT GUARANTY

THIS PARENT GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of January 30, 2019 by CBL & Associates Properties, Inc. (“Guarantor”) in favor of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), for its benefit and for the benefit of the Lenders and the Issuing Banks under the Credit Agreement described below (the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks, each individually a “Guaranteed Party” and collectively, the “Guaranteed Parties”). Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
W I T N E S S E T H :

WHEREAS, CBL & Associates Limited Partnership (the “Borrower”), the Guarantor, the financial institutions party thereto from time to time (the “Lenders”) and the Administrative Agent are party to that certain Credit Agreement dated as of January 30, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrower;
WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that the Guarantor agree to guarantee the payment when due of all obligations of CBL Holdings I, Inc., the general partner of the Borrower, and its successors as general partner of the Borrower (hereinafter referred to as the “General Partner”) pursuant to the Loan Documents (subject to the limitations set forth in Section 13.21. of the Credit Agreement);
WHEREAS, the Guarantor is an Affiliate of the Borrower; and
WHEREAS, in consideration of the direct and indirect financial and other support and benefits that the Borrower has provided, and such direct and indirect financial and other support and benefits as the Borrower may in the future provide, to the Guarantor, which significantly facilitates the business operations of the Borrower and the Guarantor, and in order to induce the Lenders, the Issuing Banks and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described in the Credit Agreement, the Guarantor is willing to guarantee the payment when due of all obligations of the General Partner under the Loan Documents;
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Representations, Warranties and Covenants. The Guarantor represents and warrants to the Administrative Agent and each other Guaranteed Party as of the date of this Guaranty, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date, and thereafter on each date as required by Section 6.2. of the Credit Agreement that:
(a)    It is a corporation, duly organized, validly existing and in good standing under the jurisdiction of its incorporation, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. Guarantor is not an EEA Financial Institution.
(b)    It has the right and power, and has taken all necessary action required to authorize it, to execute, deliver and perform this Guaranty in accordance with its terms and to perform its obligations hereunder. This Guaranty has been duly executed and delivered by the duly authorized officers of the Guarantor and is a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein and as may be limited by equitable principles generally.
(c)    The execution, delivery and performance of this Guaranty in accordance with its terms and the obligations hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Guarantor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Guarantor, or any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Guarantor other than in favor of the Administrative Agent for its benefit and the benefit of the Guaranteed Parties. It is in compliance with each Governmental Approval and all other Applicable Laws (including, without limitation, Anti-Corruption Laws and Sanctions) relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(d)    It has no Indebtedness other than Indebtedness permitted under the Credit Agreement.
In addition to the foregoing, the Guarantor hereby covenants that, so long as any Guaranteed Party has any Revolving Commitment, Term Loan Commitment, Swingline Commitment, Reimbursement Obligation or Letter of Credit outstanding under the Credit Agreement or outstanding Loan or other amount payable under the Credit Agreement or any other Obligations shall remain unpaid, it will, and, if necessary, will cause the Borrower and the General Partner to, fully comply with those covenants and agreements of the Borrower and the General Partner applicable to the Guarantor set forth in the Credit Agreement.
SECTION 2.    The Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of all obligations of the General Partner now or hereafter existing under the Credit Agreement, the Notes issued thereunder and the other Guaranteed Documents executed in connection therewith (subject to the limitations set forth in Section 13.21. of the Credit Agreement) (all of the foregoing being herein referred to collectively as the “Guaranteed Obligations”). Upon the failure by the Borrower, the General Partner, or any of their respective Affiliates, as applicable, to pay punctually or perform the Guaranteed Obligations, subject to any applicable grace or notice and cure period, the Guarantor agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant other Loan Document, as the case may be. The Guarantor hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection, and a debt of the Guarantor for its own account. Accordingly, the Guaranteed Parties shall not be obligated or required before enforcing this Guaranty against the

Guarantor: (a) to pursue any right or remedy the Guaranteed Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guaranteed Parties which may secure any of the Guaranteed Obligations.
SECTION 3.    Guaranty Unconditional. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Parties with respect thereto. The obligations of the Guarantor hereunder shall be unconditional, irrevocable and absolute, and, without limiting the generality of the foregoing, shall remain in full force and effect without regard to, and shall not be released, discharged, suspended, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not the Guarantor consents thereto or has notice thereof):
(i)    any extension, renewal, settlement, indulgence, compromise, consent to departure from, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any of the Credit Agreement, any other Loan Document, or any other document, instrument or agreement evidencing or relating to any Guaranteed Obligations (the “Guaranteed Documents”), or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
(ii)    any modification or amendment of or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guaranteed Document or any assignment or transfer of any Guaranteed Document, including, without limitation, any such amendment which may (x) increase the amount of, or the interest rates applicable to, or change the due date of, any of the Guaranteed Obligations guaranteed hereby, or (y) change the time, place or manner of payment of all or any portion of the Guaranteed Obligations;
(iii)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof;
(iv)    any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, the General Partner or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization, composition, adjustment, dissolution, liquidation or other similar proceeding affecting the Borrower, the General Partner, any other Loan Party or any other Person, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower, the General Partner or any other Loan Party, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(v)    the existence of any defense, claim, setoff, counterclaim or other rights (other than indefeasible payment and performance in full) which the Guarantor may have at any time or be asserted by the Guarantor or any other Loan Party or any other Person against the Borrower, the General Partner, any other guarantor of any of the Guaranteed Obligations, the Administrative

Agent, any other Guaranteed Party or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(iv)    any lack of enforceability or validity of the Guaranteed Obligations or any part thereof or any lack of genuineness, enforceability or validity of any Guaranteed Document or any assignment or transfer of any Guaranteed Document, or any other invalidity or unenforceability relating to or against the Borrower, the General Partner or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement or any other Guaranteed Document, or any provision of applicable law, decree, order or regulation purporting to prohibit the payment by the Borrower, the General Partner or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;
(vii)    the election by, or on behalf of, any one or more of the Guaranteed Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(vii)    any furnishing to any of the Guaranteed Parties or any security for any of the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guaranteed Obligations;
(viii)    any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to any of the Guaranteed Obligations, or any subordination of the payment of any of the Guaranteed Obligations to the payment of any other liability of the Borrower or any other Loan Party;
(ix)    any borrowing or grant of a security interest by the Borrower or the General Partner, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(x)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Administrative Agent or the other Guaranteed Parties for repayment of all or any part of the Guaranteed Obligations;
(xi)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof;
(xii)    any act or failure to act by any Loan Party or any other Person which may adversely affect the Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;
(xiii)    any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guaranteed Obligations;
(xiv)    any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guaranteed Parties, regardless of what liabilities of the Borrower remain unpaid;
(xv)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(xvi)    any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guaranteed Document, any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
(xvii)    any other act or omission to act or delay of any kind by the Borrower, the General Partner, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any other Guaranteed Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of or a defense available to the Guarantor’s obligations hereunder (other than indefeasible payment and performance in full) or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.

The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, the Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in this Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or changing the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement any Guaranteed Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guaranteed Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Guaranteed Parties shall elect.
SECTION 4.    Discharge; Reinstatement In Certain Circumstances. The Guarantor’s obligations hereunder shall remain in full force and effect until the earlier of (i) all Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than Unliquidated Obligations that have not yet arisen), (ii) the Revolving Commitments, Term Loan Commitments, Swingline Commitments, Reimbursement Obligations and all Letters of Credit issued under the Credit Agreement shall have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and (iii) each Guaranteed Document shall have been terminated or cancelled in accordance with its terms, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall automatically terminate. If claim is ever made on the Administrative Agent or any other Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any Guaranteed Obligations, and the Administrative Agent or such other Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guaranteed Party with any suck claimant (including the Borrower or a trustee in bankruptcy for the Borrower or the General Partner), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guaranteed Documents and the Guarantor shall be and remain liable to the Administrative Agent or such other Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guaranteed Party.
“Unliquidated Obligations” means at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation under the Credit Agreement to reimburse any Issuing Bank for drawings not yet made under a Letter of Credit issued by such Issuing Bank; (ii) any other obligation (including any guarantee) under the Credit Agreement that is contingent in nature at such time; or (iii) an obligation under the Credit Agreement to provide collateral to secure any of the foregoing types of obligations.

SECTION 5.    General Waivers; Additional Waivers.
(a)    General Waivers. The Guarantor irrevocably waives notice of acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice of any kind not provided for herein or under the other Guaranteed Documents, as well as any other act or thing, or omission or delay to do any other act or thing, or any other requirement that at any time any action be taken by any Person against the Borrower, the General Partner, any other guarantor of the Guaranteed Obligations, or any other Person, which in any manner or to any extent might vary the risk of the Guarantor or which otherwise might operate to discharge the Guarantor from its obligations hereunder.
(b)    Additional Waivers. Notwithstanding anything herein to the contrary, the Guarantor hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:
(i)    any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(ii)    (1) notice of acceptance hereof; (2) notice of any Loans, Letters of Credit or other financial accommodations made or extended under the Guaranteed Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to the Guarantor’s right to make inquiry of the Administrative Agent and the other Guaranteed Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Borrower or the General Partner or of any other fact that might increase the Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Guaranteed Documents; (6) notice of any Default or Event of Default under the Credit Agreement or of any default or event of default under any other Guaranteed Document; and (7) all other notices (except if such notice is specifically required to be given to the Guarantor hereunder or under the Guaranteed Documents) and demands to which the Guarantor might otherwise be entitled;
(iii)    its right, if any, to require the Administrative Agent and the other Guaranteed Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Guaranteed Parties has or may have against, the General Partner, the Subsidiary Guarantors or any third party; and the Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash) of the General Partner or the Subsidiary Guarantors or by reason of the cessation from any cause whatsoever of the liability of the General Partner or the Subsidiary Guarantors in respect thereof;
(iv)    (a) any rights to assert against the Administrative Agent and the other Guaranteed Parties any defense (legal or equitable), set-off, counterclaim, or claim which the Guarantor may now or at any time hereafter have against the General Partner, the Subsidiary Guarantors or any other party liable to the Administrative Agent and the other Guaranteed Parties unless due to the gross negligence or willful misconduct of the Administrative Agent or such Guaranteed Party as determined by a court of competent jurisdiction in a final non-appealable judgment; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of sufficiency, validity, or enforceability of the Guaranteed Obligations; (c) any defense the Guarantor has to performance hereunder, and any right the Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the other Guaranteed Parties’ rights or remedies against the other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the other Guaranteed Parties of the

Guaranteed Obligations; (3) any discharge of the obligations of the General Partner or the Subsidiary Guarantors to the Administrative Agent and the other Guaranteed Parties by operation of law as a result of the Administrative Agent’s and the other Guaranteed Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the other Guaranteed Parties of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Guarantor’s liability hereunder; and
(v)    any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Guaranteed Parties; or (b) any election by the Administrative Agent and the other Guaranteed Parties under the Bankruptcy Code, to limit the amount of its claim against the Guarantor.
SECTION 6.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.
(a)    Subordination of Subrogation. Unless and until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations), the Guarantor (i) shall have no right of subrogation with respect to such Guaranteed Obligations and shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action the Guarantor may have against such Loan Party arising by reason of any payment or performance by the Guarantor pursuant to this Guaranty and (ii) waives any right to enforce any remedy which any of the Guaranteed Parties now have or may hereafter have against the Borrower, the General Partner, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person. Should the Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, the Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations that have not yet arisen). The Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Guaranteed Parties and shall not limit or otherwise affect the Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Guaranteed Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a). If any amount shall be paid to the Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, the Guarantor shall hold such amount in trust for the benefit of the Guaranteed Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guaranteed Obligations existing.
(b)    Subordination of Intercompany Indebtedness. The Guarantor agrees for the benefit of the Guaranteed Parties that any and all claims of the Guarantor against the Borrower, the General Partner, any Subsidiary Guarantor or any other Loan Party (each an “Obligor”) with respect to all obligations and liabilities of any Obligor to the Guarantor of whatever description, including without limitation, any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to the prior payment indefeasibly, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, the Guarantor may receive payments of principal and interest from any Obligor with respect to any Junior Claim. Notwithstanding any right of the Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of the Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Administrative Agent and the other Guaranteed Parties in those assets. The Guarantor shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully and indefeasibly paid and satisfied (in cash) and all financing arrangements pursuant to any Guaranteed Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to the Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully and indefeasibly paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all the Guaranteed Documents, the Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Guaranteed Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Guaranteed Parties, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Guaranteed Parties. If the Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. The Guarantor agrees that until the Guaranteed Obligations (other than the Unliquidated Obligations) have been indefeasibly paid in full (in cash) and satisfied and all the Guaranteed Documents have been terminated, the Guarantor will not assign or transfer to any Person (other than the Administrative Agent) any Junior Claim.
SECTION 7.    [Reserved].
SECTION 8.    Limitation of Guaranty. Notwithstanding any other provision of this Guaranty, it is the intent of the Guarantor and the Guaranteed Parties that in any Proceeding, the maximum amount guaranteed by the Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder (or any other obligations of the Guarantor to the Guaranteed Parties) shall not be subject to avoidance or be deemed unenforceable against the Guarantor in such Proceeding as a result of Applicable Law, including, without limitation, under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law applied in such Proceeding (such provisions, the “Avoidance Provisions”), whether by virtue of Section 544 of the Bankruptcy Code or otherwise. In determining the limitations, if any, on the amount of the Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which the Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account. Accordingly, to the extent that the obligations of the Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which the Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of the Guarantor hereunder (or any other obligations of the Guarantor to the Guaranteed Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guaranteed Parties hereunder to the maximum extent that would not cause the obligations of the Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and neither the Guarantor or nor any other Person shall have any right or claim under this Section as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning the Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of the Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to the Guarantor; (iv) the Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) the Guarantor makes a general assignment for the benefit of creditors; (vii) the Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) the Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) the Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by the Guarantor for the purpose of effecting any of the foregoing.
SECTION 9.    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower, the General Partner or any Loan Party under the Credit Agreement or any other Guaranteed Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, the General Partner, any Loan Party or any of their respective Affiliates or otherwise under Applicable Law, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other Guaranteed Document shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent or the other Guaranteed Parties.
SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 13.1. of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to the Guarantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 13.1. of the Credit Agreement.
SECTION 11.    No Waivers. No failure or delay by the Administrative Agent or any other Guaranteed Party in exercising any right, power or privilege hereunder or otherwise shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement and the other Guaranteed Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Guaranteed Parties and their respective successors and permitted assigns, (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to the Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guaranteed Parties may, in accordance with the applicable provisions of the Guaranteed Documents, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person without the consent of, or notice to, the Guarantor and without releasing, discharging or modifying the Guarantor’s obligations hereunder. The Guarantor hereby consents to the delivery by the Administrative Agent and any other Guaranteed Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or the Guarantor. The Guarantor shall not have any right to assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent, and any such assignment or transfer in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement or the other Guaranteed Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon the Guarantor and its successors and assigns.
SECTION 13.    Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Guaranty Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Guarantor and the Administrative Agent, subject to Section 13.7. of the Credit Agreement.
SECTION 14.    Governing Law; Jurisdiction.
(a)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
(b)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE GUARANTOR AND ANY OF THE GUARANTEED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTEED PARTIES, BY ACCEPTING THE BENEFITS HEREOF, AND EACH OF THE GUARANTORS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY, THE CREDIT AGREEMENT, THE NOTES, OR ANY OTHER GUARANTEED DOCUMENT OR WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE GUARANTOR, THE GENERAL PARTNER, THE SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE GUARANTEED DOCUMENTS.
(c)    THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER GUARANTEED DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER GUARANTEED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER GUARANTEED DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(d)    THE GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN THE CREDIT AGREEMENT. SHOULD THE GUARANTOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(e)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTEED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT, THE TERMINATION OF EACH GUARANTEED DOCUMENT AND THE TERMINATION OF THIS GUARANTY.
SECTION 15.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
SECTION 16.    Taxes; Expenses of Enforcement, Etc.
(a)    Taxes. All payments by the Guarantor of principal of, and interest on, the Loans and all other Obligations shall be paid in full, made free and clear of and without set-off or counterclaim or any deduction or withholding whatsoever (including for any Taxes). If any withholding or deduction from any payment to be made by the Guarantor hereunder is required in respect of any Taxes or any other deduction or withholding pursuant to any Applicable Law, then the Guarantor will shall pay to the Administrative

Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
(b)    The Guarantor agrees to reimburse the Guaranteed Parties for any reasonable costs and out-of-pocket expenses (including attorneys’ fees) paid or incurred by any Guaranteed Party in connection with the collection and enforcement of the Guaranteed Documents, including without limitation, this Guaranty.
SECTION 17.    Setoff. In addition to any rights now or hereafter granted under any of the other Guaranteed Documents or Applicable Law and not by way of limitation of any such rights, the Guarantor hereby authorizes each Guaranteed Party, each Affiliate of a Guaranteed Party and each Participant, at any time while an Event of Default exists, without any prior notice to the Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guaranteed Party (other than the Administrative Agent), an Affiliate of a Guaranteed Party (other than the Administrative Agent) or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Guaranteed Party, an Affiliate of a Guaranteed Party or such Participant to or for the credit or the account of the Guarantor against and on account of any of the Guaranteed Obligations, although such obligations shall be contingent or unmatured. The Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of the Guarantor in the amount of such participation.
SECTION 18.    Financial Information. The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, the General Partner, the other Loan Parties and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and the Guarantor hereby agrees that neither the Administrative Agent nor any other Guaranteed Parties shall have any duty to advise the Guarantor of information known to any of them regarding such condition or any such circumstances. In the event the Administrative Agent or any other Guaranteed Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Guarantor, such Guaranteed Party or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Guaranteed Party or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to the Guarantor.
SECTION 19.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Guaranty shall be prohibited by or invalid or unenforceable under any such Applicable Law, such provision shall be ineffective to the extent of such prohibition, unenforceability or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
SECTION 20.    Merger. This Guaranty represents the final agreement of the Guarantor with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and the Administrative Agent or any other Guaranteed Party.

SECTION 21.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
SECTION 22.    Termination of Guarantors. This Guaranty shall remain in full force and effect with respect to the Guarantor until indefeasible payment in full of the Guaranteed Obligations and the termination or cancellation of all Guaranteed Documents in accordance with their respective terms.
SECTION 23.    Loan Accounts. The Administrative Agent and each other Guaranteed Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations arising under or in connection with the Guaranteed Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guaranteed Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the Administrative Agent or any other Guaranteed Party to maintain such books and accounts shall not in any way relieve or discharge the Guarantor of any of its obligations hereunder.
SECTION 24.    Payments. All payments to be made by the Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 1:00 p.m. Central time, on the date one Business Day after demand therefor.
SECTION 25.    Limitation of Liability. None of the Administrative Agent, any other Guaranteed Party or any of their respective Related Parties shall have any liability with respect to, and the Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guaranteed Documents, or any of the transactions contemplated by this Guaranty or any of the other Guaranteed Documents. The Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guaranteed Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guaranteed Documents, or any of the transactions contemplated by thereby.
SECTION 26.    Electronic Delivery of Certain Information. The Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5. of the Credit Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

CBL & ASSOCIATES PROPERTIES, INC. By:______________________________ Name: Title:

Acknowledged and Agreed to:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:__________________________________
Name:
Title:

EXHIBIT H
FORM OF REVOLVING NOTE
CBL & ASSOCIATES
LIMITED PARTNERSHIP

$______________	_________, 20__

FOR VALUE RECEIVED, the undersigned, CBL & Associates Limited Partnership (the “Borrower”) hereby unconditionally promises to pay to the order of _______________________________ or its registered assigns (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), at the office of the Administrative Agent located at Wells Fargo Bank, National Association, 10 South Wacker Drive, 32nd Floor, Chicago, Illinois 60606, or at such other address as may be specified by the Administrative Agent to the Borrower in accordance with the terms of the Credit Agreement (defined below), the principal sum of _____________ AND ____/100 DOLLARS ($____________), or such lesser amount as may be the then outstanding and unpaid balance of all Revolving Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Revolving Note (this “Note”) is one of the “Revolving Notes” referred to in that certain Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto from time to time and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto from time to time, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Revolving Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Note is given in replacement of the Revolving Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION

OF ANY OF THE OBIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]15

CBL Holdings I, Inc., the Borrower’s sole general partner, its successors and assigns (the “General Partner”), shall not be personally liable for the payment of this Note except to the extent set forth in Section 13.21. of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

____________________
15 Language to be included in case of an assignment and need to issue a replacement note to a existing Lender, either because such Lender's Commitment has increased or decreased from what it was initially.

H-2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date written above.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

H-3

EXHIBIT I
FORM OF SWINGLINE NOTE
CBL & ASSOCIATES
LIMITED PARTNERSHIP

$______________	_________, 20__

FOR VALUE RECEIVED, the undersigned, CBL & Associates Limited Partnership (the “Borrower”) hereby unconditionally promises to pay to the order of ______________________________ or its registered assigns (the “Swingline Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), at the office of the Administrative Agent located at Wells Fargo Bank, National Association, 10 South Wacker Drive, 32nd Floor, Chicago, Illinois 60606, or at such other address as may be specified by the Administrative Agent to the Borrower in accordance with the terms of the Credit Agreement (defined below), the principal sum of _____________ AND ____/100 DOLLARS ($____________), or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Swingline Note (this “Note”) is one of the “Swingline Notes” referred to in that certain Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto from time to time and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto from time to time, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Swingline Loans by the Swingline Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

CBL Holdings I, Inc., the Borrower’s sole general partner, its successors and assigns (the “General Partner”), shall not be personally liable for the payment of this Note except to the extent set forth in Section 13.21. of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT J
FORM OF TERM NOTE
CBL & ASSOCIATES
LIMITED PARTNERSHIP

$______________	_________, 20__

FOR VALUE RECEIVED, the undersigned, CBL & Associates Limited Partnership (the “Borrower”) hereby unconditionally promises to pay to the order of ______________________________ or its registered assigns (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), at the office of the Administrative Agent located at Wells Fargo Bank, National Association, 10 South Wacker Drive, 32nd Floor, Chicago, Illinois 60606, or at such other address as may be specified by the Administrative Agent to the Borrower in accordance with the terms of the Credit Agreement (defined below), the principal sum of _____________ AND ____/100 DOLLARS ($____________), or such lesser amount as may be the then outstanding and unpaid balance of all Term Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.
The Borrower further agrees to pay interest at said office on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.
This Term Note (this “Note”) is one of the “Term Notes” referred to in that certain Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto from time to time and their assignees under Section 13.6. thereof, the Administrative Agent, and the other parties thereto from time to time, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Term Loans upon the occurrence of certain specified events.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
Time is of the essence for this Note.
CBL Holdings I, Inc., the Borrower’s sole general partner, its successors and assigns (the “General Partner”), shall not be personally liable for the payment of this Note except to the extent set forth in Section 13.21. of the Credit Agreement.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first written above.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., as General Partner

By:
Name:
Title:

J-2

EXHIBIT K
FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: CBL & ASSOCIATES LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware
Administrative Agent: Wells Fargo Bank, National Association

Loan:  Loan number [_____] made pursuant to that certain “Credit Agreement” dated as of January 30, 2019 between Borrower, CBL & ASSOCIATES PROPERTIES, INC., as Parent, Administrative Agent, and Lenders, as amended from time to time

Effective Date: January 30, 2019

Check applicable box:

New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.
Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)
to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.1.(b) or 2.2.(b), as applicable, of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.	Charles B. Lebovitz	Chairman of the Board
2.	Stephen D. Lebovitz	Chief Executive Officer
3.	Michael I. Lebovitz	President
4.	Farzana Khaleel	Executive Vice President and Chief Financial Officer
5.	Katie Reinsmidt	Executive Vice President and Chief Investment Officer

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”
If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers:  Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit:  Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.	Charles B. Lebovitz	Chairman of the Board
2.	Stephen D. Lebovitz	Chief Executive Officer
3.	Michael I. Lebovitz	President
4.	Farzana Khaleel	Executive Vice President and Chief Financial Officer
5.	Katie Reinsmidt	Executive Vice President and Chief Investment Officer

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”
If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

CBL & ASSOCIATES LIMITED PARTNERSHIP
By:    CBL Holdings I, Inc., its sole general partner

By: _________________________________
Name: _____________________________
Title: ______________________________

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.
“Receiving Bank” means the financial institution where a Receiving Party maintains its account.
“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.
“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent , Issuing Banks, Swingline Lender and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Banks, Swingline Lender or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Bank’s, Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, Swingline Lender any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, any Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK, SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

EXHIBIT L

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 9.3. of the Credit Agreement, the undersigned hereby certifies on behalf of the Borrower to the Administrative Agent and the Lenders that:

1.    (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20___, and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default except as set forth on Schedule 2 hereto, which accurately describes the nature of the condition(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking) (is planning to take) with respect to such condition(s) or event(s).

2.    Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish (x) compliance with Section 10.1. of the Credit Agreement and (y) calculation of the Minimum Debt yield Ratio (Total Commitments) and the Minimum Debt Yield Ration (Outstandings), in each case of each clause (x) and (y), on the date of the financial statements for the accounting period set forth above.

3.    As of the date hereof, (a) no Default or Event of Default exists other than as set forth on Schedule 2 attached hereto.

4.    Schedule 3 attached hereto sets forth, for each Borrowing Base Property, the following financial information: trailing twelve (12) month Net Operating Income, Adjusted Borrowing Base NOI, GAAP undepreciated cost basis, Occupancy Rate, property NOI projections, operating statements, a current Rent Roll, aggregate capital investments and maintenance capital expenditures for each Borrowing Base Property made during such quarterly accounting period or fiscal year, as the case may be, and sales reports (including occupancy costs, to the extent available).

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of _______________, 20___.

Name:
Title:

Compliance Certificate

Schedule 1

Compliance Certificate

Schedule 2

Compliance Certificate

Schedule 3

EXHIBIT M-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT M-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT M-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT M-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CBL & Associates Limited Partnership (the “Borrower”), CBL & Associates Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 13.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT N
FORM OF PROPERTY MANAGEMENT CONTRACT ASSIGNMENT
THIS ASSIGNMENT, CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENT (this “Agreement”) is made as of ___________ ____, 20__ , by and among CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation (“Manager”), CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”) and each of the entities set forth on Schedule 1 attached hereto and made a part hereof (each, an “Owner” and, collectively, the “Owners” and, together with Borrower, each an “Assignor” and, collectively, the “Assignors”), for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, “Administrative Agent”) for its benefit and for the benefit of the other Lender Parties.
R E C I T A L S
A.Borrower is party to that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, CBL & Associates Properties, Inc., a Delaware corporation, the Lenders from time to time party thereto and Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement;
B.Borrower owns 100% of the direct or indirect membership or partnership interests in each Owner, and is either the chief manager, managing member, or general partner of each Owner, or of each entity that has a direct or indirect ownership interest in the Owner;
C.Each Owner owns certain real property and certain improvements located thereon listed after its name on Schedule 1 and more fully described on Exhibit A attached hereto and made a part hereof (which, together with all tangible and intangible personal property owned by such Owner located on or in or used in connection with or pertaining to such real property and improvements, shall hereinafter be referred to as a “Property” and, collectively with each other Property, the “Properties”);
D.Each Owner has engaged Manager to serve as such Owner’s sole and exclusive manager, with the responsibility for the management, operation, maintenance, leasing and otherwise with respect to each Property owned by such Owner, pursuant to that certain Omnibus Property Management Agreement dated as of [the date hereof] by and between Borrower, on behalf of the Owners, and Manager, as the same may have been amended, supplemented, or modified, a complete copy of which is attached hereto as Exhibit B (the “Management Agreement”). The Management Agreement describes Manager’s, Borrower’s and Owners’ respective rights and obligations regarding the management of the Properties;
E.Pursuant to and following satisfaction of the conditions set forth in the Credit Agreement, the Lenders have made or will make certain Loans to the Borrower;
F.Each Owner is a Subsidiary and has derived and will continue to derive direct and indirect economic benefit from the financial accommodations made by the Lenders to Borrower,

and, each Owner, as a Guarantor, has unconditionally and irrevocably guaranteed the full and prompt payment of the Guaranteed Obligations;
G.In connection with the Loans, each Owner has executed and delivered, or expects to execute and deliver, to Administrative Agent for its benefit and for the benefit of the other Lender Parties certain mortgages, deeds of trust or other security instruments dated as of the date hereof (each, as the same may be amended, restated, supplemented or otherwise modified from time to time, a “Security Instrument” and, collectively, the “Security Instruments”), which Security Instruments encumber the Properties;
H.Borrower and Owners have assigned their respective interests in the Management Agreement to Administrative Agent, for its benefit and for the benefit of the other Lender Parties, pursuant to the Security Instruments, this Agreement and certain other Loan Documents;
I.At Borrower’s request and in order to facilitate Lenders’ agreement to make the Loan to Borrower, Manager and Borrower desire to subordinate the Management Agreement, their respective rights under the Management Agreement and their respective interests in the Property, if any, to the Security Instrument and the Loan upon the terms and conditions contained in this Agreement; and
J.Manager and Borrower intend that the Loans, the Guaranteed Obligations, the lien and security interests of the Security Instruments and the Loan Documents, be paramount, senior and prior to any and all obligations, expenses and indebtedness owing to Manager which arise from the Management Agreement and any and all existing liens or future rights to liens of Manager or any person or entity claiming by, through or under Manager which arise from any and all obligations, expenses and indebtedness owing to Manager under or in connection with the Management Agreement.
NOW THEREFORE, in consideration of Administrative Agent entering into the Credit Agreement and Lenders making the Loans, and for other good and valuable consideration, the receipt and sufficiency of which Manager and Borrower acknowledge, Manager and Borrower, on behalf of Owners, agree for the benefit of Administrative Agent, for its benefit and for the benefit of the other Lender Parties, as follows:
1.    Assignment; Consent.    As additional security for the performance by Borrower and Owners of the Guaranteed Obligations, each Assignor hereby assigns, transfers and pledges to Administrative Agent for its benefit and for the benefit of the other Lender Parties, and hereby grants to Administrative Agent for its benefit and for the benefit of the other Lender Parties a security interest in, all of such Assignor’ right, title and interest in, to and under the Management Agreement. Manager hereby consents to the assignment to Administrative Agent of Assignors’ rights under the Management Agreement, including without limitation Assignors’ interest in all accounts maintained under the Management Agreement. Administrative Agent shall be entitled to exercise any and all rights of Assignors under the Management Agreement in accordance with the terms thereof, and Manager shall permit and comply in all respects with such exercise. Administrative Agent shall have the right to cure any default of any Assignor under the Management Agreement, and may perform any act, duty or obligation required to be performed by any Assignor under the Management Agreement; provided, however, that nothing herein shall require Administrative Agent to cure any such default or to perform any such act, duty or obligation.
2.    Subordination.    Manager and Assignors hereby unconditionally subordinate and subject the Management Agreement and all of their respective rights under the Management Agreement, including, without limitation, any right to receive any amounts or fees (heretofore, now or hereafter payable) as management fees, management commissions, incentive management fees, affiliate payments, termination fees, liquidated damages, reimbursements of advances made by Manager to any Assignor or any other compensation, to the liens of the Security Instruments and Administrative Agent’s and each Lender Party’s rights and all remedies under the Loan Documents, including, without limitation, Administrative Agent’s and each applicable Lender Party’s right to receive payments of principal, interest and all other sums due and owing from time to time under the Loan Documents. Manager and Assignors agree that the rights of Administrative Agent under the Security Instruments and the other Loan Documents are senior and prior to any rights of Manager and Assignors under the Management Agreement.
3.    Representations, Warranties, Acknowledges and Certifications. Manager and Assignors hereby represent, warrant, certify and acknowledge to Administrative Agent as follows: (a) Administrative Agent would not enter into the Credit Agreement and Lenders would not make the Loans without the execution and delivery of this Agreement; (b) a true and complete copy of the Management Agreement (including, without limitation, all modifications and amendments thereto, if any) is attached to this Agreement as Exhibit B; (c) the Management Agreement represents the entire agreement between Manager and Assignors with respect to the Properties; (d) the Management Agreement is not a lease; (e) Manager has no possessory interest in any Property; (f) as of the date hereof, management fees, management commissions, incentive management fees, affiliate payments, termination fees, liquidated damages, reimbursements of advances made by Manager to the owner of any Property and all other compensation payable to Manager under the Management Agreement are being paid on a current basis; (g) Manager has no existing defenses or claims against any Assignor with respect to the Management Agreement or any payments due and owing to Manager thereunder; and (h) as of the date hereof, the Management Agreement is in full force and effect, and no event of default on the part of either party thereunder, or any event or condition that, with the giving of notice or the passage of time, or both, would constitute an event of default on the part of either party thereunder, has occurred and is continuing.
4.    Default; Lender’s Exercise of Rights.    Manager and Assignors agree that in the event of a default by any Assignor (continuing beyond any applicable grace period) under any of the Loan Documents during the term of this Agreement, Administrative Agent may take, at Assignors’ expense (which shall be reimbursed to Administrative Agent upon demand and shall constitute part of the Guaranteed Obligations secured by the Security Instruments and the other Loan Documents), in Administrative Agent’s own name or in the name of any Assignor or either or both of them, such action as Administrative Agent may at any time or from time to time determine to be necessary or appropriate, including, without limitation:
a.    exercising any of the rights of any Assignor under the Management Agreement and requiring Manager to attorn to Lender (or its designee);

b.    terminating the Management Agreement upon not less than ten (10) days prior written notice (notwithstanding anything provided for in the Management Agreement) and requiring Manager to transfer its responsibility for the management of any or all of the Properties to a management company selected by Administrative Agent in Administrative Agent ‘s sole discretion, and Manager shall have no rights or recourse against Administrative Agent on account of such termination;
c.    amending, modifying or extending the Management Agreement by agreement with Manager;
d.    curing any default under the Management Agreement; and
e.    otherwise protecting the rights of Administrative Agent hereunder and under the Management Agreement.
Neither Administrative Agent nor any other Lender Party shall incur any liability as between itself and Assignors if any action taken by or on its behalf in good faith pursuant hereto shall prove to be, in whole or in part, inadequate or invalid.
EACH ASSIGNOR AGREES TO INDEMNIFY AND HOLD HARMLESS, AND AGREES TO CAUSE ANY OTHER GUARANTOR OF THE LOANS TO INDEMNIFY AND HOLD HARMLESS, ADMINISTRATIVE AGENT, EACH OTHER LENDER PARTY, ADMINISTRATIVE AGENT’S AFFILIATES, EACH OTHER LENDER PARTY’S AFFILIATES AND ADMINISTRATIVE AGENT’S AND EACH OTHER LENDER PARTY’S RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, ATTORNEYS AND REPRESENTATIVES (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES AND EXPENSES (EACH AN “INDEMNIFIED CLAIM”) (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL UNLESS LENDER ASSERTS THAT A CONFLICT EXISTS, IN WHICH CASE ANY APPLICABLE INDEMNIFIED PARTY MAY RETAIN ADDITIONAL COUNSEL AS SUCH INDEMNIFIED PARTY DETERMINES NECESSARY TO RESOLVE SUCH CONFLICT AND ALL REASONABLE FEES AND EXPENSES OF SUCH COUNSEL SHALL CONSTITUTE AN INDEMNIFIED CLAIM HEREUNDER), JOINT OR SEVERAL, THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH OR RELATING TO ANY INVESTIGATION, LITIGATION OR PROCEEDING OR THE PREPARATION OF ANY DEFENSE IN CONNECTION THEREWITH), IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, OR EXPENSE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS PARAGRAPH APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY ASSIGNOR OR ANY OTHER GUARANTOR OF THE LOANS, ANY

OF THE DIRECTORS, SECURITY HOLDERS OR CREDITORS OF ANY SUCH ASSIGNOR OR ANY OTHER SUCH GUARANTOR, AN INDEMNIFIED PARTY OR ANY OTHER PERSON, AND WHETHER OR NOT AN INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO. THIS INDEMNITY WILL SURVIVE REPAYMENT OF THE LOANS.
5.    Attornment; Right to Terminate.        If Administrative Agent or any designee or affiliate of Administrative Agent shall acquire possession of any Property through judicial or nonjudicial foreclosure or otherwise, Administrative Agent or such designee or affiliate shall have the right to cause Manager to continue its management of such Property by assuming the obligations of Assignors under the Management Agreement with respect to such Property, but (a) without any liability for any act or omission of any Assignor prior to the date of acquisition, (b) without being subject to any offsets or advances which Manager may have had against any such Assignor, and (c) without being bound by any agreement or modification of the Management Agreement entered into without Administrative Agent’s prior written consent. If Administrative Agent or any designee or affiliate of Administrative Agent explicitly assumes the obligations of any Assignor under the Management Agreement in writing pursuant to this Section, and if Administrative Agent or such designee or affiliate shall thereafter desire to sell any such Property to a third party, then Administrative Agent shall either (i) cause such third party to assume the obligations of the applicable Assignor under the Management Agreement with respect to such Property or (ii) terminate the Management Agreement as to such Property by written notice to Manager without further obligation thereunder. If a third party shall acquire title to any Property as a purchaser at a foreclosure sale or otherwise in connection with the exercise of any remedies of Administrative Agent under the Loan Documents, then such third party, immediately upon acquiring title to such Property, shall have the right to cause Manager to continue its management of such Property by assuming the obligations of the applicable Assignor under the Management Agreement with respect to such Property, but subject to the conditions set forth in clauses (a) through (c) of this Section. Following any assumption by Administrative Agent or any designee or affiliate of Administrative Agent or any such third party, in accordance with the terms and conditions of this Section, of the obligations of any Assignor under the Management Agreement, Manager shall recognize such person or entity as the applicable Assignor under the Management Agreement with respect to such Property. Upon any termination or expiration of the Management Agreement, the Manager shall reasonably cooperate with and assist Administrative Agent (or its designee or successor) to effect the transfer to Administrative Agent (or its designee or successor) of any and all licenses, permits, governmental authorizations, keys, combinations, statements, books & records, insurance policies, documents and/or agreements required for the operation of any applicable Property.
6.    Liability of Administrative Agent.    Manager agrees that Administrative Agent and its successors and assigns shall not have any liability under the Management Agreement until such time, if any, as Administrative Agent or such successor or assign, as applicable, shall have explicitly assumed the obligations of any applicable Assignor under the Management Agreement in writing and elected to cause Manager to continue its management of the applicable Property. In any event, Manager shall look only to the estate and property of Administrative Agent or its successors or assigns in such Property for the satisfaction of Manager’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Administrative Agent or its successors or assigns under the Management Agreement, and no other property or assets of Lender (or its successors or assigns) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Manager’s remedies under or with respect to the Management Agreement or the relationship of the parties thereunder. If Administrative Agent or a successor or assign explicitly assumes the obligations of any Assignor with respect to any Property under the Management Agreement in writing or acquires actual physical possession of such Property, Manager may resign upon not less than sixty (60) days notice to Lender or such successor or assign, as applicable.
7.    Indemnification. Each Assignor and Manager each agrees to indemnify Administrative Agent and the other Lender Parties and defend and hold Administrative Agent and the other Lender Parties harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including but not limited to reasonable attorney’s fees) which Administrative Agent or any Lender Party may incur under the Management Agreement or this Agreement and from any alleged or actual obligation or undertaking on its part to perform or discharge any of the terms, covenants or agreements contained in the Management Agreement. This indemnification will not apply to actions taken by Administrative Agent or any Lender Party subsequent to Administrative Agent’s acquisition of title by foreclosure. This provision shall survive any termination of the Management Agreement and any foreclosure.
8.    Notices. All notices and other communications under this Agreement will be made in writing and given in accordance with this Section 8. All notices, demands, or other communications under this Agreement shall be in writing and shall be delivered to the appropriate party at the address provided below (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, except that notice of Default may be sent by certified mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon receipt; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Each party may establish a new address from time to time by written notice to the other given in accordance with this Section 6; provided, however, that no change of address will be effective until written notice thereof actually is received by the party to whom such change of address is sent. Notice to outside counsel designated by a party entitled to receive notice is for convenience only and is not required for notice to a party to be effective in accordance with this Section 6:
To Administrative Agent:

Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606
Attn: Loan Administration

with a copy to:

Wells Fargo Bank, National Association
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
Attn: David DeAngelis, CRE Agency Services

and

Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606
Attn: Brandon Barry

To Manager:

CBL & Associates Management, Inc.
2030 Hamilton Place Boulevard
Suite 500, CBL Center
Chattanooga, Tennessee 37421
Attention: President

with a copy to: Chief Legal Officer at the above listed address

To Assignors:

c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Boulevard
Suite 500, CBL Center
Chattanooga, Tennessee 37421
Attention: President

with a copy to: Chief Legal Officer at the above listed address

9.    Governing Law.

a.    THIS AGREEMENT, THE OBLIGATIONS ARISING HEREUNDER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH ASSIGNOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
b.    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, MANAGER OR ANY ASSIGNOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND MANAGER AND EACH ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING AND WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND MANAGER AND EACH ASSIGNOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD MANAGER OR ANY ASSIGNOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF,

MANAGER OR SUCH ASSIGNOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
10.    Relation to Management Agreement. In the event of any conflict or discrepancy between any provision in this Agreement and any provision of the Management Agreement, the applicable provision of this Agreement shall control.
11.    Successors and Assigns. This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. As used herein “Administrative Agent” shall include any subsequent holder of the Security Instrument.
12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Signature and acknowledgement pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature and acknowledgement pages are physically attached to the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS HEREOF, Manager, Borrower and each Owner have caused this Subordination of Management Agreement to be duly executed under seal as of the date first set forth above.

MANAGER: CBL & ASSOCIATES MANAGEMENT, INC., a Delaware corporation By: __________________________ Name: __________________________ Title: __________________________

BORROWER:

CBL & ASSOCIATES LIMITED PARNTERSHIP,
a Delaware limited partnership
By: CBL Holdings I, Inc., its sole general partner

          By: __________________________
          Name: __________________________
          Title: __________________________

OWNERS:
[BORROWER TO PROVIDE SIGNATURE BLOCKS]

SCHEDULE 1
TO
LIST OF OWNERS AND PROPERTIES

Owner                    Property            Location

Cherryvale Mall, LLC	Cherryvale Mall	Rockford, IL
Madison/East Towne, LLC	East Towne Mall	Madison, WI
Frontier Mall Associates, Limited Partnership	Frontier Mall	Cheyenne, WY
CBL & Associates Limited Partnership	Frontier Square	Cheyenne, WY
JG Winston-Salem, LLC	Hanes Mall	Winston-Salem, NC
Imperial Valley Mall II, LP	Imperial Valley Mall	El Centro, CA
Kirkwood Mall Acquisition, LLC	Kirkwood Mall	Bismarck, ND
Layton Hills Mall CMBS, LLC	Layton Hills Mall (includes Plaza and Convenience Center)	Layton, UT
Mayfaire Town Center, LP	Mayfaire Town Center	Wilmington, NC
Mall del Norte, LLC	Mall del Norte and Cinema	Laredo, TX
Hixson Mall, LLC	Northgate Mall	Chattanooga, TN
Pearland Town Center Limited Partnership	Pearland Town Center	Pearland, TX
Pearland Ground, LLC	Pearland Town Center –Retail and Office	Pearland, TX
POM College Station, LLC	Post Oak Mall Phase I and Phase III	College Station, TX
CBL RM-Waco, LLC	Richland Mall	Waco, TX
CBL SM-Brownsville, LLC	Sunrise Mall	Brownsville, TX
Turtle Creek Limited Partnership	Turtle Creek Mall	Hattiesburg, MS

Madison/West Towne, LLC	West Towne Mall	Madison, WI
CBL/Westmoreland, LP	Westmoreland Mall and Crossing	Greensburg, PA

EXHIBIT A
TO
SUBORDINATION OF MANAGEMENT AGREEMENT
LEGAL DESCRIPTIONS

EXHIBIT B
TO
SUBORDINATION OF MANAGEMENT AGREEMENT
MANAGEMENT AGREEMENT

[To Be Attached]

N-15